SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  Sbarro, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]        No fee required

[X]        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

  1)       Title of each class of securities to which transaction applies:
           Common Stock, $.01 par value.

  2)       Aggregate number of securities to which transaction applies:
           20,531,977

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $28.85

  4) Proposed maximum aggregate value of transaction: $395,649,643 (includes amount being paid with respect to the termination of stock options)

  5)       Total fee paid:  $79,129.93

[  ]       Fee paid previously with preliminary materials.

[  ]       Check box if any part of the fee is offset as  provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)       Amount Previously Paid:

  2)       Form, Schedule or Registration Statement No.:

  3)       Filing Party:

  4)       Date Filed:

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999

[SBARRO, INC. LOGO]

                                  SBARRO, INC.
                              401 Broadhollow Road
                            Melville, New York 11747


                                                             _________  __, 1999

Dear Fellow Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of Sbarro, Inc. (the "Company") to be held at ___________________, _______, New York on ______ __, 1999, at 10:00 a.m., local time.

         At the meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1999, among the Company, Sbarro Merger LLC ("Mergeco"), and three members of the Sbarro family who are executive officers and directors of the Company and two of their affiliated entities (the "Continuing Shareholders"). You can find the full text of the Merger Agreement as Annex I at the back of the accompanying Proxy Statement, and we urge you to read it in its entirety. Your Board of Directors is seeking your vote on this important transaction.

         If the Merger Agreement is adopted, upon completion of the merger, Mergeco, an entity owned by the Continuing Shareholders, will be merged with and into the Company. As a result, the entire equity interest in the Company will be owned by the Continuing Shareholders and you will be entitled to receive $28.85 in cash for each share of Common Stock of the Company that you then own.

         On November 25, 1998, to avoid any conflict of interest, your Board of Directors formed a Special Committee of its independent directors to consider and evaluate the fairness of the merger proposal. The Special Committee consists of Richard A. Mandell, Harold L. Kestenbaum, Paul A. Vatter and Terry Vince, none of whom is an employee of, or consultant to, the Company, Mergeco or the Continuing Shareholders and none of whom has any interest in the proposed merger, other than as a holder of non-employee director stock options and, in some cases, as a public shareholder.

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS PUBLIC SHAREHOLDERS. BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         In arriving at its recommendation to the Board of Directors, the Special Committee gave careful consideration to a number of factors described in the accompanying Proxy Statement. One factor was the written opinion of Prudential Securities Incorporated, the financial advisor to the Special Committee, dated January 19, 1999, that as of that date and subject to the considerations, assumptions and limitations discussed in the opinion, the $28.85 per share cash merger price was fair to the Company's shareholders, other than the Continuing Shareholders, from a financial point of view. You can find the full text of this opinion as Annex II at the back of the accompanying Proxy Statement, and we urge you to read it in its entirety.

         Under the New York Business Corporation Law, the affirmative vote of at least two-thirds of the votes of all of the outstanding shares of Common Stock of the Company is required to adopt the Merger Agreement. The Continuing Shareholders, who own approximately 34.4% of the Company's outstanding Common Stock, have agreed in the Merger Agreement to vote their shares of Common Stock in favor of adoption of the Merger Agreement. The Merger Agreement further provides that it also must be adopted by the affirmative vote of a majority of the votes cast at the meeting, excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes.

         The accompanying Proxy Statement explains the proposed merger and provides specific information concerning the meeting. Please read it carefully. You may obtain additional information about the Company from documents that the Company has filed with the Securities and Exchange Commission.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE MERGER AGREEMENT OR THE PROPOSED MERGER NOR HAVE THEY DETERMINED IF THE PROXY STATEMENT IS ADEQUATE OR ACCURATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE PROPOSED MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Your vote is important. Whether or not you plan to attend the meeting, we urge you to please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. The envelope requires no postage if mailed in the United States. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the meeting. For shares held in "street name," you may revoke or change your vote by submitting instructions to your broker or nominee.

         Your prompt submission of a proxy card will be greatly appreciated.

                                                  Sincerely,


                                                  /s/  Mario Sbarro
                                                  Mario Sbarro
                                                  Chairman of the Board
                                                  and Chief Executive Officer

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999

                                  SBARRO, INC.
                              401 Broadhollow Road
                            Melville, New York 11747


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD _______, 1999

To the Shareholders of Sbarro, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Sbarro, Inc. (the "Company") will be held at ____________ , ______ , New York, on _________ , ________ __, 1999, at 10:00 a.m. local time to:

         1. Consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1999, among the Company, Sbarro Merger LLC ("Mergeco"), Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (collectively, the "Continuing Shareholders"), pursuant to which, among other things, Mergeco will merge with and into the Company (the "Merger") and each outstanding share of the Company's Common Stock held by shareholders other than the Continuing Shareholders will be converted into the right to receive $28.85 in cash, without interest. The Merger Agreement is more fully described in the accompanying Proxy Statement and the full text can be found as Annex I at the back of the accompanying Proxy Statement.

         2. Consider such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

         Information regarding the proposal to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

         The close of business on ___________, 1999 (the "Record Date") has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. Only holders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof.

         Adoption of the Merger Agreement will require the affirmative vote of at least two-thirds of the votes of all outstanding shares of the Company's Common Stock. While not required by the New York Business Corporation Law or the Company's Certificate of Incorporation or By-Laws, the Merger Agreement provides that it also must be adopted by at least a majority of the votes cast at the Meeting, excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes.

         PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. INSTRUCTIONS FOR THE PURPOSE OF EXCHANGING YOUR SHARES FOR THE
CONSIDERATION TO BE RECEIVED UPON CONSUMMATION OF THE MERGER WILL BE SENT TO YOU FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

         Your   Board  of   Directors,   based  in  part   upon  the   unanimous
recommendation of a Special Committee of the Board of Directors, recommends that you vote "FOR" adoption of the Merger Agreement.

                                           By Order of the Board of Directors,

                                                /s/  JOSEPH SBARRO

                                                     JOSEPH SBARRO,
                                                          Secretary

Melville, New York
____________, 1999



--------------------------------------------------------------------------------
It is especially important that your shares be represented at the Meeting. Each shareholder is urged to, as promptly as practicable, sign, date and return the enclosed form of proxy, which requires no postage if mailed in the United States. If you hold shares directly in your name and attend the Meeting, you may vote your shares in person, even if you have previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the Meeting. For shares held in "street name", you may revoke or change your vote by submitting new voting instructions to your broker or nominee.
--------------------------------------------------------------------------------

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999

                                  SBARRO, INC.
                              401 Broadhollow Road
                            Melville, New York 11747

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                                __________, 1999

         This Proxy Statement is furnished to the holders of Common Stock of Sbarro, Inc. (the "Company") in connection with the solicitation of proxies ("Proxies") by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Shareholders (the "Meeting") to be held on _______________, 1999, at 10:00 a.m., local time, at ___________, ________, New
York, and at any adjournments or postponements thereof, for the purpose set forth in the accompanying Notice of Meeting.

         The cost of preparing, assembling, printing, mailing and distributing the Notice of Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries, who are holders of record of the Company's Common Stock, for their reasonable out-of-pocket expenses in forwarding proxy soliciting materials to the beneficial owners of shares of Common Stock. The Company has engaged ___________ to assist in the distribution of proxy materials and the solicitation of votes. For its services, ____________ will receive a fee of $_______ plus reimbursement of certain out-of-pocket expenses. In addition to the use of the mail, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by personal interview, telephone, telegram, cablegram or other means of electronic communication. The approximate mailing date of this Proxy Statement is __________, 1999.

         Unless otherwise specified, all Proxies received will be voted in favor of the proposal to adopt the merger agreement described in this Proxy Statement. A shareholder may revoke a Proxy at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and voting in person. Attendance at the Meeting, without voting in person, will not constitute revocation of a Proxy.

         The close of business on ________ , 1999 has been fixed by the Board as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. As of the Record Date, there were 20,531,977 shares of Common Stock of the Company outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on the matters to come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum for the transaction of business at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting for the purpose of determining the presence of a quorum.

         Your Board of Directors has recommended a vote "FOR" adoption of the merger agreement.




            CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER


Q:       Why am I receiving these materials?
                                                         Q:       What does it mean if I receive more
A:       The Board of Directors of Sbarro, Inc. is                than one proxy or voting instruction
         providing these proxy materials to give                  card?
         you information to determine how to vote
         in connection with a special meeting of         A:       It means your shares are registered
         shareholders which will take place on                    differently or are held in more than one
         ____________, 1999 at __________.                        account.  Please provide voting
                                                                  instructions for each proxy card that you
Q:       What will be voted on at the Meeting?                    receive.

A:       Whether to adopt a Merger  Agreement            Q:       How can I vote shares held in my
         pursuant  to which  Mergeco  will                        broker's name?
         merge with and into the  Company,
         with the  Company  as the  surviving            A:       If your  broker  holds your  shares in
         corporation. Following the Merger, the                   its name (or in what is commonly
         Continuing Shareholders will own                         called "street name"), then you should
         all of the Company's capital stock.                      give your broker instructions on
                                                                  how to vote. Otherwise your shares will
Q:       Will any other matters be voted on at                    not be voted.
         the Meeting?
                                                         Q:       Can I change my vote?
A:       No.
                                                         A:       You may change your proxy instructions
Q:       Who can vote?                                            at any time prior to the vote at the
                                                                  Meeting.  For shares held directly in your
A:       All shareholders of record as of the close               name, you may accomplish this by
         of business on ______________, 1999.                     completing a new proxy or by attending
                                                                  the Meeting and voting in person.
Q:       What should I do now?                                    Attendance at the Meeting alone will not
                                                                  cause your previously granted proxy to be
A:       Please vote.  You are invited to attend the              revoked unless you vote in person.  For
         Meeting.  However, you should mail your                  shares held in "street name," you may
         signed and dated proxy card in the                       accomplish this by submitting new voting
         enclosed envelope as soon as possible, so                instructions to your broker or nominee.
         that your shares will be represented at the
         Meeting in case you are unable to attend.       Q:       What vote is required to adopt the
         No postage is required if the proxy card is              Merger Agreement?
         returned in the enclosed postage prepaid
         envelope and mailed in the United States.       A:       For the Merger to occur, two approvals
                                                                  are required.  First, two-thirds of all
                                                                  outstanding shares of Common Stock of
                                                                  the Company must adopt the Merger
                                                                  Agreement.  Second, a majority of the
                                                                  votes cast, other than votes of the
                                                                  Continuing Shareholders, abstentions and


                                       -i-


         broker non-votes, must be for adoption of                factors, including a fairness opinion
         the Merger Agreement.                                    received from Prudential Securities
                                                                  Incorporated, unanimously concluded that
Q:       How are votes counted?                                   the Merger is fair to, and in the best
                                                                  interests of, the Company and the Public
A:       You may vote "FOR", "AGAINST" or                         Shareholders and recommended its
         "ABSTAIN."  If you "ABSTAIN" or do                       adoption by the full Board.  In the opinion
         not vote, it has the same effect as a vote               of your Board, based in part upon the
         "AGAINST" with respect to the vote that                  recommendation of the Special
         requires the Merger Agreement to be                      Committee, the Merger is fair to, and in
         adopted by two-thirds of all outstanding                 the best interests of, the Company and the
         Common Stock of the Company.  An                         Public Shareholders.  To review the
         abstention or non-vote will have no effect               background and reasons for the Merger in
         with respect to the vote that requires                   greater detail, see pages ___ to ___.
         adoption of the Merger Agreement by a
         majority of Public Shareholders.  If you        Q:       When will the Merger take place?
         provide specific voting instructions, your
         shares will be voted as you instruct.  If       A:       If the Merger  Agreement is adopted,
         you sign your proxy card or broker voting                we   expect   that  it   will   take
         instruction card with no further                         approximately  two weeks to complete
         instructions, your shares will be voted in               the  necessary  financing arrangements.
         accordance with the recommendation of                    However,  the closing may take longer
         the Board.                                               if the  financing or  other  closing
                                                                  conditions  have not been then satisfied.
Q:       What will I receive in the Merger?
                                                         Q:       Should I send in my stock certificates
A:       You will be entitled to receive $28.85 per               now?
         share in cash in exchange for each share
         of the Company's Common Stock owned             A:       No.  After the Merger is consummated,
         by you.                                                  we will send you written instructions that
                                                                  will tell you how to exchange your
Q:       What is the Board's recommendation?                      certificates for $28.85 per share in cash.
                                                                  Please do not send in your certificates
A:       The Board recommends that you vote                       now or with your proxies.  Hold your
         your shares "FOR" adoption of the                        certificates until you receive our
         Merger Agreement.                                        instructions.

Q:       Why is the Board of Directors                   Q:       What are the U.S. federal income tax
         recommending that I vote to adopt the                    consequences of the Merger to me?
         Merger Agreement?
                                                         A:       Your receipt of cash in exchange for your
A:       A Special Committee of the Board,                        shares in the Merger generally will be
         consisting of four independent directors,                taxable for U.S. federal income tax
         negotiated the terms of the Merger                       purposes in the same manner as if you
         Agreement with the Continuing                            sold your shares for $28.85 per share in
         Shareholders and, based on a number of                   cash.  To review the federal income tax
                                                                  consequences to shareholders in greater

         detail, see pages ___ to ___ and consult with your tax advisor.

Q:       Will I have appraisal rights?

A:       No. You will not have any appraisal
         rights as a result of the Merger.

Q:       Who can answer my questions?

A:       If you have more questions about the
         Merger or would like additional copies of this Proxy Statement, you should contact
         ________ at ___________.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY........................................................................1
         Certain Definitions...................................................1
         Information Concerning the Meeting....................................3
         The Merger Parties....................................................4
         Special Factors.......................................................4
         The Merger Agreement..................................................7
         No Right of Appraisal.................................................9
         Selected Consolidated Financial Data of the Company..................11
         Recent Developments..................................................13
         Market Prices of and Dividends on the Common Stock...................14
         Forward-Looking Information..........................................15

SPECIAL FACTORS...............................................................16
         Background of the Transaction........................................16
         Recommendations of the Special Committee and the Board of Directors..27
         The Continuing Shareholders' Purpose and Reasons for the Merger......32
         Presentation and Fairness Opinion of Prudential Securities...........33
         Certain Financial Projections........................................40
         Plans for the Company after the Merger...............................44
         Conduct of the Business of the Company if the Merger is
             not Consummated..................................................45
         Interests of Certain Persons in the Merger and the Company...........45
         Certain Effects of the Merger........................................49
         Certain U.S. Federal Income Tax Consequences.........................49
         Fees and Expenses....................................................51
         Accounting Treatment.................................................52
         Financing of the Merger..............................................52
         Regulatory Approvals.................................................55
         Risk of Insolvency...................................................56
         Risk that the Merger will not be Consummated.........................56

LITIGATION PERTAINING TO THE MERGER...........................................57
         Initial Proposal Litigation..........................................57
         Current Shareholder Litigation.......................................57

THE MERGER AGREEMENT..........................................................59
         The Merger; Merger Consideration.....................................59
         The Exchange Fund; Payment for Shares of Common Stock................59
         Transfers of Common Stock............................................60
         Treatment of Stock Options...........................................60
         Tax Withholding......................................................61
         Directors and Officers, Certificate of Incorporation and
               By-Laws Following the Merger...................................61
         Representations and Warranties.......................................61
         Covenants............................................................61

                                                                            PAGE

         Indemnification and Insurance........................................63
         No Solicitation; Fiduciary Obligations of Directors..................64
         Conditions...........................................................65
         Termination..........................................................67
         Fees and Expenses....................................................67
         Amendment and Waiver.................................................68

MANAGEMENT....................................................................69
         Directors and Executive Officers of the Company......................69
         Family Relationships.................................................72
         Background of the Continuing Shareholders............................72

SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT...........................................73

CERTAIN TRANSACTIONS IN THE COMMON STOCK......................................75

INDEPENDENT PUBLIC ACCOUNTANTS................................................76

SHAREHOLDER PROPOSALS.........................................................76

WHERE YOU CAN FIND MORE INFORMATION...........................................77

AVAILABLE INFORMATION.........................................................78

OTHER MATTERS.................................................................79


Annex I -- Agreement and Plan of Merger
Annex II -- Opinion of Prudential Securities Incorporated

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement. It may not contain all of the information that is important to you. To understand the proposed Merger fully, and for a more complete description of the terms of the proposed Merger, you should read this entire document carefully, including the Annexes, and the other documents to which we refer you. Those other documents are listed in the section heading "Where You Can Find More Information" on page __. For further information, also see the section heading "Available Information" on page __.

Certain Definitions

         Instead of repeating certain full descriptions of certain terms throughout this Proxy Statement, we have used the following shortened terms. Certain other terms which are not used as frequently are defined within the document at their first use, with the defined term being italicized.


Company                            means           Sbarro,   Inc.,  a  New  York
                                                   corporation  of which you are
                                                   presently a  shareholder,  as
                                                   well    as   the    Surviving
                                                   Corporation after the Merger.

Continuing Shareholders            means           Mario Sbarro,  Joseph Sbarro,
                                                   Joseph  Sbarro  (1994) Family
                                                   Limited Partnership,  Anthony
                                                   Sbarro,  and Mario Sbarro and
                                                   Franklin   Montgomery,    not
                                                   individually  but as trustees
                                                   under  that   certain   Trust
                                                   Agreement   dated  April  28,
                                                   1984  for  the   benefit   of
                                                   Carmela    Sbarro   and   her
                                                   descendants.

Mergeco                            means           Sbarro  Merger LLC, a limited
                                                   liability  company  formed in
                                                   New  York  by the  Continuing
                                                   Shareholders    solely    for
                                                   implementing the Merger.  The
                                                   Continuing  Shareholders  own
                                                   all of the  equity  interests
                                                   of Mergeco.

Merger Agreement                   means           the  Agreement  and  Plan  of
                                                   Merger,  dated as of  January
                                                   19, 1999,  among the Company,
                                                   Mergeco  and  the  Continuing
                                                   Shareholders.

Merger                             means           the  merger of  Mergeco  with
                                                   and into the Company pursuant
                                                   to the Merger Agreement, with
                                                   the Company as the  Surviving
                                                   Corporation.

Surviving Corporation              means           the  Company   following  the
                                                   Merger,   as  the   surviving
                                                   corporation of the Merger.

Common Stock                       means           the  Company's  common stock,
                                                   par value $.01 per share.

Public Shareholders                means           all  of the  shareholders  of
                                                   the  Company  other  than the
                                                   Continuing Shareholders.

Public Shares                      means           the  outstanding   shares  of
                                                   Common   Stock  held  by  the
                                                   Public Shareholders.

Merger Consideration               means           the  $28.85 per share in cash
                                                   without   interest,   to   be
                                                   received    by   the   Public
                                                   Shareholders        following
                                                   consummation of the Merger.

Stock Options                      means           all  outstanding  options  to
                                                   purchase Common Stock granted
                                                   by the Company.

Board                              means           the full  Board of  Directors
                                                   of the Company  consisting of
                                                   Mario Sbarro,  Joseph Sbarro,
                                                   Anthony    Sbarro,    Carmela
                                                   Sbarro, Harold J. Kestenbaum,
                                                   Richard A.  Mandell,  Paul A.
                                                   Vatter,   Terry   Vince   and
                                                   Bernard Zimmerman.

Special Committee                  means           the  committee  of the  Board
                                                   formed   to   consider    and
                                                   evaluate the proposal made by
                                                   the Continuing  Shareholders.
                                                   The  members  of the  Special
                                                   Committee   are   Richard  A.
                                                   Mandell (Chairman), Harold L.
                                                   Kestenbaum,  Paul  A.  Vatter
                                                   and  Terry  Vince,  the  four
                                                   directors  of the Company who
                                                   are neither employees of, nor
                                                   consultants  to, the Company,
                                                   Mergeco  or  the   Continuing
                                                   Shareholders,   and  have  no
                                                   interest   in  the   proposed
                                                   Merger, other than as holders
                                                   of   non-employee    director
                                                   Stock  Options  and,  in some
                                                   cases,        as       Public
                                                   Shareholders.

         References in this Proxy Statement to "we," "our" or "us" refers to the Company, not to Mergeco or the Continuing Shareholders. When we refer to the Company's management, we mean one or more of the Company's principal executive officers, Mario Sbarro (Chairman of the Board and President), Anthony Sbarro (Vice Chairman of the Board and Treasurer), Joseph Sbarro (Senior Vice President and Secretary) and Robert S. Koebele (Vice President-Finance and Chief Financial Officer).

         All information contained in this Proxy Statement relating to Mergeco and the Continuing Shareholders has been supplied by them for inclusion and has not been independently verified by the Company. No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement.

         Certain statements contained in this Proxy Statement are forward-looking and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied. You should refer to "--Forward-Looking Information" on pages ___ and ___.

Information Concerning the Meeting

         Time, Date and Place. The Meeting will be held on _________, __, 1999 at 10:00 a.m., local time, at__________ , ___________ , New York.

         Purpose of the Meeting. At the Meeting, holders of Common Stock at the close of business on the Record Date will consider and vote upon a proposal to adopt the Merger Agreement. If the Merger Agreement is adopted at the Meeting and the Merger is consummated, Mergeco will be merged with and into the Company. The Company will be the surviving corporation of the Merger and the entire equity interest in the Company will be owned by the Continuing Shareholders. All shares of Common Stock outstanding immediately prior to the time when the Merger is consummated (the "Effective Time"), other than shares of Common Stock then
(i) owned of record by the Continuing Shareholders or Mergeco and (ii) held in the Company's treasury, will be converted into the right to receive $28.85 in cash per share, payable to the holder thereof, without interest. Under the New York Business Corporation Law (the "NYBCL") and the Company's By-Laws, no other business may be transacted at the Meeting.

         Record Date for the Meeting; Quorum Requirements. The close of business on _________ __, 1999 has been fixed as the Record Date for determining shareholders entitled to notice of, and to vote at, the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Meeting. As of the Record Date, 20,531,977 shares of Common Stock were outstanding. The presence, in person or by proxy, of a majority of all outstanding Common Stock is required to constitute a quorum for the transaction of business at the Meeting.

         Voting Requirements. Under the NYBCL, the affirmative vote of at least two-thirds of all of the outstanding shares of Common Stock is required to adopt the Merger Agreement. The Continuing Shareholders, who own approximately 34.4% of the Common Stock, have agreed in the Merger Agreement to vote their Common Stock in favor of adoption of the Merger Agreement. In addition, the Merger Agreement provides that it is a condition to the consummation of the Merger that the Merger Agreement also must be adopted by at least a majority of the votes cast at the Meeting, excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes.

         Proxies. A proxy card is enclosed for your use in voting by mail. A proxy may be revoked at any time prior to its exercise at the Meeting. Common Stock represented by properly executed Proxies received at or prior to the Meeting, and which have not been revoked, will be voted in accordance with the instructions indicated on the Proxy.

YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, INFORMATION AS TO THE PROCEDURE FOR THE EXCHANGE OF YOUR CERTIFICATES WILL BE SENT TO YOU. SEE "THE MERGER AGREEMENT -- THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK" AND "THE MERGER AGREEMENT -- TRANSFERS OF COMMON STOCK."

The Merger Parties

         The Company. The Company was organized in New York in 1977 and is the successor to a number of family food and restaurant businesses developed and operated by the Sbarro family. The Company develops and operates or franchises an international chain of family-style Italian restaurants principally under the "Sbarro" and "Sbarro The Italian Eatery" names. Sbarro restaurants are family-oriented cafeteria-style restaurants featuring a menu of popular Italian food, including pizza with a variety of toppings, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, cheesecake and other desserts. As of January 3, 1999, there were 898 Sbarro restaurants of which 630 were Company-owned and 268 were franchise units. In addition, since 1995, the Company has created and operated, through joint ventures, other restaurant concepts for the purpose of developing growth opportunities. Its principal executive offices are currently located at 401 Broadhollow Road, Melville, New York 11747, and its telephone number is (516) 715-4100.

         Mergeco. Mergeco is a New York limited liability company organized on December 15, 1998 by the Continuing Shareholders for the purpose of effecting the Merger. The Continuing Shareholders are the only members of Mergeco. If the Merger is consummated, at the Effective Time, Mergeco will be merged with and into the Company, with the Company as the surviving corporation following the Merger. Mergeco has no material assets and has not engaged in any activities except in connection with entering into the Merger Agreement and carrying out the transactions contemplated by the Merger Agreement. The address of Mergeco is c/o Mario Sbarro, 401 Broadhollow Road, Melville, New York 11747, and its telephone number is (516) 715-4100.

Special Factors

         For a complete description of the special factors to be considered in the Merger, we urge you to read the section entitled "SPECIAL FACTORS" beginning on page __.

         Continuing Shareholders' Purpose and Reasons for the Merger. The Continuing Shareholders desire to become the owners of all of the capital stock in the Company that they do not already own for the reasons described under the section entitled "SPECIAL FACTORS -- The Continuing Shareholders' Purpose and Reasons for the Merger" beginning on page __. The Continuing Shareholders structured the transaction as a merger because it would enable the transaction to be completed in one step, which would minimize the risk that the contemplated transactions will not be finalized and reduce transaction costs. If the Merger is consummated, the Common Stock will cease to be publicly traded, the Public Shares will cease to be outstanding and the Public Shareholders will be entitled to receive the Merger Consideration of $28.85 per share in cash, without interest. Following the Merger, all of the outstanding capital stock of the Company, as the surviving corporation in the Merger, will be owned by the Continuing Shareholders.

         Recommendation of the Special Committee and the Board of Directors. On January 19, 1999, the Special Committee, consisting of four directors of the Company who are not employees of, or consultants to, the Company, Mergeco or the Continuing Shareholders and have no interest in the proposed Merger, other than as holders of non-employee director Stock Options and, in some cases, as Public Shareholders, unanimously concluded that the proposed Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of, the Company and the Public Shareholders, and unanimously resolved to recommend to the Board that it adopt the Merger Agreement. Thereafter, the Board, based in part upon the recommendation of the Special Committee, concluded that the Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of, the Company and the Public Shareholders, adopted the Merger Agreement, authorized the Company to enter into the Merger Agreement and resolved to recommend to the Public Shareholders that they vote to adopt the Merger Agreement. See "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors" beginning on page __.

         Factors Considered by the Special Committee and the Board of Directors. The Special Committee, in reaching its decision to recommend adoption of the Merger Agreement to the Board, and the Board, in adopting the Merger Agreement and recommending adoption of the Merger Agreement by the Public Shareholders, each considered a number of factors. For a discussion of factors considered by the Special Committee and the Board of Directors in making their respective recommendations, see "SPECIAL FACTORS -- Recommendations of the Special Committee and the Board of Directors" beginning on page __.

         Presentation and Fairness Opinion of Prudential Securities. Prudential Securities Incorporated ("Prudential Securities") delivered its written opinion, dated January 19, 1999 and addressed to the Special Committee, to the effect that, as of that date, based upon and subject to the various considerations, assumptions and limitations stated therein, the Merger Consideration of $28.85 per share in cash to be received by the Public Shareholders in the Merger was fair, from a financial point of view, to the Public Shareholders. The full text of the written opinion of Prudential Securities is set forth as Annex II at the back of this Proxy Statement. You should read this opinion carefully. See "SPECIAL FACTORS -- Presentation and Fairness Opinion of Prudential Securities," beginning on page ___.

         Plans for the Company after the Merger. None of the Continuing Shareholders, Mergeco or the Company currently have any plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or, except as indicated elsewhere in this Proxy Statement, any material change in the Company's capitalization, corporate structure or business or the composition of the Board or executive officers following consummation of the Merger. However, the Continuing Shareholders intend, from time to time, to evaluate and review the Company's businesses, operations, properties, composition of the Board, management and other personnel, corporate structure and capitalization, and to make such changes as are deemed appropriate. The Continuing Shareholders also intend to continue to explore joint ventures and other opportunities to expand the Company's business. See "SPECIAL FACTORS -- Plans for the Company after the Merger," beginning on page __.

         Conduct of the Business of the Company if the Merger is not Consummated. The Board has made no determination as to the direction of the Company should the Merger not be consummated. The Board currently expects that the Company's present management will continue to operate the Company's business substantially as presently operated. However, if the Merger is not consummated, management and the Board intend, from time to time, to evaluate and review the Company's businesses, operations, properties, management and other personnel, corporate structure and capitalization, and to make such changes as are deemed appropriate and to continue to explore joint ventures and other opportunities to expand the Company's business. See "SPECIAL FACTORS -- Conduct of the Business of the Company if the Merger is not Consummated" beginning on page ___.

         Interest of Certain Persons in the Merger and the Company. In considering the recommendations of the Special Committee and of the Board, you should be aware that the Continuing Shareholders and certain executive officers and directors of the Company have certain relationships or interests in the Merger and the Company that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. The Special Committee and the Board were aware of these potential or actual conflicts of interest and considered them in evaluating the proposed Merger. For a description of these and other interests, see "SPECIAL FACTORS -- Interests of Certain Persons in the Merger and the Company" beginning on page ___.

         For a discussion of certain agreements by the Company with respect to indemnification of, and insurance for, directors and officers of the Company, see "THE MERGER AGREEMENT -- Indemnification and Insurance" beginning on page
___.

         Certain Effects of the Merger. Upon consummation of the Merger, each Public Share will be converted into the right to receive $28.85 in cash, without interest. The Public Shareholders will no longer have any ownership interest in, and will not be shareholders of, the Company. As a result, they will no longer benefit from any increases in the value of the Company. Conversely, the Public Shareholders will no longer bear the risk of any decreases in value of the Company.

         As a result of the Merger, the Company will be privately held and there will be no public market for the Common Stock. Upon consummation of the Merger, the Common Stock will cease to be listed or quoted on the New York Stock Exchange ("NYSE") or otherwise, the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated and the Common Stock will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. See "SPECIAL FACTORS -- Certain Effects of the Merger" beginning on page __.

         Certain Litigation. Commencing on November 27, 1998, following the Company's announcement of the proposed Merger, seven class action lawsuits were instituted by shareholders against the Company, those Continuing Shareholders serving on the Board and, except in certain lawsuits, some or all of the other directors of the Company. While the complaints in each of the actions vary, in general, they allege that the Continuing Shareholders and the other directors breached fiduciary duties, that the then proposed consideration of $27.50 to be paid to Public Shareholders was inadequate and that there were inadequate procedural protections for the Public Shareholders.

         On January 19, 1999, counsel for all of the plaintiffs and counsel for all of the defendants entered into a Memorandum of Understanding, pursuant to which an agreement in principle to settle all of the lawsuits was reached and the Continuing Shareholders agreed to increase their offer of the Merger
Consideration to $28.85 per share. The settlement is subject to certain conditions. The defendants may withdraw from the settlement if the holders of more than 1,000,000 shares of Common Stock request exclusion from the settlement. The obligations of the Continuing Shareholders to consummate the Merger is subject to, among other things, the settlement of these lawsuits. See "THE MERGER AGREEMENT -- Conditions" beginning on page __.

         See "SPECIAL FACTORS -- Background of the Transaction," beginning on page ___ and "LITIGATION PERTAINING TO THE MERGER" beginning on page ___ for further information concerning these lawsuits and similar lawsuits instituted with respect to a prior proposal made by the

Continuing Shareholders in January 1998 and the terms and conditions of the Memorandum of Understanding.

         Certain U.S. Federal Income Tax Consequences. You will generally be taxed on your receipt of the $28.85 per share cash Merger Consideration in the same manner as if you sold your shares for such amount. Because determining the tax consequences of the Merger may depend upon your personal circumstances, you should consult your tax advisor in order to understand fully how the Merger will affect you. For a more detailed discussion of potential United States federal income tax consequences to you as a result of the Merger, see "SPECIAL FACTORS -- Certain U.S. Federal Income Tax Consequences" beginning on page ___.

         Accounting Treatment. For accounting and financial reporting purposes, the Merger will be accounted for in accordance with the "purchase method" of accounting.

         Financing of the Merger. Approximately $438 million will be required to pay the aggregate Merger Consideration to the Public Shareholders and to pay holders of Stock Options, and to pay the estimated fees and expenses associated with the Merger, as well as to provide sufficient liquidity to fund the Company's ongoing working capital needs, including capital expenditures. It is anticipated that the sources of the required funds will be approximately $138 million of the Company's cash and marketable securities and $300 million to be obtained through debt financing (the "Debt Financing"). Although different sources and types of financing may be obtained, the Debt Financing presently contemplates the placement of senior notes and may include either a bank revolving credit facility, which will have undrawn availability on the closing date of the Merger of up to $30 million, or excess cash from the senior note placement, to provide sufficient liquidity to fund the Company's ongoing working capital needs, including capital expenditures. Among the conditions to the obligation of the Continuing Shareholders to consummate the Merger is that the Company has obtained the Debt Financing on material terms and conditions no less favorable than those described in the Merger Agreement, including those set forth in the term sheet annexed as Exhibit "B" to the Merger Agreement. On January 19, 1999, Mergeco and the Continuing Shareholders received a letter (the "Debt Financing Letter") from Bear, Stearns & Co. Inc. ("Bear Stearns") that as of that date, subject to certain conditions, including market conditions, Bear Stearns was "highly confident" of its ability to place or arrange the Debt Financing. A copy of the Debt Financing Letter is annexed as Exhibit "A" to the Merger Agreement. For a more detailed discussion of certain terms of the Debt Financing Letter and other factors relating to the financing of the Merger, see "SPECIAL FACTORS -- Financing of the Merger."

The Merger Agreement

         The Merger Consideration. If the Merger is consummated, each Public Share will be converted into the right to receive the Merger Consideration of $28.85 per share in cash, without interest.

         Conditions to, and Termination of, the Merger. The conditions referred to below are only brief summaries of certain conditions and termination rights specified in the Merger Agreement, and are qualified in their entirety by reference to the Merger Agreement. See Annex I at the back of this Proxy Statement for the complete text of the Merger Agreement.

         The Merger Agreement will terminate:

         o automatically if the required shareholder votes are not obtained at the Meeting; or

         o if the Board (with the approval of the Special Committee) and Mergeco mutually agree to terminate the Merger Agreement.

         Either the Board (with the approval of the Special Committee), on behalf of the Company, or the members of Mergeco, on behalf of Mergeco, may terminate the Merger Agreement if:

         o the Special Committee withdraws or modifies, in a manner adverse to Mergeco, its approval or recommendation of the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement;

         o there occur certain adverse political or financial events affecting the United States which, in the terminating party's sole judgment, make it inadvisable or impractical to proceed with the Merger;

         o any third party consents or government approvals which are material have not been obtained;

         o with certain exceptions, the representations and warranties of the other are not true and correct in all material respects at the closing date of the Merger or the covenants and agreements to be performed and complied with by the other prior to the closing of the Merger have not been complied with or performed;

         o        any law,  regulation,  court order or injunction prohibits the
                  Merger  or  the   transactions   contemplated  by  the  Merger
                  Agreement; or

         o the Merger is not consummated by June 30, 1999 without fault of the terminating party.

         Mergeco independently may terminate the Merger Agreement if:

         o the Company does not obtain the Debt Financing in an amount of at least $300 million, on the material terms and conditions no less favorable than those set forth in the term sheet annexed as Exhibit "B" to the Merger Agreement and having a yield to maturity not in excess of 11.25% per annum (see "SPECIAL FACTORS -- Financing of the Merger");

         o        there  is  any  material   adverse  change  in  the  business,
                  condition, properties, assets or prospects of the Company and its subsidiaries taken as a whole;

         o        there occurs a material  adverse  change (or event  reasonably likely to result in an adverse change) in the securities, financial or borrowing markets, or applicable tax or other laws or regulations, so as to (i) decrease in any material respect the benefits of the Merger to the Continuing Shareholders or (ii) make it impractical to proceed with the Merger or the transactions contemplated by the Merger Agreement or by the Debt Financing;

         o any of Mario Sbarro, Anthony Sbarro, Joseph Sbarro or Carmela Sbarro or members of their families who are executive officers of the Company die or become disabled (see "MANAGEMENT");

        o the seven class action lawsuits instituted with respect to the transactions contemplated by the Merger Agreement have not been consolidated into one lawsuit in the Supreme Court of New York, the settlement of the consolidated lawsuit (in accordance with the Memorandum of Understanding dated January 19, 1999 among the parties to such actions) has not been approved by that Court, final judgment has not been entered in accordance with the settlement agreement contemplated by the Memorandum of Understanding or has not become final or holders of 1,000,000 or more shares of Common Stock have requested exclusion from the settlement (see "LITIGATION PERTAINING TO THE MERGER");

         o there is any other pending lawsuit or other action or proceeding or decision which could prevent or substantially delay the completion of the Merger or is reasonably likely to materially increase the Merger Consideration, result in material damages or cause rescission of the Merger; or

         o any law or regulation or court order imposes material limitations on the ability of the Continuing Shareholders to effectively exercise full rights to ownership of the new Common Stock to be issued to them in the Merger.

         No Solicitation. The Company has agreed in the Merger Agreement not to take any action to solicit, initiate or encourage any proposal for (i) a merger or other business combination involving the Company or any of its subsidiaries,
(ii) the acquisition of an equity interest in the Company or any of its subsidiaries, or (iii) the sale of a substantial portion of the assets of the Company or any of its subsidiaries, or enter into negotiations with, or furnish information to, any other party with respect to those types of transactions. The Company may, however, enter into negotiations with, or furnish information to, any other party with respect to any such proposal but only to the extent that such action is taken by, or upon the authority of, the Board if, in the Board's good faith judgment:

         o the proposed transaction is more favorable to the Company's shareholders than the Merger, is achievable and is supported by creditable financing; and

         o failure to take such action would breach the Board's fiduciary duties to the Company's shareholders under applicable law.



        See "THE MERGER AGREEMENT -- No Solicitation; Fiduciary Obligations of Directors."

         Fees and Expenses. For a discussion of the obligations for the payment of fees and expenses in connection with the Merger, see "THE MERGER AGREEMENT -- Fees and Expenses."

No Right of Appraisal

         The Common Stock is listed on the NYSE. As a consequence of such listing, under Section 910 of the NYBCL, appraisal rights will not be available to dissenting Public Shareholders. Accordingly, a Public Shareholder who objects to the Merger will not have the right to have a court determine and fix the fair value of the shareholder's Public Shares. A Public Shareholder who elects to be excluded from the settlement of the existing lawsuits may then pursue any legal and equitable remedies as the shareholder may have. However, equitable remedies may not be available as a practical matter where transactions have already been consummated. The formal stipulation of settlement in the Current Shareholder Litigation will provide for notice to be given to each member of the class that the member has a right to be, and the procedure to be, excluded from the settlement. Any excluded class member will have no rights with respect to the settlement and will not be bound by the formal stipulation of settlement. Any class member who chooses to be excluded from the settlement must request exclusion with respect to all Common Stock owned by the member. See "LITIGATION PERTAINING TO THE MERGER."

Selected Consolidated Financial Data of the Company

         The following table sets forth selected financial information for the Company and its subsidiaries as of and for the forty-weeks ended October 5, 1997 and October 4, 1998, and as of and for each of the prior five fiscal years. The following financial information should be read in conjunction with the Company's Consolidated Financial Statements and related Notes included elsewhere in this Proxy Statement. The interim unaudited information for the Company and its subsidiaries for the forty-weeks ended October 5, 1997 and October 4, 1998 reflect, in the opinion of management of the Company, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information provided for such interim periods. The results of operations of such interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                                                      Fiscal Years Ended                           Forty-Weeks Ended
                                ---------------------------------------------------------------  ----------------------
                                  January 2, January 1, December  31  December 29   December 28  October 5, October 4,
                                   1994        1995      1995 ,          1996 ,       1997 ,       1997        1998
                                   ----        ----      ----            ----         ----         ----        ----

                                   (Dollars in thousands except share and per share data)            (Unaudited)

Income Statement Data:
Revenues:
   Restaurant sales...........      $259,213    $288,808     $310,132     $319,315     $337,723    $244,903    $256,708
   Franchise related income...         4,758       5,234        5,942        6,375        7,360       5,152       6,192
   Interest Income............         1,579       1,949        3,081        3,798        4,352       3,288       3,734
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
     Total revenues...........       265,550     295,991      319,155      329,488      349,435     253,343     266,634
Cost and expenses:
   Cost of food and paper products    55,428      61,877       67,361       68,668       69,469      50,289      54,068
   Restaurant operating expenses:
     Payroll and other
     employee benefits........        64,653      70,849       78,342       78,258       84,910      63,045      68,161
     Occupancy and other expenses     68,241      76,353       84,371       85,577       93,528      71,554      76,301
Depreciation and amortization.        18,599      21,674       23,630       22,910       23,922      17,999      16,986
General and administrative
expenses(1)...................        12,913      13,319       16,089       14,940       17,762      13,354      19,338
Provision for unit closings(2)            --          --       16,400           --        3,300          --       1,525
Other income..................        (1,244)     (1,351)      (1,359)      (1,171)      (1,653)     (1,324)     (2,242)
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Total costs and expenses......       218,590     242,721      284,834      269,182      291,238     214,917     234,137
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Income before income taxes and
   cumulative effect of accounting
   changes....................        46,960      53,270       34,321       60,306       58,197      38,426      32,497
Income taxes..................        18,612      20,244       13,042       22,916       22,115      14,602      12,349
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Income before cumulative effect of
   accounting changes.........        28,348      33,026       21,279       37,390       36,082      23,824      20,148
Cumulative effect of accounting
   changes....................         1,010        --           --           --           --          --          (822)
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Net income(2).................       $29,358     $33,026      $21,279      $37,390      $36,082     $23,824     $19,326
                                  ==========  ==========  ===========  ===========  ===========  ==========   =========

Per share data:
Basic earnings per share before
   cumulative effect of accounting
   changes....................         $1.40       $1.63        $1.05        $1.84        $1.77       $1.17       $ .98
Cumulative effect of accounting
   changes....................           .05           --          --           --          --          --        (.04)
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Basic earnings per share(2)(3)         $1.45        1.63         1.05         1.84         1.77        1.17         .94

Basic number of shares used in the  20,280,816 20,310,283  20,336,809   20,369,128   20,426,678   20,421,266 20,512,956
   computation (3)............
Diluted earnings per share before
   cumulative effect of accounting
   changes....................          1.39        1.62         1.04         1.83         1.76        1.16         .98
Cumulative effect of accounting
   changes....................           .05          --           --           --           --          --        (.04)
                                  ----------  ----------  -----------  -----------  -----------  ----------   ---------
Diluted earnings per share(2)(3)       $1.44       $1.62        $1.04        $1.83        $1.76       $1.16       $ .94
Diluted number of shares used in the
   computation (3)............    20,339,945  20,355,275   20,396,704   20,404,620   20,504,303  20,524,767  20,598,098



                                                      Fiscal Years Ended                             Forty-Weeks Ended
                                ---------------------------------------------------------------  -------------------------
                                 January 2, January 1,   December  31  December 29   December 28    October 5,  October 4,
                                  1994        1995          1995 ,        1996 ,       1997 ,        1997          1998
                                  ----        ----          ----          ----         ----          ----          ----
                                 (Dollars in thousands except share and per share data)               (Unaudited)


Balance Sheet Data:
Cash, cash equivalents and marketable
   securities.................        $ 70,560   $  80,980    $ 103,501     $114,818    $ 127,310    $102,365    $125,805
Total assets..................         207,733     232,051      242,730      258,659      278,649     254,840     283,109
Working capital...............          45,218      43,271       57,645       73,619       88,006      80,583     107,699
Shareholders' equity..........         159,037     179,580      185,666      205,200      220,439     213,606     241,838
Book value per share outstanding(4)       7.84        8.83         9.13        10.06        10.78       10.45       11.78
Ratio of earnings to fixed charges (5)   6.01x       6.13x        3.93x        5.99x        5.44x       4.83x       4.08x

-----------------------------
(1) For the forty-weeks ended October 4, 1998, general and administrative expenses include (i) a charge of $986 before tax ($611 or $.03 basic and diluted earnings per share after tax) for costs associated with the termination of negotiations of the Initial Proposal and (ii) a charge of $3,544 before tax ($2,197 or $.11 basic and diluted earnings per share after tax) for costs associated with the settlement of a lawsuit under the Fair Labor Standards Act.

(2) In the forty weeks ended October 4, 1998 a provision of $1,525 before tax ($946 or $.05 basic and diluted earnings per share after tax) was established for the closing of certain Company-owned restaurants.

         In 1997, a provision of $3,300 before tax ($2,046 or $.10 basic and diluted earnings per share after tax) relating to the Company's investment in one of its joint ventures was established for the closing of certain joint venture units.

         In 1995, a provision of $16,400 before tax ($10,168 or $.50 basic and diluted earnings per share after tax) was established for the closing of certain Company-owned restaurants.

(3) All share and per share data have been restated to give effect to SFAS No. 128, which became effective for the Company at the end of 1997 and have been adjusted to give effect to a 3-for-2 stock split in the form of a 50% stock dividend distributed on September 22, 1994 to shareholders of record on September 9, 1994.

(4) Book value per share outstanding was computed by dividing shareholders' equity at the end of the reported period by the actual number of shares outstanding at the end of the reported period, and does not include the dilutive effect of Stock Options.

(5) The ratio of earnings to fixed charges has been determined by dividing the total fixed charges into the sum of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense (deemed to be a reasonable approximation of the interest factor).

Recent Developments

         On February 11, 1999, the Company reported its results of operations for its fourth quarter of fiscal 1998 (which consisted of 13 weeks) and the full fiscal year (which consisted of 53 weeks) ended January 3, 1999, compared to the fourth quarter of fiscal 1997 (consisting of 12 weeks) and full fiscal year (consisting of 52 weeks) ended December 28, 1997, as follows:


                                                   For the Quarters Ended (a)            For the Fiscal Years Ended (a)
                                                           (unaudited)                              (audited)

                                                 January 3,         December 28,          January 3,        December 28,
                                                    1999                1997                 1999               1997
                                               ---------------    ----------------      ---------------    --------------
                                                 (13 weeks)          (12 weeks)           (53 weeks)         (52 weeks)

                                                             (In thousands except share and per share data)

Net revenues                                          $108,598             $96,092             $375,232          $349,435
                                               ---------------    ----------------      ---------------    --------------

Income before income taxes and cumulative
   effect of change in method of accounting
   for start-up costs (b)                               24,206              19,770               56,703            58,197
Income taxes                                             9,198               7,512               21,547            22,115
                                               ---------------    ----------------      ---------------    --------------
Income before cumulative effect of accounting
                                               ---------------
   change (b)                                           15,008              12,258               35,156            36,082
Cumulative effect of change in method of
   accounting for start-up costs, less income
   taxes of $504                                             -                   -                 (822)                -
                                               ---------------    ----------------      ---------------    --------------
Net income                                             $15,008             $12,258              $34,334           $36,082
                                               ===============    ================      ===============    ==============

Per share information:
   Net income per share

   Basic:
     Income before accounting change (b)                $0.73               $0.60                $1.71             $1.77
     Accounting change                                      -                   -               ( 0.04)                -
                                               ---------------    ----------------      ---------------    --------------
     Net income (b)                                     $0.73               $0.60                $1.67             $1.77
                                               ===============    ================      ===============    ==============

   Diluted:
     Income before accounting change (b)                $0.73               $0.60                $1.71             $1.76
     Accounting change                                      -                   -                (0.04)                -
                                               ---------------    ----------------      ---------------    --------------
     Net income (b)                                     $0.73               $0.60                $1.67             $1.76
                                               ===============    ================      ===============    ==============

Shares used in computing net income per share:
   Basic                                            20,529,006          20,444,728           20,516,890        20,426,678
   Diluted                                          20,539,488          20,549,233           20,583,367        20,504,303

(a) The quarter and fiscal year ended January 3, 1999 benefited from one additional week of operations over the comparable periods in the prior fiscal year. The additional week produced revenues of $8,534, net income of $1,666 and basic and diluted earnings per share of $.08.

(b) Included for the quarter and fiscal year ended January 3, 1999 are (i) a provision of $990 before tax ($613 or $.03 basic and diluted earnings per share after tax) for the closing of certain Company-owned restaurants and (ii) a charge of $1,075 before tax ($667 or $.03 basic and diluted earnings per share after tax) for a loss on the proposed disposal of land.

         In addition, the results for the 1998 fiscal year ended January 3, 1999 included (i) a charge of $986 before tax ($611 or $.03 basic and diluted earnings per share after tax) for costs associated with terminated negotiations of the Initial Proposal, (ii) a charge of $3,544 before tax ($2,197 or $.11 basic and diluted earnings per share after tax) for the costs associated with the settlement of a lawsuit under the Fair Standards Labor Act and (iii) a charge of $1,525 before tax ($946 or $.05 basic and diluted earnings per share after tax) for the closing of certain Company-owned restaurants.

         Included for the quarter and fiscal year ended December 28, 1997 is a provision of $3,300 before tax ($2,046 or $.10 basic and diluted earnings per share after tax) for the closing of certain units relating to the Company's investment in one of its joint ventures.


Market Prices of and Dividends on the Common Stock

         The Common Stock is listed on the NYSE under the symbol "SBA." The following table shows the range of high and low sales prices (rounded to the nearest cent) of the Common Stock for the periods indicated as reported on the NYSE Composite Tape:


Fiscal Year 1997:                                          High           Low
----------------                                           ----           ---

First Quarter (ended April 20, 1997)................      $28.63        $25.13
Second Quarter (ended July 13, 1997)................       29.75         26.25
Third Quarter (ended October 5, 1997)...............       29.44         26.06
Fourth Quarter (ended December 28, 1997)............       29.75         26.00

Fiscal Year 1998:
----------------

First Quarter (ended April 19, 1998)................      $30.13        $25.44
Second Quarter (ended July 12, 1998)................       29.69         25.56
Third Quarter (ended October 4, 1998)...............       27.25         18.31
Fourth Quarter (ended January 3, 1999)..............       26.69         19.38

Fiscal Year 1999:
----------------

First Quarter (through February 25, 1999)...........       27.06         23.50

         The Revised Proposal was announced after the close of trading on the NYSE on November 25, 1998. The closing price of the Common Stock on the NYSE on November 25, 1998 was $24-13/16 per share. On January 19, 1999, the day before public announcement that the Merger Agreement had been entered into, the closing price of the Common Stock on the NYSE was $25-5/16. On February 25, 1999, the closing price of the Common Stock on the NYSE was $24-13/16 per share. You are urged to obtain a current market quotation for your shares of Common Stock.

         During 1997, the Company declared four quarterly dividends of $.27 per share. The Board has deferred the declaration of dividends for all quarterly periods subsequent to the fourth quarter of fiscal 1997 in response to the requirements of proposals made by the Continuing Shareholders regarding a "going private" transaction (both of which were conditioned upon, among other things, the suspension of dividends by the Company) and, during the interval between termination of the first proposal while it was considering strategic alternatives to enhance shareholder value. Under the terms of the Merger Agreement, the Company has agreed, among other things, not to declare, set aside or pay any dividends prior to the Effective Time.

         As of the Record Date, there were approximately 425 holders of record of Common Stock, exclusive of shareholders whose shares were held by brokerage firms, banks, depositories and other institutional firms in "street name" for their customers.


Forward-Looking Information

         This Proxy Statement contains forward-looking statements, which are generally identified by words such as "may," "should," "seeks," "believes," "expects," "intends," "estimates," "projects," "strategy" and similar expressions or the negative of those words. Those statements appear in a number of places in this Proxy Statement and include statements regarding the intent, belief, expectation, strategies or projections of the Company, its management, Mergeco and the Continuing Shareholders at that time. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in the forward-looking statements. These risks and uncertainties, many of which are not within the Company's control, include, but are not limited to, general economic, weather and business conditions; the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; changes in consumer tastes; changes in population and traffic patterns; the ability to continue to attract franchisees; the success of the Company's present, and any future, joint ventures and other expansion opportunities; the availability of food (particularly cheese and tomatoes) and paper products at reasonable prices; no material increase occurring in the Federal minimum wage; the Company's ability to attract competent restaurant and executive managerial personnel; competition; government regulation; the
Company's ability to generate adequate profits and cash flow to service its projected debt; and the availability of financing, if and when required, on favorable terms. The accompanying information contained in this Proxy Statement and in documents incorporated by reference identifies important factors that could cause expectations not to be met. Forward-looking statements speak only as of the date made, and none of the Company, Mergeco or the Continuing Shareholders undertake any obligation to update or revise any forward-looking statements. It is likely that if one or more of the risks and uncertainties materializes, the current expectations of the Company, its management, Mergeco and the Continuing Shareholders will not be recognized.

                                 SPECIAL FACTORS


Background of the Transaction

         Beginning in the summer of 1996, as a result of informal discussions among members of the Executive Committee of the Board, consisting of Mario
Sbarro, Chairman of the Board, Joseph Sbarro, Anthony Sbarro and Bernard Zimmerman, a director of the Company and president and a majority shareholder of a company which serves as a consultant to the Company, it was determined to commence an overall assessment of the future direction of the Company. As part of this process, in September 1996, Mario and Joseph Sbarro and Mr. Zimmerman met with the investment banking firms of Bear Stearns, Prudential Securities and Montgomery Securities concerning their potential retention by the Company or the Continuing Shareholders. On October 26, 1996, Mario and Joseph Sbarro, in their individual capacities, retained Bear Stearns to assist in exploring the advisability of proposing a transaction, as a result of which they or their affiliates would own at least a majority of the voting securities of the Company, with the understanding that, in the event a transaction was structured in a manner in which some or all of the purchase price was to be paid by the Company, they would use their best efforts to have the Company retain Bear Stearns, and the Continuing Shareholders would be released from their obligations under their engagement letter.

         Bear Stearns thereupon commenced an analysis of the Company's business, results of operations, financial position, structure and prospects, and presented to the Continuing Shareholders various structural alternatives and analyses for consideration. Over the next two months, the Continuing Shareholders met with their advisors to consider legal, accounting, financing, tax and estate planning aspects of the alternatives presented by Bear Stearns.

         On November 19, 1996, Mario Sbarro informed the entire Board that the Continuing Shareholders were exploring a potential transaction which contemplated a program under which they would purchase or the Company would repurchase some or all of the then outstanding Common Stock. Subsequently, based upon their then concerns about long-term operating flexibility limitations under covenants likely to be contained in the agreements governing the high level of debt required, and tax and estate planning considerations, the Continuing Shareholders decided not to pursue a management buyout (going private) transaction, and asked Bear Stearns to conduct an analysis of strategic alternatives to increase shareholder value.

         On January 15, 1997, at a special meeting of the Board, Bear Stearns reviewed with the Board various strategic alternatives potentially available to the Company to increase shareholder value. The alternatives discussed by Bear Stearns were (i) maintaining the status quo, (ii) declaring a special cash dividend, (iii) repurchasing Common Stock in the open market, (iv) acquiring other businesses, (v) selling the Company, (vi) going private through a management buy out, and (vii) a leveraged recapitalization of the Company through a tender offer for a significant portion of outstanding Common Stock to be financed with the Company's cash position and the use of debt financing.

         Based in part upon operating and financial information provided to it and discussions with the Company's management, Bear Stearns cited the following considerations in its evaluation of the alternatives:

         o Maintenance of the status quo by the Company would likely result in a continued buildup of cash, which would not be highly valued by investors;

         o A special one-time cash dividend would not be tax efficient from an individual shareholder's standpoint, since it would be taxed at ordinary income, rather than capital gains, tax rates;

         o An open market stock repurchase program would not be an efficient mechanism for repurchasing a large number of shares of Common Stock and a moderate repurchase program would not have a significant impact on the Company's earnings per share;

         o As to acquisitions, management had expressed a strong strategic preference for developing new concepts and joint ventures internally, the Company had not historically made acquisitions and there appeared to be few concepts available that would provide a strong business fit with the Company;

         o Since the Continuing Shareholders had indicated that they were not interested in a sale of the Company, a sale of control of the Company without their participation was unlikely; and

         o A going private transaction would involve the incurrence of a significant level of debt resulting in a highly leveraged capital structure and constraints on operating flexibility as a result of requirements to comply with loan covenants governing the debt that would be incurred.

         In view of these considerations, Bear Stearns recommended consideration of a leveraged recapitalization of the Company in which the Company would purchase between $250-300 million of its outstanding Common Stock through a tender offer utilizing a substantial portion of its cash, together with $150-200 million of debt financing. Bear Stearns also reviewed several leveraged recapitalization scenarios and discussed the possible disadvantages of a leveraged recapitalization, including reduced liquidity in the market for the Common Stock, reduced research coverage by analysts, the impact on the Company's shareholder base due to the elimination of, or reduction in, dividends and reduction in the Company's equity market capitalization, and the operating and financial constraints associated with leverage. The Board then requested Bear Stearns to provide it with (i) additional information in order to consider the Company's ability to service debt in the event of an economic or business downturn and (ii) customary financial covenants that could be expected in financing arrangements and that could impact the Company's operating flexibility.

         At a special meeting of the Board held on January 23, 1997, Bear Stearns reviewed with the Board the Company's ability to service the various levels of debt contemplated under the leveraged recapitalization scenarios being considered based on several assumed levels of operating performance, including no growth in operating income and annual reductions in operating income. Bear Stearns also presented a comparative analysis of various terms and financial and operational covenants customary for both bank debt and high-yield debt. Following a discussion of the information presented and the potential effects that recapitalizations at various amounts could have on the Common Stock that would remain outstanding, the Board requested management to consider a recapitalization size that it might be willing to recommend to the Board.

         At a regularly scheduled meeting of the Board held on February 12, 1997, the Board continued to consider alternate recapitalization scenarios. The Board authorized management to proceed with an examination of the feasibility of a $250-$300 million leveraged recapitalization, which would utilize approximately $100 million of the Company's existing cash with the balance to be borrowed from banks and/or obtained in the bond market, with a revolving credit facility for working capital purposes. The Board then authorized the Company to formally retain Bear Stearns as the Company's financial advisor to consider a variety of strategic alternatives, including a recapitalization and a going private transaction. Bear Stearns was not engaged to render, and has not rendered, any opinion as to the fairness of any transaction presented to the Board, including the proposed Merger. See "-- Financing of the Merger" for information regarding the Company's engagement agreement with Bear Stearns.

         However, as a result of an increase in interest rates in late March 1997, along with other considerations, the Board at its regularly scheduled meeting on May 21, 1997 determined not to pursue a recapitalization transaction at that time.

         During the summer of 1997, as the interest rate environment became more settled, following informal discussions with other members of the Board, management, along with Mr. Zimmerman, asked Bear Stearns to present additional information concerning a recapitalization transaction.

         At the Board's regularly scheduled meeting held on August 19, 1997, management presented information to the Board concerning a possible repurchase of approximately $230 million of Common Stock to be financed, together with estimated expenses, with approximately $90 million of the Company's cash and $150 million in borrowings. On August 27, 1997, an informal meeting was held with Bear Stearns, at which certain members of the Board participated in person and others by telephone conference, to discuss the likely effects that the elimination of or a substantial reduction in dividends as part of the recapitalization transaction, would have on the Common Stock that would remain outstanding following a recapitalization.

         At the Board's regularly scheduled meeting held on November 18, 1997, the Board was apprised of the Company's negotiations for bank financing to fund a leveraged recapitalization. The Board was also advised that the Continuing Shareholders had requested Bear Stearns to provide information concerning a going private transaction. Mario Sbarro further informed the Board that the Continuing Shareholders had recently received an unsolicited inquiry from an investment banking firm as to whether the Continuing Shareholders would be interested in selling their Common Stock to an unaffiliated third party at a significant premium to the then market price of the Common Stock. The potential purchaser proposed a transaction in which a restaurant franchising business it owned would be merged into the Company in exchange for shares of Common Stock and it would acquire the Continuing Shareholders' Common Stock using the Company's available cash and the combined companies' financing sources. The potential purchaser did not intend to acquire or have the Company acquire any of the Common Stock held by the Public Shareholders. The proposed transaction, if consummated, would result in the potential purchaser acquiring majority ownership of the Company. Mr. Sbarro advised the Board that the Continuing Shareholders had not previously received any proposals for the sale of their interests in the Company, had not had time to consider the inquiry and were not sure that they would entertain any such proposal. Because of the preliminary nature of discussions related to this inquiry, no transaction was proposed for consideration by the Board. Both prior and subsequent to the Board's November 18, 1997 meeting, meetings and telephone discussions to explore a potential transaction were held among representatives and principals of the potential purchaser, Mario Sbarro and Mr. Zimmerman, and, in one instance, with Bear Stearns and Parker Chapin Flattau & Klimpl LLP, counsel to the Company ("Parker Chapin"), present. All discussions were based on publicly-available information concerning the Company and the potential purchaser.

         In late November 1997, the Continuing Shareholders determined that they were not interested in selling their Common Stock and determined to accelerate their consideration of a going private transaction. On December 1, 1997, the potential purchaser was advised of the Continuing Shareholders' decision not to proceed with a sale of their interest in the Company.

         The Continuing Shareholders thereupon recommenced consideration of the legal, accounting, tax, estate planning and family continuity and succession aspects of a going private transaction with their advisors and Mr. Zimmerman. The Continuing Shareholders also discussed with Bear Stearns the feasibility, method and potential effects of various financing alternatives.

         At a special meeting of the Board held on January 12, 1998, the Continuing Shareholders submitted a proposal to the Board to acquire all of the outstanding Common Stock not owned by them for $28.50 in cash through a merger with a company to be owned by them. Completion of the transaction was conditioned on, among other things:

         o        entering into a definitive agreement with the Company;

         o approval of the transaction by the Special Committee, the full Board and the Company's shareholders;

         o        receipt of satisfactory financing for the transaction; and

         o receipt of a fairness opinion from a financial advisor to the Special Committee that the proposed transaction is fair from a financial point of view to the holders of Public Shares.

         The Continuing Shareholders also advised the Board that they had received a letter from Bear Stearns that stated that, subject to certain conditions, Bear Stearns was "highly confident" of its ability to place or arrange financing for the transaction. In addition, the Continuing Shareholders advised the Board that they were not interested in selling their Common Stock. They further advised the Board that their proposal contemplated an immediate suspension of the payment of cash dividends and, on January 20, 1998, the Continuing Shareholders amended their proposal to formally condition their offer on the immediate suspension of dividends by the Company. As amended, the proposal is referred to in this Proxy Statement as the "Initial Proposal."

         At the January 12, 1998 meeting, the Board established the Special Committee consisting of Richard A. Mandell, Harold L. Kestenbaum, Paul A. Vatter and Terry Vince, the four directors who are neither employees of, nor consultants to, the Company, Mergeco or the Continuing Shareholders and had no interest in the proposed transaction other than as holders of non-employee director Stock Options and, in some cases, as Public Shareholders. The Special Committee was authorized to consider and evaluate the Initial Proposal, assess whether it would be in the best interests of the Company and the Public Shareholders to pursue a transaction with the Continuing Shareholders, make a recommendation to the Board with respect to acting on the Initial Proposal, and, if appropriate, enter into and conduct discussions concerning the Initial Proposal and negotiate a definitive agreement with respect to the Initial
Proposal on behalf of the Company. The Board also authorized the Special Committee to retain, at the expense of the Company, legal counsel and an independent investment banking firm to assist and advise it in its work concerning the Initial Proposal. Immediately following the meeting, members of the Special Committee met with Parker Chapin, which reviewed with the members the Special Committee's duties and responsibilities.

         The Special Committee thereupon held its first meeting and appointed Mr. Mandell to serve as its Chairman and identified a number of investment banking and law firms to interview to act as financial advisor and legal counsel to the Special Committee.

         On January 14, 1998, Messrs. Mandell and Kestenbaum met to interview law firms to serve as the legal advisors to the Special Committee. After discussing the results of these interviews with the other members of the Special Committee, the Special Committee agreed to retain Willkie Farr & Gallagher ("Willkie Farr") as its legal counsel. The Special Committee made its determination based on Willkie Farr's experience and expertise in matters such as those contemplated in the Initial Proposal and its experience in advising other special committees of boards of directors in similar transactions.

         On January 16, 1998, Messrs. Mandell and Kestenbaum, with the assistance of Willkie Farr, interviewed investment banking firms to act as the financial advisor to the Special Committee. On January 18, 1998, the Special Committee met by telephone conference to discuss the retention of a financial advisor and determined to retain Prudential Securities based on Prudential Securities' experience and expertise in matters such as those contemplated in the Initial Proposal, its experience in advising other special committees of boards of directors in similar transactions, its experience in the industry and the proposed terms of its engagement. Prudential Securities had served as the managing underwriter of the Company's initial public offering in 1985 and co-managing underwriter of a public offering of Common Stock by, among others, certain of the Continuing Shareholders in 1989. Prudential Securities had not been engaged by the Company in any capacity since 1989. Mr. Mandell, who had served as a Managing Director of Prudential Securities from 1982 until June 1995, informed the other members of the Special Committee of his prior affiliation with Prudential Securities and confirmed that he had no existing employment, consulting or other relationship with Prudential Securities.

         During the week of January 18, 1998, the Special Committee reviewed and negotiated the terms of engagement letters with Willkie Farr and Prudential Securities, and Prudential Securities held various discussions with representatives of the Company concerning the due diligence to be performed by the advisors to the Special Committee.

         On January 20, 1998, the Special Committee and the Company entered into an engagement letter with Prudential Securities, under which Prudential Securities was retained by the Special Committee to provide financial advice and assistance in connection with the Initial Proposal and, if requested by the Special Committee, to render an opinion as to the fairness, from a financial point of view, to the Public Shareholders of the consideration to be received by the Public Shareholders. See "-- Presentation and Fairness Opinion of Prudential Securities."

         On January 20, 1998, the Company issued a press release announcing the Initial Proposal and the conditions to completion of the then proposed merger, including the condition that dividends be suspended. In its press release, the Company also announced preliminary results of operations for its fourth quarter and year ended December 28, 1997, which were lower than earnings for the comparable periods in the prior year and stated that earnings would further be affected by a charge to earnings as a result of an evaluation of its investment in certain units of one of its joint ventures, but that it was premature to quantify the amount of the charge.

         Beginning on January 21, 1998, seven lawsuits were instituted against the Company, those Continuing Shareholders who are directors of the Company and, except in certain lawsuits, all or some of the other directors. In general, the complaints alleged that the defendants breached fiduciary duties, that the proposed price per share to be paid to Public Shareholders was inadequate and that the Initial Proposal served no legitimate business purpose of the Company. In September 1998, following termination of negotiations regarding the Initial Proposal, these lawsuits were discontinued, without prejudice and without costs. See "LITIGATION PERTAINING TO THE MERGER -- Initial Proposal Litigation."

         On February 12, 1998, the Special Committee met with its financial and legal advisors. Prudential Securities discussed the progress of its due diligence activities. Willkie Farr reviewed with the Special Committee members their fiduciary duties and the rights and powers of the Special Committee and its members under applicable law and under the Company's Certificate of Incorporation and By-Laws. The Special Committee was advised that its purpose was to negotiate at arms' length with the Continuing Shareholders in order to protect the interests of the Public Shareholders. The Special Committee was further advised that it was under no obligation to reach any agreement with the Continuing Shareholders, unless the Special Committee determined that such agreement was in the best interests of the Public Shareholders. At this meeting, the Special Committee reviewed the first draft of the then proposed merger agreement between the Company and the Continuing Shareholders that had been submitted to Willkie Farr by Warshaw Burstein Cohen Schlesinger & Kuh, LLP ("Warshaw Burstein"), counsel to the Continuing Shareholders, and Parker Chapin.

         On February 19, 1998, the Special Committee held a telephonic meeting with Willkie Farr and Prudential Securities, in which Willkie Farr reviewed and discussed the significant terms of the draft merger agreement with the Special Committee. The Special Committee also discussed proposed changes to the draft merger agreement for submission to the Continuing Shareholders' advisors.

         During the week of February 23, 1998, upon the authorization of the Special Committee, Willkie Farr began negotiations on open issues with respect to the non-financial terms of the proposed merger agreement with Parker Chapin and Warshaw Burstein.

         On February 25, 1998, Prudential Securities met with management of the Company to discuss due diligence matters, including the financial status and the management of the Company and the operational aspects of the Company and the restaurant industry generally.

         On March 3, 1998, Prudential Securities and Willkie Farr again met with the Special Committee. Prudential Securities made a preliminary presentation to the Special Committee summarizing its work to date. The presentation discussed various approaches to valuation and included, among other things, a discounted cash flow analysis of the Company, an analysis of comparable companies and comparable transactions and a leveraged going private analysis. Willkie Farr then discussed with the Special Committee a number of open issues relating to the proposed merger agreement.

         On March 24, 1998, Prudential Securities and Mr. Mandell met with Bear Stearns, Mario and Joseph Sbarro and Mr. Zimmerman to discuss various issues relating to the Initial Proposal, and, on March 28, 1998, Mr. Mandell had a telephone conference with Mario Sbarro and Mr. Zimmerman to discuss merger agreement issues.

         Thereafter, Prudential Securities continued to gather information and conducted diligence concerning the Company and its results of operations, financial condition and prospects. Prudential Securities and Bear Stearns held discussions concerning the valuation methodologies employed by Prudential Securities in its analysis of the Company, and Willkie Farr, Parker Chapin and Warshaw Burstein continued to negotiate the non-financial terms of a proposed merger agreement. In addition, the Continuing Shareholders and the

Special Committee negotiated various aspects of the Merger Consideration. During this period, at times with Bear Stearns, the Continuing Shareholders met with prospective financing sources.

         During the period from January 12, 1998 through June 16, 1998, the Special Committee held seven formal meetings, including four in which some or all Special Committee members participated by means of telephone conference. In addition, the members of the Special Committee held numerous informal discussions regarding price and terms among themselves and with Willkie Farr and Prudential Securities.

         On June 16, 1998, Mario Sbarro met with Messrs. Mandell and Zimmerman. Mr. Sbarro advised Mr. Mandell that, while the matter would be further discussed at the meeting of the Board scheduled for the next day, it was apparent from ongoing discussions regarding the Initial Proposal that the Continuing Shareholders and the Special Committee were not going to reach an agreement on the terms and conditions of a merger.

         At a special meeting of the Board held on June 17, 1998, Mario Sbarro, on behalf of the Continuing Shareholders, advised the Board that, because the Continuing Shareholders and the Special Committee could not agree on mutually acceptable terms of a transaction, negotiations for a going private transaction would be terminated. Mr. Sbarro also expressed his belief that it would be in the best interests of all shareholders for the Company to review various other strategic alternatives available to the Company. The Board concurred and the Special Committee was then disbanded.

         A press release was then issued by the Company reporting that an agreement with the Continuing Shareholders concerning the terms of the proposed transaction could not be reached, that the suspension of dividends would continue and that the Company and its investment banker would explore various strategic alternatives for the benefit of all shareholders.

         On July 20, 1998, the Board held a special meeting at which Bear Stearns made a presentation to the Board regarding the strategic alternatives previously discussed at the Board's January 15, 1997 meeting. Bear Stearns stated its belief that, since negotiations for the proposed going private transaction had not been successful, based on information provided by the Company and discussions with management, the two alternatives to consider for the creation of shareholder value for all shareholders of the Company were a significant leveraged recapitalization or a sale of the Company. Bear Stearns also advised that a sale of the Company was only practical if the Continuing Shareholders were interested in selling all or a significant portion of their interests in the Company. Bear Stearns thereupon reviewed with the members of the Board the positive and negative effects of both types of transactions as they would pertain to shareholders. Bear Stearns concluded that, if the Continuing Shareholders would be interested in selling their Common Stock, it believed the most attractive alternative for increasing shareholder value for all shareholders would be through a sale of the Company. Bear Stearns indicated that, based on its review of likely interested purchasers and current market conditions, it believed that if potential purchasers (i) were confident regarding the Company's growth prospects, (ii) had either sufficient existing management or could retain new management if the Sbarro family wished to leave, and (iii) were able to finance in excess of $500 million of the acquisition price in the debt capital markets, a sales process could provide shareholder value in the mid-$30s per share. Bear Stearns also noted that potential financial purchasers may look for continued participation in a transaction by principal shareholders in order to structure a transaction that would be entitled to recapitalization accounting treatment. The representatives of Bear Stearns were then excused from the meeting, at which time the directors who were Continuing Shareholders indicated to the Board that at price levels in the range of the mid-$30s per share, the Continuing Shareholders were willing to consider selling their interests in the

Company. The Continuing Shareholders also advised the Board that, if a potential purchaser desired the Continuing Shareholders to participate in a transaction, they would consider doing so under mutually acceptable terms. The Board thereupon authorized Bear Stearns to determine the interests of potential strategic and financial purchasers in acquiring the Company, including the price that they would be willing to pay.

         Bear Stearns then prepared a list of potential strategic and financial purchasers, which it reviewed with the Board and management. A confidential information memorandum was then prepared which contained a detailed business description, strategy and growth initiatives and historical and projected financial information. The financial projections were considerably more optimistic than the Company's operating projections, as they anticipated a more aggressive expansion of the Company's business into new venues and increases in comparable store sales and operating margins. See "-- Certain Financial
Projections." On August 6, 1998, Bear Stearns began to contact potential purchasers. Confidentiality agreements were then prepared and distributed to potential purchasers who orally had indicated having an interest in obtaining further information.

         On August 17, 1998, the Continuing Shareholders met with Messrs. Mandell and Zimmerman, and with Parker Chapin and Bear Stearns to review the status of the business sale process.

         At a meeting of the Board held on August 19, 1998, at which representatives of Bear Stearns participated by telephone conference, Bear Stearns updated the Board on the status of its contacts with potential purchasers. Bear Stearns also advised that it would provide the confidential information memorandum to potential purchasers who executed confidentiality agreements.

         Bear Stearns contacted 38 potential purchasers (12 potential strategic purchasers and 26 financial purchasers) during August 1998, including the third party that had expressed an interest in purchasing the Continuing Shareholders' Common Stock in 1997. A total of 17 potential purchasers signed confidentiality agreements and each received the confidential information memorandum. Potential purchasers were instructed to base their initial indications of interest on information contained in the confidential information memorandum and that, if their initial indications of interest were sufficient, they would be provided the opportunity to meet with management and perform detailed due diligence in preparation for a final bid. In early September 1998, Bear Stearns received four written preliminary indications of interest. The remaining potential purchasers indicated they were not interested in pursuing a transaction.

         Each of the four written preliminary indications of interest were from potential financial purchasers and reflected an interest in further exploring a proposed transaction. Each was subject to, among other things, conducting due diligence, obtaining financing and negotiating acceptable agreements. One indication of interest contemplated the forming of a new corporation with the Company's management and other investors to purchase the Company for a cash price of approximately $30.00-$32.50 per share. During subsequent discussions with Bear Stearns related to the contemplated amounts and type of debt and equity financing for the contemplated transaction, the potential purchaser reduced its indication of interest to approximately $28-$30 per share. A second indication of interest contemplated the merger of the Company with a financially troubled restaurant company controlled by a potential financial purchaser. This proposal contemplated consideration with a face value of $29.00-$31.00 per share, of which approximately $6.00 was to be in preferred and common stock of a newly-formed company, with the balance to be paid through the Company's existing cash and other financing to be sought. The potential financial purchaser would not commit new equity to the proposed transaction. The remaining two indications of interest contemplated cash prices of approximately $25.00 per share in one case and, in the other case, approximately $25.00-$29.00, with a requirement in the latter case that the Continuing Shareholders participate with the potential purchaser through the ownership of common stock in the acquiring entity.

         On October 7, 1998, in a telephone conference, Bear Stearns informed participating Board members as to the status of the sale process and the results of its discussions with the potential purchasers. The Continuing Shareholders indicated that they would not consider selling their Common Stock under the terms of the transactions proposed in the preliminary indications of interest. Based on this information, the Board members advised Bear Stearns to terminate the business sale process.

         On October 15, 1998, Mario Sbarro, Joseph Sbarro, Bernard Zimmerman, Robert S. Koeble (the Company's Chief Financial Officer), Parker Chapin, Bear Stearns, Richard A. Mandell, as Chairman of the former Special Committee of the Board, and Willkie Farr and Prudential Securities, which had served as legal and financial advisors, respectively, to the former Special Committee in connection with the Initial Proposal, met to determine whether Prudential Securities would give consideration to another offer from the Continuing Shareholders. Prudential Securities indicated that it would need to obtain updated information concerning the Company, review the results of the business sales process which the Company had conducted through Bear Stearns and review the other factors it previously had considered before it could determine whether any offer that might be made would be fair to Public Shareholders from a financial point of view.

         At the Board's regularly scheduled quarterly meeting held on November 17, 1998, Mario Sbarro advised the Board that the Continuing Shareholders were, again, considering a going private transaction to acquire all of the Common Stock not owned by them. Mr. Sbarro also advised the Board that management had met with a major bank on behalf of the Continuing Shareholders to determine whether bank financing was available on acceptable terms and that the Continuing Shareholders also were considering high-yield debt financing.

         On November 18, 1998, a telephone conference was held among Mario Sbarro, Messrs. Zimmerman and Mandell, Willkie Farr, Parker Chapin and Bear Stearns to review then unresolved matters, other than the amount of the Merger Consideration, at the time the Initial Proposal had been terminated.

         Between November 18, 1998 and November 25, 1998, the Continuing Shareholders consulted with Bear Stearns concerning potential financing for a going private transaction, and Parker Chapin reviewed with Willkie Farr matters that had not been resolved in the negotiation of the merger agreement at the time the Initial Proposal was withdrawn. On November 24, 1998, Mario Sbarro, on behalf of the Continuing Shareholders, met with Mr. Mandell and Parker Chapin to review open issues. At that meeting, Mr. Sbarro was advised that, before specific issues could be resolved, the Continuing Shareholders should make a formal proposal to the Board.

         After the close of business on November 25, 1998, a telephonic meeting of the Board (at which only Mario Sbarro, and Messrs. Kestenbaum, Mandell, Vatter and Zimmerman were able to participate due to the short notice given) was held, at which the Continuing Shareholders submitted a proposal for the Merger of a company to be formed by them with and into the Company, pursuant to which each Public Shareholder of the Company would receive $27.50 in cash in exchange for their shares of Common Stock. This proposal is referred to in this Proxy Statement as the "Revised Proposal." The Revised Proposal was, except for the proposed Merger Consideration, under terms similar to those contained in the Initial Proposal, including the same conditions. The Continuing Shareholders advised the Board that they had been informed that Bear Stearns was "highly confident" in its ability to place or arrange the financing for the Merger.

         At the November 25 meeting, the Board reappointed the Special Committee and, as it had with the Initial Proposal, authorized the Special Committee to consider and evaluate the Revised Proposal, assess whether it would be in the best interests of the Company and the Public Shareholders to pursue a transaction with the Continuing Shareholders, make a recommendation to the Board with respect to acting on the Revised Proposal and, if appropriate, enter into and conduct discussions concerning the Revised Proposal and negotiate a definitive agreement with respect to the Revised Proposal on behalf of the Company. In addition, the Special Committee was again authorized to retain, at the expense of the Company, legal counsel and an independent investment banking firm to assist and advise it in its work concerning the Revised Proposal. Following this meeting, the Company issued a press release announcing the Revised Proposal.

         Beginning on November 27, 1998, seven lawsuits were commenced against the Company, those Continuing Shareholders who are directors of the Company and, except in certain lawsuits, all or some of the other directors. Like the Initial Proposal Litigation, the lawsuits were purportedly brought by certain Public Shareholders as class actions on behalf of all Public Shareholders. In general, the new lawsuits allege that the defendants breached their fiduciary duties, that the proposed price to be paid Public Shareholders was inadequate and that there were inadequate procedural protections for the Public Shareholders. These new actions are referred to in this Proxy Statement as the "Current Shareholder Litigation." See "LITIGATION PERTAINING TO THE MERGER -- Current Shareholder Litigation."

         During the next several days, informal conversations were held among members of the Special Committee, in which the Special Committee determined to again retain Willkie Farr as its legal advisor and Prudential Securities as its financial advisor based, in large part, upon their respective experience, expertise and familiarity with the Company gained from participation in the Initial Proposal, and experience in advising special committees of boards of directors in similar transactions. Both firms were formally retained at a meeting of the Special Committee held on Tuesday, December 1, 1998. New engagement letters with Prudential Securities and Willkie Farr were approved. At the December 1 meeting, the Special Committee also discussed with its advisors the status of several outstanding issues.

         During the period from December 1, 1998 through January 18, 1999, representatives of Prudential Securities recommenced their due diligence review, including holding additional discussions with management of the Company concerning the Company's business, financial condition and prospects. In connection with this review, the Company provided to Prudential Securities copies of information relating to the business sale process, including the confidential information memorandum, which contained projections prepared for use in the sale process, Bear Stearns' potential purchasers' log, and the Company's updated operating projections. See " -- Certain Financial Projections." Telephone conference calls also took place in which Bear Stearns provided Prudential Securities with additional information concerning the business sale process. During this period, Company management held meetings with potential bank lenders and Bear Stearns regarding possible financing for the Merger.

         On December 3, 1998, Parker Chapin delivered to Willkie Farr a proposed Merger Agreement reflecting changes requested by the Continuing Shareholders and certain of the changes that had been requested by the Special Committee at the time negotiations of the Initial Proposal had terminated and that were acceptable to the Continuing Shareholders.

         On December 15, 1998, representatives of the Continuing Shareholders, Bear Stearns and the Special Committee met, and the Continuing Shareholders and the Special Committee negotiated various provisions in the proposed Merger
Agreement. Since Prudential Securities had not completed its diligence concerning the Company, the Merger Consideration was not discussed.

         During the period from December 16, 1998 through January 18, 1999, various meetings and telephone conferences were held among representatives of the Continuing Shareholders and representatives of the Special Committee to negotiate various provisions in the proposed Merger Agreement, including the Merger Consideration. During this period, the Continuing Shareholders and members of the Special Committee received various drafts of the proposed Merger Agreement that were revised to reflect negotiated changes.

         In addition, meetings and telephone conferences also were held among the Continuing Shareholders, Parker Chapin and counsel to certain of the plaintiffs in the Current Shareholder Litigation. Separate discussions also were held between the Continuing Shareholders and Richard A. Mandell, Chairman of the Special Committee, as well as between the representatives of the Special Committee and counsel to those plaintiffs.

         During the week of January 8, 1999, Parker Chapin and counsel for the plaintiffs in the Current Shareholder Litigation discussed a possible basis for the settlement of the Current Shareholder Litigation. On January 11, 1999, the Continuing Shareholders and counsel for the plaintiffs reached a tentative understanding under which the Continuing Shareholders would increase the price to be paid for the Public Shares to $28.85 per share. This understanding was then communicated to Mr. Mandell.

         During the next few days, further negotiations were held which resolved the remaining open issues in the Merger Agreement. A revised draft of the Merger Agreement and the presentation prepared by Prudential Securities analyzing the Merger and the Merger Consideration was distributed to all directors on January 15, 1999.

         Meanwhile, during the period from January 12, 1999 through January 19, 1999, representatives of the Continuing Shareholders and counsel for the plaintiffs in the Current Shareholder Litigation negotiated the remaining terms of a Memorandum of Understanding to set forth the proposed terms and conditions for the settlement of the Current Shareholder Litigation.

         On January 19, 1999, the Special Committee held a meeting to consider the Merger Agreement and determine whether to recommend its adoption to the full Board. The meeting was attended by all members of the Special Committee, with Paul A. Vatter attending by telephone conference. Representatives of Prudential Securities and Willkie Farr also attended the meeting. Willkie Farr advised the members of the Special Committee as to their fiduciary duties in considering this matter, reviewed the principal terms and conditions of the proposed Merger Agreement and summarized the terms of the proposed settlement of the Current Shareholder Litigation. Prudential Securities made a presentation to the Special Committee, in which it discussed the information described under "-- Presentation and Fairness Opinion of Prudential Securities." Prudential Securities then rendered its oral opinion (confirmed in writing later that day) to the Special Committee that, as of such date, the Merger Consideration of $28.85 per share to be received by the Public Shareholders in the Merger was fair, from a financial point of view, to the Public Shareholders. At the conclusion of these presentations and after full discussion, including a discussion of the items discussed under "--Recommendations of the Special Committee and the Board of Directors," the Special Committee unanimously concluded that the Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of, the Company and the Public Shareholders and unanimously resolved to recommend to the Board that it adopt the Merger Agreement.

         Later in the day of January 19, 1999, a meeting of the Board was held to consider adopting the Merger Agreement. The meeting was attended by all members of the Board except Carmela Sbarro, with Paul A. Vatter attending by telephone conference. Representatives of Parker Chapin, Willkie Farr, Warshaw Burstein and Bear Stearns also attended the meeting. Parker Chapin advised the members of the Board as to their fiduciary duties and the provisions of the NYBCL pertaining to the approval of transactions with interested directors. Mr. Mandell presented a report from the Special Committee which described the process employed by the Special Committee and its advisors, as well as the Special Committee's reasons for recommending adoption of the Merger Agreement. Willkie Farr described for the Board the structure of the Merger and the principal terms of the Merger Agreement, including the more significant covenants and closing conditions, and provisions for termination, indemnification and expense reimbursement. The Board also was advised of the opinion of Prudential Securities. The Board further was advised by Parker Chapin that the Memorandum of Understanding to settle the Current Shareholder Litigation had been executed by counsel to the plaintiffs and contemplated a $28.85 in cash per share Merger Consideration. After discussion, based in part on the recommendation of the Special Committee and the fairness opinion received from Prudential Securities, the members of the Board present at the meeting, including all members of the Special Committee, unanimously concluded that the Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of, the Company and the Public Shareholders, unanimously adopted the Merger Agreement, authorized the Company to enter into the Merger Agreement and resolved to recommend to the Public Shareholders that they vote to adopt the Merger Agreement. See "-- Recommendation of the Special Committee and the Board of Directors."

         Certain directors may have actual or potential conflicts of interest in connection with this action and recommendation that are discussed below under "-- Interests of Certain Persons in the Merger and the Company."

         Following completion of the meeting of the Board, the Merger Agreement was executed. Prior to the commencement of trading in the Common Stock on January 20, 1999, the Company issued a press release announcing that the Merger Agreement and the Memorandum of Understanding to settle the Current Shareholder Litigation had been entered into.

Recommendations of the Special Committee and the Board of Directors

         At a meeting of the Special Committee held on January 19, 1999, at which all members of the Special Committee were present, with Paul A. Vatter attending by telephone conference, the Special Committee met with its legal and financial advisors to review the proposed terms of the Merger. The Special Committee unanimously concluded that the Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of, the Company and the Public Shareholders, and unanimously resolved to recommend to the Board that it adopt the Merger Agreement.

         At a special meeting of the Board held immediately following the Special Committee's determination, at which all directors of the Company were present, except for Carmela Sbarro, the Board considered the recommendation of the Special Committee. The Board members who were present unanimously concluded, based in part on the recommendation of the Special Committee, that the Merger, as reflected in the Merger Agreement, and the terms and provisions of the Merger Agreement, including the Merger Consideration of $28.85 in cash per share, were fair to, and in the best interests of the Company and the Public Shareholders, unanimously adopted the Merger Agreement, authorized the Company to enter into the Merger Agreement and unanimously resolved to recommend to the Public Shareholders that they vote to adopt the Merger Agreement.

         Special Committee. In determining to recommend that the Board adopt the Merger Agreement, the Special Committee considered a number of factors. The material factors considered by the Special Committee were:

         (1) Prudential Securities' opinion that, as of January 19, 1999, the date of the Special Committee's meeting to consider the Merger, the Merger Consideration was fair, from a financial point of view, to the Public Shareholders. The full text of Prudential Securities' opinion, describing various considerations, assumptions and limitations stated therein, is set forth in Annex II to this Proxy Statement. The Special Committee also considered the presentations by Prudential Securities to the Special Committee regarding:

                  o the Company's current financial condition, results of operations and future prospects (both as a public and a private company);

                  o the industry in which the Company operates and the financial, operating and stock price history of the Company in comparison to certain pizza and value priced Italian restaurant companies and fast food restaurant companies, including considerations of current market prices, historical market prices, sales growth, discounted cash flow, enterprise value and equity value, as well as an analysis of the valuation of comparable transactions, all of which are reflected in the report presented by Prudential Securities to the Board on January 19, 1999, and in the opinion of Prudential Securities; and

                  o Bear Stearns' "highly confident" letter and related term sheet relating to the financing for the Merger, which are annexed as Exhibits "A" and "B", respectively, to the Merger Agreement.

         See "-- Presentation and Fairness Opinion of Prudential Securities."

         (2)      The  fact   that  the   Merger   Agreement   and  the   Merger
                  Consideration are the product of arms' length negotiations between the Continuing Shareholders and the Special Committee, as well as between the Continuing Shareholders and counsel to the plaintiffs in the Current Shareholder Litigation. These negotiations led to an increase in the proposed Merger Consideration from $27.50 to $28.85 per share, and the belief of the members of the Special Committee that $28.85 per share was the highest price that the Continuing Shareholders were willing to pay.

         (3) The solicitation of interest with respect to the possible sale of the Company in August and September 1998. Despite a solicitation conducted for the Company by Bear Stearns to 38 potential purchasers, the process yielded only four written preliminary indications of interest, none of which were acceptable to the Continuing Shareholders. The Special Committee also was advised that none of Bear Stearns, the Company or the Continuing Shareholders had received any proposals for the purchase of the business or the Common Stock owned by the Continuing Shareholders since the termination of the business sale process on October 7, 1998. See "-- Background of the Transaction."

         (4)      The terms and conditions of the Merger Agreement, including:

                  o the ability of the Board to furnish information to, and enter into negotiations with, third parties with respect to unsolicited alternative offers or proposals if, in its good faith judgment, the
                           proposal   is  more   favorable   to  the   Company's
                           shareholders than the Merger, is achievable and supported by creditable financing, and the Board's failure to take these actions would otherwise breach its fiduciary duties to the Company's shareholders under applicable law (see "THE MERGER AGREEMENT -- No Solicitation; Fiduciary Obligations of Directors");

                  o the fact that adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Meeting, excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes, as well as two-thirds of the votes of all outstanding shares of Common Stock;

                  o the fact that the approval of the Special Committee is required for any action that may be taken by the Board pursuant to the Merger Agreement (including any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder); and

                  o the absence of any termination or "break up" fees payable by the Company and the fact that (i) the Company's only financial obligation to the Continuing Shareholders in the event of termination of the Merger Agreement would be the payment of the Continuing Shareholders' fees and expenses, up to $500,000, and that such payment would not be made if the Merger Agreement is terminated because of (a) failure of the Continuing Shareholders to obtain financing (unless resulting from a material adverse change in the securities, financial or borrowing markets) or (b) a breach by Mergeco or the Continuing Shareholders of their representations, warranties or covenants, and (ii) if the Merger Agreement is terminated due to failure of the Continuing Shareholders to obtain financing (unless resulting from a material adverse change in the securities, financial or borrowing markets), then Mergeco and the Continuing Shareholders would, jointly and severally, be obligated to pay the Company for 50% of the fees and expenses incurred by the Company, up to $500,000.

         (5) The receipt by the Continuing Shareholders and Mergeco of a "highly confident" letter and related term sheet from Bear Stearns with respect to the arrangement of the necessary financing for the Merger, copies of which are attached as exhibits to the Merger Agreement.

         (6) The Merger Consideration of $28.85 per share, which represents a premium of 16.3% over $24-13/16, the closing price per share of the Common Stock on the NYSE on November 25, 1998, the day on which, following the close of trading, the Company announced the Revised Proposal.

         (7) The Company's current financial condition, results of operations and future prospects (both as a public company and as a private company), as well as the strategic direction of its business and the trends in the restaurant industry, based upon the knowledge of the members of the Special Committee, each of whom has been a director of the Company for more than the past ten years.

         (8) The Special Committee's conclusion that the decline in the Company's rate of growth in both revenues and operating income in recent years and the fact that comparable unit sales and operating margins had remained relatively flat may limit the potential for an increase in the market price of the Common Stock. The Special Committee also considered (i) the maturity of the Company's existing core business, (ii) the limited prospects of significant growth in the Company's core business and (iii) uncertain growth prospects of the Company's existing joint ventures and any future concepts the Company might develop.

         (9) The fact that no regulatory approvals are required in order for Mergeco and the Continuing Shareholders to consummate the Merger other than, in certain cases, obtaining approvals under alcohol and beverage licenses of the Company resulting from a technical "change of control" of the Company, which approvals are likely to be obtained since "control" would be passing to the Continuing Shareholders who were approved with respect to the Company. On the other hand, it is likely that, in addition to obtaining alcohol and beverage license approvals or transfers, other regulatory approvals (including under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended), not required with respect to the Merger, would be required if the Company were to be sold to others. See "-- Regulatory Approvals."

         (10) The simplification of the management reporting process and reduction of overhead and compliance costs that could result from the privatization of the Company, coupled with the Special Committee's belief that, because of the concentration of family control of the business, the Company should be able to operate better as a private company than as a public company. In addition, as a result of privatization, the Company's management will be able to focus on long-term growth rather than short-term results.

         The Special Committee did not attempt to determine the liquidation value of the Company and did not give significant weight to the per share book value of the Company (which was $11.78 at October 4, 1998, the end of the Company's last fiscal quarter for which such information was calculated prior to the Special Committee's determination) because it believed that those measures of value were not relevant in determining the value of the Company as a going concern.

         In recommending that the Board adopt the Merger Agreement, the Special Committee was aware, and considered as a negative factor, that if the Merger is consummated, the Public Shareholders would no longer participate in any potential future growth and earnings of the Company. In this regard, the Special Committee also considered that if the business sale projections contained in the confidential information memorandum utilized in the business sale process in August 1998 discussed under "-- Certain Financial

Projections" are realized, the Common Stock could significantly increase in value. The Special Committee also noted that Prudential Securities, in rendering its opinion as to the fairness of the Merger Consideration to the Public Shareholders, relied on the Company's updated operating projections and not the business sale projections. The Special Committee concluded that, in light of its analysis of the Company, its business and its growth prospects, receiving a premium above the market price of the Common Stock by Public Shareholders is preferable to an uncertain future return.

         The Board of Directors. In reaching its determination that the Merger and Merger Consideration are fair to, and in the best interests of, the Company and the Public Shareholders, adopting the Merger Agreement and recommending that the Public Shareholders adopt the Merger Agreement, the Board considered and relied upon the conclusions and recommendation of the Special Committee and the factors described above which the Special Committee took into account in making its recommendation to the Board.

         In light of the number and variety of factors that the Special Committee and Board considered in their respective evaluations of the Merger, neither the Special Committee nor the Board found it practicable to assign relative weights to the foregoing factors and, accordingly, neither did so.

         The Special Committee and the Board believe that the Merger is procedurally fair because, among other things, (i) the Special Committee consisted of independent directors appointed by the Board to represent solely the interests of, and to negotiate on behalf of, the Public Shareholders, (ii) the Special Committee retained and was advised by Willkie Farr as its own legal counsel, which assisted the Special Committee in its negotiations, (iii) the Special Committee retained Prudential Securities to assist it in evaluating the Merger Consideration and received an opinion from Prudential Securities as to the fairness of the Merger Consideration to the Public Shareholders from a financial point of view, (iv) the terms and conditions of the Merger Agreement, including the Merger Consideration, resulted from arms' length negotiations between the Special Committee and the Continuing Shareholders and their respective advisors, (v) the Merger Consideration was also negotiated between counsel to the plaintiffs in the Current Shareholder Litigation and the Continuing Shareholders and their respective advisors, and (vi) the Merger Agreement must be adopted by the affirmative vote of a majority of the votes cast at the Meeting excluding votes cast by Continuing Shareholders, abstentions and broker non-votes, in addition to the statutory requirement that the Merger Agreement be adopted by two-thirds of the votes of all outstanding shares of Common Stock.

         THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE PUBLIC SHAREHOLDERS. BASED IN PART UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         Except to the extent a recommendation is made in a person's capacity as a director, no executive officer of the Company, nor any of the Continuing Shareholders or Mergeco has made any recommendation with respect to adoption of the Merger Agreement or any other transaction contemplated by the Merger Agreement. The Continuing Shareholders and Mergeco have agreed to vote their Common Stock in favor of adoption of the Merger Agreement.

         The Continuing Shareholders, Mergeco and the Company have been informed by the other directors and executive officers of the Company, who owned an aggregate of 31,568 shares of Common Stock on the Record Date, that they plan to vote their Common Stock in favor of adoption of the Merger.

The Continuing Shareholders' Purpose and Reasons for the Merger

         The Continuing Shareholders entered into the Merger Agreement in order to become the sole owners of the Company. The transaction is structured as a merger, in which the equity interest in the Company of all the Public Shareholders would be extinguished in exchange for $28.85 in cash per share of Common Stock. A merger enables the transaction to be completed in one step, which would minimize the risk that the contemplated transactions will not be finalized and reduce transaction costs.

         The Continuing Shareholders believe that causing the Company to be closely held will:

         o Afford the Public Shareholders an opportunity to dispose of their Common Stock at a premium over the market price of the Common Stock on November 25, 1998, the date the Continuing Shareholders made the Revised Proposal;

         o Enable the Company's management to focus on long-term growth rather than, as most publicly held companies, on short-term results;

         o Provide the Continuing Shareholders with increased flexibility in dealing with matters of succession and estate planning;

         o        Afford  the  Company's  management  with  greater  operational
                  flexibility,   simplification  of  the  management   reporting
                  process and reduction of overhead and compliance costs;

         o Enable the Company to elect to be taxed under the provisions of Subchapter S under the Internal Revenue Code of 1986, as amended (the "Code"), to avoid the double tax on distributions that presently exists on dividends paid by the Company (although each shareholder is taxed on his share of the Company's income whether or not it is distributed);

         o Afford the Continuing Shareholders the possible advantages of owning a "highly leveraged" entity, where any improvement in earnings, after interest expense (which would be tax deductible), inures to the benefit of shareholders and not lenders. The Continuing Shareholders recognize, however, that the transactions contemplated by the Merger Agreement will involve a substantial risk to them because of the large amount of indebtedness to be incurred by the Surviving Corporation in connection with the consummation of the Merger. See "-- Financing of the Merger."

         o Reduce costs associated with publishing and distributing to its shareholders annual and quarterly reports and proxy statements, which the Continuing Shareholders estimate will result in annual savings to the Company of approximately $200,000, since the Company will no longer be subject to the proxy solicitation rules under the Exchange Act, although as a result of the proposed Debt Financing, the Company will be required to continue to file quarterly and annual reports with the SEC or deliver similar documents to investors in the Debt Financing.

         The Continuing Shareholders and Mergeco have concluded that the Merger, including the Merger Consideration of $28.85 per share in cash and the terms and conditions of the Merger Agreement, are fair to the Company and the Public Shareholders based upon the following factors: (i) Prudential Securities rendered an opinion to the Special Committee to the effect that, as of January 19, 1999, the date the Merger Agreement was entered into, based upon and subject to various considerations, assumptions and limitations stated therein, the Merger Consideration was fair, from a financial point of view, to the Public Shareholders, (ii) the conclusions of the Special Committee and the Board, (iii) the Special Committee, consisting solely of independent directors, unanimously recommended that the Board adopt the Merger Agreement, (iv) the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arms' length, good faith negotiations between the Special Committee and the Continuing Shareholders and their respective advisors, as well as, in the case of the Merger Consideration, between counsel to the plaintiffs in the Current Shareholder Litigation and the Continuing Shareholders and their respective advisors, (v) during the substantial period of time which would elapse between the announcement of entering into the Merger Agreement and the Effective Time, there would be ample time and opportunity for other persons to propose alternative transactions to the Merger, and that the Merger Agreement permits the Board to furnish information to, and enter into negotiations with, third parties with respect to unsolicited alternative offers or proposals if, in the Board's good faith judgment, the proposal is more favorable to the Company's shareholders than the Merger, is achievable, is supported by creditable financing and the Board's failure to take these actions would otherwise breach its fiduciary duties to the Company's shareholders under applicable law, (vi) the Merger Consideration represents a premium of 16.3% over the closing per share market price of the Common Stock on the NYSE on the date the Continuing Shareholders made the Revised Proposal, and (vii) the other factors discussed above which were taken into account by the Special Committee and the Board (see "-- Recommendation of the Special Committee and the Board of Directors" and " -- Presentation and Fairness Opinion of Prudential Securities").


Presentation and Fairness Opinion of Prudential Securities

         On January 19, 1999, Prudential Securities delivered its opinion to the Special Committee to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the Public Shareholders. Prudential Securities presented the financial analysis underlying its opinion at a meeting of the Special Committee on January 19, 1999.

         The full text of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Annex II and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. You are urged to read the Prudential Securities opinion in its entirety.

         The Prudential Securities opinion is directed only to the fairness of the Merger Consideration to the Public Shareholders from a financial point of view. It does not constitute a recommendation to any shareholder as to how that shareholder should vote at the Meeting or as to any other action that shareholder should take regarding the proposed Merger.

         The full text of the presentation by Prudential Securities relating to its opinion is attached as an exhibit to the Schedule 13E-3 Transaction Statement (the "Schedule 13E-3") filed with the SEC with respect to the Merger. The Schedule 13E-3 and all exhibits, including the Prudential Securities presentation, may be inspected and copied at, and obtained by mail, from the SEC as set forth under the section heading "AVAILABLE INFORMATION" and will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company or an interested shareholder's representative who has been so designated in writing.

         In conducting its analysis and arriving at its opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:

         o a draft, dated January 19, 1999, of the Merger Agreement, including the exhibits thereto;

         o        a draft,  dated  January 19, 1999,  of the "highly  confident"
                  letter  from  Bear  Stearns  to  certain  of  the   Continuing
                  Shareholders and Mergeco;

         o certain publicly available historical, financial and operating data for the Company including, but not limited to, (i) the Annual Report to shareholders and Annual Report on Form 10-K for the fiscal year ended December 28, 1997, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 1998, (iii) Current Reports on Forms 8-K, filed with the SEC on June 18, 1998, September 22, 1998 and December 2, 1998, and (iv) the Proxy Statement relating to the Annual Meeting of Shareholders held on August 19, 1998;

         o historical stock market prices and trading volumes for the Common Stock;

         o certain information relating to the Company, including projected balance sheets, income statements and cash flow data for the 1998 through 2003 fiscal years, prepared by the management of the Company;

         o the Company's confidential information memorandum dated August 1998, and the preliminary written indications of interest received from prospective purchasers;

         o publicly available financial, operating and stock market data concerning certain companies engaged in businesses that Prudential Securities deemed comparable to the Company or otherwise relevant to its inquiry;

         o        the financial terms of certain recent transactions,  including
                  "going  private"  transactions,   that  Prudential  Securities
                  deemed relevant to its inquiry; and

         o such other financial studies, analyses and investigations that Prudential Securities deemed relevant to its inquiry.

         Prudential Securities assumed, with the Company's consent, that the draft of the Merger Agreement that they reviewed would conform in all material respects to the definitive Merger Agreement.

         Prudential Securities discussed with management of the Company (i) the past and current operating results and financial condition of the Company, (ii) the prospects for the Company, (iii) management's estimates of the Company's future financial performance, and (iv) such other matters as Prudential Securities deemed relevant. Prudential Securities also considered qualitative factors associated with the proposed Merger, including the existing management profile and stock ownership.

         In connection with its review and analysis and in the preparation of its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by the Company and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to certain financial forecasts of the Company that the Company's management provided to Prudential Securities, Prudential Securities assumed that such information, and the assumptions and bases therefor, represented the Company's management's best then available estimate as to the future financial performance of the Company. Further, the Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date the opinion was rendered and can only be evaluated as of such date, and Prudential Securities assumes no responsibility to update or revise the Prudential Securities opinion based upon events or circumstances occurring after that date.

         The Prudential Securities opinion, including Prudential Securities' presentation of such opinion to the Special Committee, was one of the many factors that the Special Committee took into consideration in making its determination to recommend to the Board adoption of the Merger Agreement. See "-- Recommendations of the Special Committee and the Board of Directors." Consequently, Prudential Securities' analyses described below should not be viewed as solely determinative of the opinion of the Special Committee with respect to the Merger Consideration.

         In arriving at its opinion, Prudential Securities performed a variety of financial analyses, including those summarized in this Proxy Statement. The summary set forth below of the analyses presented to the Special Committee at the January 19, 1999 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Special Committee on January 19, 1999.

         Risk and Growth Analysis. Prudential Securities reviewed and compared certain financial and operating information relating to the Company to corresponding financial and operating information for selected groups of certain companies that were considered by Prudential Securities to be reasonably similar to the Company. The first group of companies consisted of pizza and value priced Italian food companies, including CEC Entertainment, Inc., Darden Restaurants, Inc., NPC International, Inc., Pizza Inn, Inc., and Uno Restaurant Corporation, referred to here as the "Pizza and Italian Food Comparable Companies." The second group of companies consisted of fast food companies, including Foodmaker, Inc., Tricon Global Restaurants, Inc., Sonic Corp. and Wendy's International, Inc., referred to here as the "Fast Food Comparable Companies." The Pizza and Italian Food Comparable Companies and the Fast Food Comparable Companies are referred to collectively as the "Comparable Companies."

         When compared to the Pizza and Italian Food Comparable Companies, Prudential Securities' analysis showed, among other things, that:

         o comparable restaurant sales growth over the trailing eight quarters ended between September 27, 1998 and November 29, 1998 ranged from - 9.7% to 14.2% compared to - 0.9% to 1.6% for the Company;

         o projected consensus earnings per share growth rate for five years ranged from 11% to 22% compared to 5.0% for the Company;

         o historical sales growth over two years ranged from - 0.6% to 18.4% compared to 4.5% for the Company;

         o historical earnings before interest, taxes, depreciation and amortization ("EBITDA") growth over two years ranged from
                  - 6.2% to 64.2% compared to 6.7% for the Company;

         o historical earnings before interest and taxes ("EBIT") growth over two years ranged from - 9.1% to 301.2% compared to 9.5% for the Company;

         o historical net income growth over two years ranged from - 9.2% to 17% compared to 10.1% for the Company;

         o total latest twelve months ("LTM") sales as of the latest reported quarter prior to January 19, 1999 ranged from $68.2 million to $3,409.6 million compared to $357.9 million for the Company;

         o number of restaurants as of the latest reported quarter prior to January 19, 1999 ranged from 163 to 1,143 compared to 881 for the Company;

         o equity market capitalization as of January 12, 1999 ranged from $48.0 million to $2,532.8 million compared to $521.2 million for the Company;

         o enterprise value as of January 12, 1999 ranged from $54.8 million to $2,840.6 million compared to $395.4 million for the Company;

         o LTM EBITDA margins as of the latest reported quarter prior to January 19, 1999 ranged from 9.8% to 21.9% compared to 22.3% for the Company;

         o LTM EBIT margins as of the latest reported quarter prior to January 19, 1999 ranged from 6.0% to 14.8% compared to 15.9% for the Company;

         o total debt to total book capitalization as of the latest reported quarter prior to January 19, 1999 ranged from 0.5x to 0.1x compared to 0.0x for the Company; and

         o LTM net income margins as of the latest reported quarter prior to January 19, 1999 ranged from 3.1% to 8.6% compared to 10.7% for the Company.

         When compared to the Fast Food Comparable Companies, Prudential Securities' analysis showed, among other things, that:

         o comparable restaurant sales growth over seven quarters ending between August 31, 1996 and October 4, 1998 ranged from 2.0% to 10.3% compared to - 0.9% to 1.6% for the Company;

         o projected consensus earnings per share growth rate for five years ranged from 14.0% to 20.0% compared to 5.0% for the Company;

         o historical sales growth over two years ranged from - 2.8% to 20.4% compared to 4.5% for the Company;

         o historical EBITDA growth over two years ranged from - 4.9% to 20.9% compared to 6.7% for the Company;

         o historical EBIT growth over two years ranged from 0.6% to 18.8% compared to 9.5% for the Company;

         o historical net income growth over two years ranged from 11.1% to 41.1% compared to 10.1% for the Company;

         o total LTM sales as of the latest reported quarter prior to January 19, 1999 ranged from $219.1 million to $8,732.0 million compared to $357.9 million for the Company;

         o number of restaurants as of the latest reported quarter prior to January 19, 1999 ranged from 1,414 to 29,600 compared to 881 for the Company;

         o equity market capitalization as of January 12, 1999 ranged from $443.5 million to $7,656.0 million compared to $521.2 million for the Company;

         o enterprise value as of January 12, 1999 ranged from $510.8 million to $11,251.0 million compared to $395.4 million for the Company;

         o LTM EBITDA margins as of the latest reported quarter prior to January 19, 1999 ranged from 11.4% to 23.1% compared to 22.3% for the Company;

         o LTM EBIT margins as of the latest reported quarter prior to January 19, 1999 ranged from 7.8% to 17.5% compared to 15.9% for the Company;

         o total debt to total book capitalization as of the latest reported quarter prior to January 19, 1999 ranged from 1.6x to 0.3x compared to 0.0x for the Company; and

         o LTM net income margins as of the latest reported quarter prior to January 19, 1999 ranged from 1.6% to 10.2% compared to 10.7% for the Company.

         Discounted Cash Flow Analysis. Prudential Securities also considered the results of a discounted cash flow analysis of the Company. Prudential Securities calculated the net present value of the Company's projected five-year stream of unlevered free cash flows and projected terminal value multiple of 2003 EBITDA, based on the financial projections provided to Prudential Securities by the Company. Prudential Securities applied discount rates ranging from 10.50% to 14.50% and terminal value multiples of 5.0x and 6.0x. This analysis resulted in an implied range of per share value of $25.99 to $31.92.

         Comparable Companies Analysis. A comparable companies analysis was employed by Prudential Securities to establish a range of implied equity values per share of common stock. Prudential Securities analyzed publicly available historical and projected financial results, including:

         o current enterprise value as a multiple of: LTM revenues, LTM EBITDA and LTM EBIT.

         o current equity value as a multiple of: LTM net income, projected 1998 earnings per share ("1998 EPS"), projected 1999 earnings per share ("1999 EPS") and book value (at October 4, 1998); and

         The Pizza and Italian Food Comparable Companies were found to have a range of enterprise value as a multiple of LTM Revenues of 0.6x to 1.3x; a range of enterprise value as a multiple of LTM EBITDA of 4.6x to 8.5x; a range of enterprise value as a multiple of LTM EBIT of 8.1x to 13.9x; a range of equity value as a multiple of LTM net income of 10.9x to 21.0x; a range of equity value as a multiple of 1998 EPS of 12.3x to 22.0x; a range of equity value as a multiple of 1999 EPS of 11.6x to 18.8x; and a range of equity value as a multiple of book value of 1.0x to 2.6x. Applying such multiples to the Company's LTM revenues, LTM EBITDA, LTM EBIT, LTM net income, 1998 EPS, 1999 EPS and book value resulted in an implied range of equity value per share of $11.54 to $43.95.

         The Fast Food Comparable Companies were found to have a range of enterprise value as a multiple of LTM Revenues of 1.0x to 2.3x; a range of enterprise value as a multiple of LTM EBITDA of 8.8x to 10.1x; a range of enterprise value as a multiple of LTM EBIT of 12.6x to 16.0x; a range of equity value as a multiple of LTM net income of 19.3x to 21.7x; a range of equity value as a multiple of 1998 EPS of 18.1x to 19.6x; a range of equity value as a multiple of 1999 EPS of 15.4x to 18.8x; and a range of equity value as a multiple of book value of 2.6x to 6.3x. Applying such multiples to the Company's LTM revenues, LTM EBITDA, LTM EBIT, LTM net income, 1998 EPS, 1999 EPS and book value resulted in an implied range of equity value per share of $23.34 to $73.60.

         Comparable Transactions Analysis. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions which Prudential Securities deemed to be reasonably similar to the Merger, and considered the multiple of the acquired entity's enterprise value to its LTM revenues, LTM EBITDA and LTM EBIT, and the multiple of the acquired entity's equity value to its LTM net income and book value at October 4, 1998 based upon publicly available information for such transactions. The transactions considered were the combinations of: (i) Spaghetti Warehouse and Consolidated Restaurant Cos, (ii) Au Bon Pain Co Inc. and Bruckman Rossner Sherrill & Co.,
(iii) Pollo Tropical and Carrols Corp.,  (iv)  Bertucci's and NE Restaurant Co.,
(v) DavCo Restaurants and DavCo Acquisition Holding Inc., (vi) International Dairy Queen and Berkshire Hathaway, (vii) Perkins Family Restaurants, L.P. and The Restaurant Company, (viii) Krystal Company and Port Royal Holdings, Inc., and (ix) Family Restaurants and Flagstar Companies, Inc. (collectively, the "Comparable Transactions"). The Comparable Transactions were found to imply for each acquired entity a range of enterprise value as a multiple of LTM revenues of 0.6x to 1.4x; a range of enterprise values as a multiple of LTM EBITDA of 6.8x to 8.4x; a range of enterprise value as a multiple of LTM EBIT of 9.0x to 16.4x; a range of equity value as a multiple of LTM net income of 0.5x to 28.0x; and a range of equity value as a multiple of book value of 0.9x to 6.1x. Applying such multiples to the Company's LTM revenues, LTM EBITDA, LTM EBIT, LTM net income and book value resulted in an implied range for the equity value per share of $11.01 to $71.48.

         None of the Comparable Companies or acquired entities used in the above analyses for comparative purposes is, of course, identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of each of the Comparable Companies or the acquired entities and other factors that could affect the public trading value of the Comparable Companies or the consideration paid for each of the acquired entities as well as the proposed Merger Consideration for the Company.

         The Special Committee engaged Prudential Securities to be its exclusive financial advisor in connection with the Revised Proposal and to provide a fairness opinion because Prudential Securities is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, because of its familiarity with the Company, because it has substantial experience in transactions similar to the proposed Merger. Pursuant to an engagement letter dated November 30, 1998 among the Company, the Special Committee and Prudential Securities, the Company paid Prudential Securities a retainer of $500,000 on November 30, 1998 and an additional $250,000 upon the delivery of the fairness opinion of Prudential Securities. An additional fee of $225,000 will be payable upon the consummation of the Merger. Pursuant to an engagement letter dated January 20, 1998, in connection with the Initial Proposal, the Company paid Prudential Securities a retainer of $250,000 upon such initial retention. In addition, the November 30, 1998 engagement letter with Prudential Securities provides that the Company will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade shares of the Common Stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Financial Projections

         The Company does not as a matter of course make public forecasts or projections as to future performance (including as to revenues, earnings, other income statement items and cash flows) or financial position. However, in August 1998, the Company's management prepared long-term projections in connection with the engagement of Bear Stearns to solicit interest in the acquisition of the Company by third parties (the "Business Sale Projections"). See "-- Background of the Transaction." In October 1998, the Company's management updated the Company's operating plan to reflect present and expected future business trends and conditions. The operational and financial projections prepared by the
Company in connection with the updated operating plan are referred to in this Proxy Statement as the "Operating Projections." The Business Sale Projections and the Operating Projections are referred to collectively as the "Projections." The Business Sale Projections set forth below are the same as included in a confidential information memorandum provided to potential purchasers of the Company who indicated an interest in acquiring the Company and entered into confidentiality agreements (see "--Background of the Transaction"). The Operating Projections, which appear following the Business Sale Projections, are based on more detailed financial information. The Projections are included in this Proxy Statement solely because they were provided to Prudential Securities.

         There are significant differences between the Business Sale Projections and the Operating Projections. The Business Sale Projections assumed an aggressive expansion strategy and were designed to solicit interest from potential purchasers by presenting the possibility for significant growth in both revenues and EBITDA. The Operating Projections reflect management's then current view of the Company's future prospects in light of present and expected future business trends.

         The primary differences in the assumptions between the Business Sale Projections and the Operating Projections are that the Business Sale Projections reflected (i) higher comparable restaurant unit annual sales increases, (ii) increased openings of Sbarro restaurant units, (iii) higher operating margins, and (iv) a more rapid expansion of the Company's Umberto's of New Hyde Park joint venture.

         The Projections were based upon numerous estimates and assumptions that are inherently subject to significant uncertainties, are difficult to predict and, in many cases, are influenced by factors beyond the Company's control. The material assumptions used in preparing the Projections are described in the respective Projections and footnotes to the Projections. Certain assumptions on which both the Business Sale Projections and the Operating Projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that were more favorable than recent historical results. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those predicted. See "SUMMARY--Forward-Looking Information."

         The Company's 1998 fiscal year consisted of 53 weeks. All projected years consist of 52 weeks. The projected financial results for the 1998 fiscal year in the Projections were based on the first 52-weeks of that fiscal year in order to provide comparability to the historical and projected periods. At the time the Projections were prepared, the Company's management estimated that approximately $8.0 million of revenue and $3.0 million of EBITDA would be generated during the 53rd week of fiscal 1998. Actual 1998 revenues and EBITDA for the 53rd week totaled $8.5 million and $1.7 million, respectively.




                          Business Sale Projections (1)


(dollars in millions)                                                       Fiscal Year
                                                -------------------------------------------------------------------
                                                 1998         1999         2000          2001          2002
                                                 ----         ----         ----          ----          ----

Total Systemwide Sales (2)                       $501.0        $568.7       $668.5        $795.6        $947.3
                                                 ======        ======       ======        ======        ======

Revenues (3)                                     $365.8        $405.7       $460.4        $525.5        $600.0

     Revenue Growth %                               6.0%         10.9%        13.5%         14.1%         14.2%

EBITDA                                            $85.2         $94.4       $106.9        $121.7        $138.6

     EBITDA Margin %                               23.3%         23.3%        23.2%         23.2%         23.1%

Depreciation and Amortization (4)                 $27.1         $28.3        $30.4         $32.4         $33.7
                                                  -----         -----        -----         -----       -------
Operating Profit                                  $58.2         $66.1        $76.6         $89.3        $104.9
                                                  =====         =====        =====         =====        ======

     Operating Margin %                            15.9%         16.3%        16.6%         17.0%         17.5%

Capital Expenditures                              $29.1         $28.4        $32.7         $35.6         $38.4

Assumed Store Data (5):

Company-Owned
     Beginning Units                              625           659          714           779           849
     Unit Openings (net)                           34            55           65            70            75
                                                 ----          ----         ----          ----          ----
     Ending Units                                 659           714          779           849           924
                                                  ===           ===          ===           ===           ===

Franchised
     Beginning Units                              239           274          329           404           489
     Unit Openings (net)                           35            55           75            85            95
                                                 ----          ----         ----          ----          ----
     Ending Units                                 274           329          404           489           584
                                                  ===           ===          ===           ===           ===

Total
     Beginning Units                              864           933        1,043         1,183         1,338
     Unit Openings (net)                           69           110          140           155           170
                                                 ----        ------       ------        ------        ------
     Ending Units                                 933         1,043        1,183         1,338         1,508
                                                  ===         =====        =====         =====         =====

Assumed Comparable Unit
     Revenues Increases

     Company core units                              .5%          1.5%         1.5%          1.5%          1.5%
     Umberto's of New Hyde Park Units               2.0%          2.0%         2.0%          2.0%          2.0%

--------------------

(1) Includes 100% of the projected financial results of Umberto's of New Hyde Park (an 80% owned restaurant joint venture).

(2) Represents combined projected sales of Company-owned and franchised locations.

(3) Revenues are based on the assumed unit data and assumed comparable unit revenues increases set forth in the table.

(4) Based upon the Company's then depreciable asset base and future projected capital expenditure requirements.

(5) Includes both Umberto's of New Hyde Park shopping mall and strip center units, in addition to the Company's core operation units. Actual unit openings for 1998 were 26 Company-owned and 43 franchised units, with net openings, after giving effect to unit closings during the year, of 7 Company-owned and 29 franchised units.




                            Operating Projections (1)


(dollars in millions)                                                        Fiscal Year
                                                  -----------------------------------------------------------------
                                                      1998        1999        2000          2001          2002
                                                      ----        ----        ----          ----          ----

Total Systemwide Sales (2)                          $496.1      $525.2       $560.3        $595.7        $631.4
                                                    ======      ======       ======        ======        ======

Revenues (3)                                        $362.9      $372.4       $387.6        $402.9        $418.3

    Revenue Growth %                                   5.3%        2.6%         4.1%          3.9%          3.8%

EBITDA                                               $80.3       $82.7        $86.3         $89.9         $93.6

    EBITDA Margin %                                   22.1%       22.2%        22.3%         22.3%         22.4%

Depreciation and Amortization (4)                    $23.5       $24.0        $24.5         $24.9         $25.1
                                                     -----       -----        -----         -----       -------
Operating Profit                                     $56.8       $58.7        $61.7         $65.0         $68.4
                                                     =====       =====        =====         =====         =====

    Operating Margin %                                15.7%       15.8%       15.9%        16.1%         16.4%

Capital Expenditures                                 $10.7       $13.4       $13.4         $13.4         $13.4

Assumed Store Data (5):

Company-Owned
    Beginning Units                                  623         633          655           677           699
    Unit Openings (net)                               10          22           22            22            22
                                                     ---         ---         ----          ----           ---
    Ending Units                                     633         655          677           699           721
                                                     ===         ===          ===           ===           ===

Franchised
    Beginning Units                                  239         266          301           336           371
    Unit Openings (net)                               27          35           35            35            35
                                                    ----        ----         ----          ----          ----
    Ending Units                                     266         301          336           371           406
                                                     ===         ===          ===           ===           ===

Total
    Beginning Units                                  862         899          956         1,013         1,070
    Unit Openings (net)                               37          57           57            57            57
                                                    ----       -----        -----         -----         -----
    Ending Units                                     899         956        1,013         1,070         1,127
                                                     ===         ===        =====         =====         =====

Assumed Comparable Unit
    Revenues Increases

    Company core units                               .5%         .5%          .5%           .5%           .5%
    Umberto's of New Hyde Park Units                  0%          0%           0%            0%            0%

--------------------

(1) Included 100% of the financial results of Umberto's of New Hyde Park (an 80% owned restaurant joint venture).

(2) Represents combined projected sales of Company-owned and franchised locations.

(3) Revenues are based on the assumed unit data and assumed comparable unit revenues increases set forth in the table.

(4) Based upon the Company's then depreciable asset base and future projected capital expenditure requirements.

(5) Includes both Umberto's of New Hyde Park shopping mall and strip center units, in addition to the Company's core operation units. Actual unit openings for 1998 were 26 Company-owned and 43 franchised units, with net openings, after giving effect to unit closings during the year, of 7 Company-owned and 29 franchised units;

         While the Projections were prepared in good faith by the Company's management, no assurance can be made regarding future events. Therefore, neither the Business Sale Projections nor the Operating Projections can be considered a reliable prediction of future operating results and should not be relied on as such. Additionally, the Projections were prepared at the times indicated above and do not reflect any subsequent results or any changes that have occurred or may occur in the future regarding the business, assets, operations, properties, management, capitalization, corporate structure or policies of the Company, general economic or business conditions, or any other transaction or event that has occurred since the respective dates of preparation, or that may occur, and were not anticipated at the time such information was prepared. The Projections were not prepared to comply with the published guidelines of either the SEC regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements, nor in accordance with generally accepted accounting principles. The Company's independent auditors have not examined, compiled or performed any procedures regarding the Projections, nor have they expressed any opinion or given any assurance on such information or its achievability and, accordingly, they assume no responsibility for the Projections. None of the Company, Mergeco nor the Continuing Shareholders assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections and make no representation regarding the Projections. None of the Company, Mergeco nor the Continuing Shareholders intends to update or supplement the Projections prior to the Meeting. Shareholders are cautioned not to place undue reliance on the Projections.

Plans for the Company after the Merger

         None of the Continuing Shareholders, Mergeco or the Company currently have any plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or, except as indicated elsewhere in this Proxy Statement, any material change in the Company's capitalization, corporate structure or business or the composition of the Board or executive officers following the consummation of the Merger. However, the Continuing Shareholders intend, from time to time, to evaluate and review the Company's businesses, operations, properties, management and other personnel, corporate structure and capitalization, and to make such changes as are deemed appropriate. The Continuing Shareholders also intend to continue to explore joint ventures and other opportunities to expand the Company's business. In that regard, the Continuing Shareholders, after the Merger, may review proposals or may propose the acquisition or disposition of assets or other changes in the Company's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of the Company and its then shareholders. The Company and the Continuing Shareholders anticipate that the indebtedness to be incurred in connection with the Merger will be repaid primarily with cash generated from the operations of the business of the Company or a subsequent refinancing. However, subject to the terms of the Debt Financing and market and other conditions, the Company may, in the future, consider such other means of repaying such indebtedness as the Company and the Continuing Shareholders may determine in their sole and absolute discretion.

         If the Merger is consummated, the Continuing Shareholders currently intend to cause the Company to elect to be taxed under the provisions of Subchapter S of the Code commencing with the fiscal year 2000. The Term Sheet for the Debt Financing contemplates that distributions will be made to the then shareholders of the Company in order to enable them to pay income taxes to be borne by them as a result of that election. In addition, the Term Sheet contemplates that the Company will be permitted to pay dividends in an amount equal to $5.0 million plus 50% of the Company's future cumulative adjusted consolidated net income. See "-- Financing of the Merger" and "SUMMARY -- Market Prices of and Dividends on the Common Stock."

Conduct of the Business of the Company if the Merger is not Consummated

         The Board has made no determination as to the direction of the Company should the Merger not be consummated. The Board currently expects that the Company's present management will continue to operate the Company's business substantially as presently operated. However, even if the Merger is not consummated, management and the Board intend, from time to time, to evaluate and review the Company's businesses, operations, properties, management and other personnel, corporate structure and capitalization, and make such changes as are deemed appropriate and to continue to explore joint ventures and other opportunities to expand the Company's business.

Interests of Certain Persons in the Merger and the Company

         In considering the recommendation of the Special Committee and of the Board, you should be aware that the Continuing Shareholders and certain executive officers and directors of the Company have certain relationships or interests in the Merger and the Company, including those referred to below, that are different from the interests of Public Shareholders and that may present actual or potential conflicts of interest. The Special Committee and the Board were aware of these potential and actual conflicts of interest and considered them in evaluating the proposed Merger.

         Merger Consideration and Stock Options. As of the Record Date, the Continuing Shareholders owned an aggregate of 7,064,328 shares of Common Stock, representing approximately 34.4% of the total outstanding shares of Common Stock on that date. The Continuing Shareholders currently contemplate that, immediately prior to the Merger, each of them will purchase membership interests in Mergeco in proportion to their share ownership in the Company. In the Merger, those membership interests would be converted into new shares of the Company's Common Stock and the old shares of Common Stock then owned of record by the Continuing Shareholders will be canceled for no consideration. Following the Merger, the Continuing Shareholders will own all of the outstanding Common Stock of the Surviving Corporation.

         As of the Record Date, directors and executive officers of the Company and members of their immediate families, other than the Continuing Shareholders, owned an aggregate of 31,568 shares of Common Stock for each of which shares, they, as Public Shareholders, will be entitled to receive the Merger
Consideration of $28.85 per share in cash. See "CERTAIN TRANSACTIONS IN THE COMMON STOCK" for information regarding the intention of certain executive officers to sell their Common Stock prior to the consummation of the Merger.

         In the Merger, all outstanding Stock Options, including those held by the Continuing Shareholders and the other directors and executive officers of the Company are to be terminated and the Company will pay to each Stock Option holder, whether or not such Stock Options are then vested or exercisable, an amount in cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Common Stock subject to the Stock Option, multiplied by the number of shares of Common Stock subject to such Stock Option. See "THE MERGER AGREEMENT -- Treatment of Options" and "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

         The   following   table  sets  forth  the  Merger   Consideration   and
consideration to be received for the termination of Stock Options held by the following groups, in addition to the percentage of Stock Options held by each group:


                                                  Merger            Cash to be        Cash to be       Percentage of
                                            Consideration (to      received for      received for       total Common
                                             be received for        currently        Stock Options     Stock subject
                                               outstanding         exercisable          not yet           to Stock
                                              Common Stock)       Stock Options       exercisable       Options (1)
                                            ----------------     --------------     ---------------    --------------

Continuing Shareholders                    $           0         $3,535,969        $1,155,002                  5.29%

Other directors, including members of
   the Special Committee and
   members of their immediate
   families                                      259,650            446,308            89,766                   .67%

Members of the immediate families
   of the Continuing Shareholders,
   including certain executive officers
   of the Company                                593,445            570,229           628,283                  1.39%

Other executive officers of the                  425,768            156,475           196,388                   .61%
   Company

------------------

(1) Based on the total number of shares of Common Stock subject to all outstanding Stock Options as of the date of this Proxy Statement.

         Directors and Officers of the Surviving Corporation. Under the terms of the Merger Agreement, upon consummation of the Merger, the current executive officers and directors of the Company will remain as the initial executive officers and directors of the Surviving Corporation (except that Robert S. Koebele, Vice President - Finance and Chief Financial Officer of the Company, has advised the Company that he intends to retire in the early part of the summer of 1999 whether or not the Merger is consummated, and Paul A. Vatter, a director, has advised the Company of his intention to retire upon consummation of the Merger or, if the Merger Agreement is not adopted at the Meeting, upon the expiration of his current term at the next annual meeting of shareholders). The Continuing Shareholders, as owners of 100% of the capital stock of the Surviving Corporation, will have the ability to take action to terminate any officers and directors of the Surviving Corporation whom they choose.

         Compensation of Directors. Non-employee directors currently receive a retainer at the rate of $16,000 per annum, $1,000 for each meeting of the Board attended and $500 for each meeting attended of a Committee of the Board on which they serve, if such meeting is not held on the same day as a meeting of the Board, except that members of the Special Committee received additional compensation for service on that committee as described below. Members of the Board also are reimbursed for reasonable travel expenses incurred in attending Board and Committee meetings. Employee directors of the Company do not receive any additional compensation for services as a director.

         The non-employee directors earned the following cash compensation (exclusive of travel reimbursements) from the Company for services as members of the Board (other than for service on the Special Committee) during fiscal 1998:


Harold L. Kestenbaum.................                         $22,000
Richard A. Mandell...................                          22,000
Paul A. Vatter.......................                          22,000
Terry Vince..........................                          21,000
Bernard Zimmerman....................                          22,000

         The Company's 1993 Non-Employee Director Stock Option Plan, as amended, which was approved by shareholders at the Company's 1993 Annual Meeting of Shareholders, provides for the automatic grant of an option to purchase 3,750 shares of Common Stock to each non-employee director in office immediately after each annual meeting of shareholders. Each option has a ten year term, is subject to early termination in certain instances, and is exercisable commencing one year following the date of grant at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. As of the date of this Proxy Statement, each non-employee director of the Company, including each member of the Special Committee, holds Stock Options under this plan to purchase an aggregate of 22,500 shares of Common Stock at exercise prices ranging from $21.50 to $28.875 per share. This plan will be terminated upon consummation of the Merger. In consideration of such termination, the Company will pay each non-employee director, in cash and as full settlement for his Stock Options, whether or not then exercisable, an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to such Stock Options by (ii) the total number of shares of Common Stock subject to such Stock Options.

         Compensation of Special Committee Members. As compensation for serving on the Special Committee (and on the special committee which considered the Initial Proposal), the Company agreed to pay to each member of the Special Committee a fee equal to (i) $2,500 for services rendered in any day on which the member expended four hours or more in performing services as a member of the Special Committee and (ii) $1,250 for each day in which such member expended a reasonable amount of time, but less than four hours, in performing services as a member of the Special Committee. In addition to the foregoing fees, Mr. Mandell, as Chairman of the Special Committee, is receiving a fee of $10,000. Each member of the Special Committee is being reimbursed for all out-of-pocket expenses incurred in performing his services.

         Through February 15, 1999, the members of the Special Committee have earned the following cash compensation (exclusive of travel reimbursements) from the Company in connection with the Initial Proposal and the Revised Proposal:

Richard A. Mandell......................................            $32,500
Harold L. Kestenbaum....................................             10,000
Paul A. Vatter..........................................              5,000
Terry Vince.............................................              5,000

         Indemnification Arrangements. For a discussion of certain requirements in the Merger Agreement for the indemnification of directors and officers of the Company and the maintenance of directors' and officers' insurance, see "THE MERGER AGREEMENT -- Indemnification and Insurance."

         Consulting Arrangement. Since 1986, a company of which Bernard Zimmerman, a director of the Company, is President and a majority shareholder, has rendered financial and consulting services to the Company. This company earned fees of $116,400 and $140,400 during fiscal 1997 and 1998, respectively.

         Certain Other Transactions. The Company is the sole tenant of its administrative office building, which is leased from the Suffolk County Industrial Development Agency (the "Agency") by Sbarro Enterprises, L.P., a Delaware limited partnership, and, in turn, subleased to the Company. The annual rent payable pursuant to the sublease is $337,000 for the last five years of the sublease term, which expires in 2000. In addition, the Company is obligated to pay real estate taxes, utilities, insurance and certain other expenses for the facility. The Company believes that such rents are comparable to the rents that would be charged by an unaffiliated third party. Payment of principal and interest and any premium on the bonds issued by the Agency to fund construction of the facility is payable by Sbarro Enterprises, L.P. and is severally guaranteed by Mario, Joseph and Anthony Sbarro. The limited partners of Sbarro Enterprises, L.P. are Mario, Joseph, Anthony and Carmela Sbarro.

         In addition to the compensation of Mario, Anthony, Joseph, Gennaro A. and Gennaro J. Sbarro and Anthony J. Missano, as reflected in the Company's Annual Report on Form 10-K/A for the year ended December 28, 1997 (see "WHERE YOU CAN FIND MORE INFORMATION"), (i) Carmela Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of the Company and serves as Vice President and a director of the Company, and (ii) Carmela N. Merendino, a daughter of Mario Sbarro, who serves as Vice President - Administration of the Company, each received $100,000 from the Company for services rendered during fiscal 1997 and received $101,923 and $126,442, respectively, for services rendered during fiscal 1998. In addition, other members of the immediate families of Mario, Anthony, Joseph and Carmela Sbarro earned an aggregate of $467,823 (nine persons) and $523,423 (eleven persons) for services rendered as employees of the Company during fiscal 1997 and 1998, respectively.

         The Company, its subsidiaries and the joint ventures in which the Company has an interest have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro for which they paid, in the aggregate, approximately $220,000 and $322,768 during fiscal 1997 and 1998, respectively. The Company believes that these services were provided on terms comparable to those that would have been available from unrelated third parties.

         Companies owned by a son of Anthony Sbarro and a company owned by the daughter of Joseph Sbarro paid royalties to the Company under franchise agreements containing terms similar to those in agreements entered into by the Company with unrelated franchisees. Such royalties paid to the Company aggregated approximately $71,660 and $33,053, respectively, during fiscal 1997 and approximately $95,151 and $10,406, respectively, during fiscal 1998.

Certain Effects of the Merger

         If the Merger is consummated, the entire equity in the Company will be owned by the Continuing Shareholders. The Public Shareholders will no longer have any ownership interest in, and will not be shareholders of, the Company. As a result, the Public Shareholders will no longer benefit from any increases in the value of the Company, nor will they bear the risk of any decreases in the value of the Company. Instead, upon consummation of the Merger, each Public Shareholder will have the right to receive $28.85 in cash for each share of Common Stock held. Following the Merger, the Continuing Shareholders will benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company. As the sole equity owners of the Company after the Merger, the investment in the Company of the Continuing Shareholders also will bear the risks associated with the significant amount of debt to be incurred by the Company in connection with the Merger. See " -- Financing of the Merger."

         Because the Common Stock will be closely held and cease to be publicly traded, the Continuing Shareholders believe that they will be able to focus on increasing the long-term value of the Company to a greater degree by reducing management's commitment of resources with respect to procedural and compliance requirements of a company with publicly owned common stock. However, the Continuing Shareholders will bear the risks associated with the lack of liquidity of their continuing investment in the Company.

         Following the Merger, the Public Shareholders will have no continuing interest in the Company. As a result, the Common Shares will no longer meet the requirements of the NYSE for continued listing and will be delisted from the NYSE. The Common Stock currently constitutes "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. As a result of the Merger, the Common Stock will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

         The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the SEC if the Common Stock is not listed on a national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of those securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of the Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time.

Certain U.S. Federal Income Tax Consequences

         The following is a general summary of certain United States federal income tax consequences of the Merger to the Public Shareholders under provisions of the Code, and existing regulations and administrative and judicial interpretations thereunder in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code. In addition, the discussion does not apply to any shareholder who is attributed any shares of a Continuing Shareholder under Section 318 of the Code (to whom the entire Merger Consideration may be treated as a dividend taxable at ordinary income tax rates), any shareholder who is not a U.S. person within the meaning of Section 7701(a)(30) of the Code, any shareholder who acquired shares in a compensatory transaction, including upon the exercise of an option, any shareholder who holds shares as part of a hedging or conversion transaction, straddle or other risk reduction transaction, and any other category of shareholder who is subject to special tax rules, such as financial institutions, insurance companies, broker-dealers and tax-exempt entities. In addition, the following discussion does not consider the effect of any state, local, foreign or other tax laws.

         BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

         If the Merger is consummated, each Public Shareholder will be treated as having sold shares for the Merger Consideration. As a result, a Public Shareholder will recognize capital gain or loss in an amount equal to the difference between the Merger Consideration and the Public Shareholder's adjusted tax basis in such Public Shares. Such capital gain or loss will be a long-term capital gain or loss if the Public Shareholder has held the Public Shares for more than one year on the Effective Date of the Merger even though the Merger Consideration is not paid to the Public Shareholder on the Effective Date. There are certain limitations on the deductibility of capital losses. Gain or loss must be determined separately for each block of Common Stock (i.e., shares acquired at the same cost in a single transaction).

         To prevent backup withholding equal to 31% of the Merger Consideration payable to a Public Shareholder, the Public Shareholder must either (i) establish an exemption from backup withholding (e.g. because it is a corporation) or (ii) provide its taxpayer identification number to the Paying Agent, certify that the Public Shareholder is not subject to backup withholding and otherwise comply with the backup withholding rules under the Code. Backup withholding is not an additional tax; rather, any amount so withheld is creditable against the shareholder's federal income tax liability. See "THE MERGER AGREEMENT -- Tax Withholding."

         Certain penalties may apply to a failure to furnish correct information. Public Shareholders should consult with their own tax advisors as to the qualifications for an exemption from withholding and the procedures for obtaining an exemption.

         Neither the Company, Mergeco nor any of the Continuing Shareholders will recognize gain or loss as a result of the Merger.

Fees and Expenses

         Estimated fees and expenses (rounded to the nearest thousand dollars) incurred or to be incurred by the Company, Mergeco and the Continuing Shareholders in connection with the Merger (including the Initial Proposal and the Revised Proposal) are approximately as follows:


Investment banking fees and expenses - Prudential Securities...    $1,280,000
Investment banking fees and expenses - Bear Stearns............     1,700,000
Debt financing discounts and commissions.......................   9,000,000(1)
Legal fees and expenses........................................
Accounting fees................................................
SEC filing fee.................................................        79,000
Printing and mailing expenses..................................
Proxy Solicitation Agent fees and expenses.....................
Paying Agent fees..............................................
Special Committee fees and expenses............................        75,000
Litigation settlement fees and expenses........................     2,125,000
Miscellaneous..................................................     _________
         Total................................................. $

         --------------------
         (1) Assumes that the entire contemplated $300 million of Debt Financing will be through the placement of senior notes. See "-- Financing of the Merger."

         The above fees and expenses include approximately $___________, which represent fees and expenses incurred by or on behalf of Mergeco and/or the Continuing Shareholders in connection with the Merger that will, in effect, be borne by the Company if the Merger is consummated since, by operation of law, in a merger, the Surviving Corporation assumes and becomes liable for the obligations of the entity merging into it.

         The Merger Agreement provides that, except in certain circumstances, in the event of termination of the Merger Agreement without consummation of the
Merger, the Company, on the one hand, and Mergeco and the Continuing Shareholders, on the other hand, will pay their own expenses. The fees and expenses to be borne by the Company will include those of financial advisors (including Bear Stearns and Prudential Securities), accountants and counsel for the Company and the Special Committee, and fees and expenses for the preparation, printing, mailing and filing of documents used in connection with the Merger and the Debt Financing. The fees and expenses of Mergeco will include any commitment and other fees or expenses of any person providing or proposing to provide the Debt Financing and fees and expenses of counsel for Mergeco.

         If termination of the Merger Agreement is not due to the failure to obtain the Debt Financing (or is due to a failure to obtain the Debt Financing as a result of a material adverse change in the securities, financial or borrowing markets) or a breach by Mergeco or the Continuing Shareholders of their representations, warranties or covenants in the Merger Agreement, then the Company is to reimburse Mergeco and the Continuing Shareholders for the fees and expenses incurred by them in connection with the Merger, with the maximum reimbursement by the Company being $500,000. If, however, termination of the Merger Agreement is due to failure to obtain the Debt Financing (unless resulting from a material adverse change in the securities, financial or borrowing markets), then Mergeco and the Continuing Shareholders will, jointly and severally, be obligated to reimburse the Company for 50% of the fees and expenses incurred by the Company in connection with the Merger, with the maximum reimbursement by Mergeco and the Continuing Shareholders being $500,000 in the aggregate. See "THE MERGER AGREEMENT -- Fees and Expenses."

         For information regarding payment of fees and expenses to the Special Committee, see "-- Interests of Certain Persons in the Merger and the Company." For information regarding Prudential Securities' engagement by the Special Committee and the payment of fees and expense in connection with that engagement, see "-- Presentation and Fairness Opinion of Prudential Securities." For information regarding Bear Stearns' engagement by the Company and the payment of fees and expenses in connection with that engagement, see "-- Financing of the Merger."

         Neither Mergeco nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than the Proxy Solicitation Agent) for soliciting Proxies pursuant to the Merger. Brokers, banks, and other custodians, nominees and fiduciaries will, upon request, be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in forwarding proxy soliciting materials to the beneficial owners of shares.

Accounting Treatment

         For accounting and financial reporting purposes, the Merger will be accounted for in accordance with the "purchase method" of accounting.

Financing of the Merger

         Approximately $438 million will be required to pay the aggregate Merger Consideration to the Public Shareholders and to pay holders of Stock Options following consummation of the Merger, as well as estimated fees and expenses of the contemplated transactions and to provide sufficient liquidity to fund the Company's ongoing working capital needs, including capital expenditures. It is anticipated that the sources of the required funds will be $138 million of the Company's cash and marketable securities and $300 million to be obtained by the Company through the Debt Financing. Although different sources and types of financing may be obtained, the Debt Financing presently contemplates the placement of Senior Notes (the "Senior Notes") and will include either a bank revolving credit facility, which will have undrawn availability on the closing date of the Merger of up to $30 million, or excess cash from the senior note placement, to provide sufficient liquidity to fund the Company's ongoing working capital needs, including capital expenditures. To date, no commitment has been obtained for a revolving credit facility.

         Mergeco and the Continuing Shareholders have received the Debt Financing Letter, dated January 19, 1999, from Bear Stearns which states that, as of the date of the Debt Financing Letter, based upon and subject to (i) the prior paragraph, (ii) the information supplied to Bear Stearns by the Continuing Shareholders and the Company and (iii) current market conditions, Bear Stearns was "highly confident" of its ability to place or arrange the Debt Financing, subject to the negotiation of definitive language with respect to the terms and conditions set forth in the term sheet annexed to the Merger Agreement as Exhibit "B" (the "Term Sheet"). The Debt Financing Letter appears as Exhibit "A" to the Merger Agreement, which is annexed to this Proxy Statement as Annex I. The discussion contained herein of the Debt Financing Letter is qualified in its entirety by reference to the Debt Financing Letter.

         It is a condition to the obligation of Mergeco to consummate the Merger that the Company has obtained the Debt Financing (i) in the amount of at least $300 million, (ii) on material terms and conditions no less favorable to the Surviving Corporation than those set forth in the Term Sheet, and (iii) having a yield to maturity not to exceed 11.25% per annum.

         The Debt Financing Letter is subject to, among other things (i) negotiation of definitive language with respect to the terms and conditions of the Senior Notes and the negotiation of other acceptable terms and conditions of the Debt Financing, including, but not limited to, interest rate, price and other covenants, (ii) negotiation of acceptable terms, and the execution of acceptable documentation, related to the Merger and the Debt Financing, (iii) there having occurred no material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the Company, (iv) satisfactory completion of legal due diligence, (v) nothing coming to Bear Stearns' attention that contradicts or calls into question (a) the information previously provided to Bear Stearns by the Company or the Continuing Shareholders or (b) the results of Bear Stearns' financial due diligence investigation, (vi) no material adverse change in market conditions for new issues of high-yield debt or syndicated bank loan facilities, (vii) there having occurred no material adverse change in conditions of the financial and capital markets generally, and (viii) the Continuing Shareholders' and the Company's full cooperation with respect to the marketing of the Debt Financing. The satisfaction of the foregoing conditions is to be determined in the sole discretion of Bear Stearns' Commitment Committee. The Debt Financing Letter does not constitute a commitment on the part of Bear Stearns to provide the Debt Financing and does not ensure the successful completion of the Debt Financing. If the Debt Financing is not consummated, the Merger will not be consummated, even if the Public Shareholders adopt the Merger Agreement at the Meeting. See "THE MERGER AGREEMENT -- Conditions."

         Senior Notes. The Term Sheet sets forth certain of the material terms and conditions that are presently contemplated to be contained in the indenture under which the Senior Notes are to be issued. The Term Sheet appears as Exhibit "B" to the Merger Agreement which is annexed to this Proxy Statement as Annex I. This discussion of the Term Sheet is qualified in its entirety by reference to the Term Sheet. The actual terms and conditions of the Senior Notes will depend upon market conditions at the time the Senior Notes are placed and upon negotiations with prospective purchasers of the Senior Notes.

         The Term Sheet contemplates (although no negotiations with respect to the Debt Financing has been had with any potential purchaser of Senior Notes) that the Senior Notes will:

         o        be unsecured senior obligations of the Company;

         o        rank  pari  passu  with  all   existing   and  future   senior
                  indebtedness of the Company;

         o be jointly and severally guaranteed on a senior unsecured basis by all present and future subsidiaries of the Company which the Company elects to have considered "restricted subsidiaries" for purposes of determining compliance with the various covenants to be contained in the indenture;

         o        have a maturity of 10 years from the date of issuance;

         o bear interest at a rate to be determined at the time of pricing of the Senior Notes; and

         o not be callable by the Company for a period of five years after issuance; provided, however, that (i) thereafter the Senior Notes may be redeemed at the option of the Company at premiums declining ratably to par at the end of the eighth year after issuance, and (ii) until the third anniversary of their issuance, the Company may redeem up to 35% of the original principal amount of the Senior Notes with the net cash proceeds of a public equity offering at a premium to be determined, provided that following such redemption at least 65% of the original principal amount of the Senior Notes remains outstanding.

         In addition, the Term Sheet contemplates that:

         o the Company will be required to offer to purchase all outstanding Senior Notes at a price equal to 101% of the face amount thereof upon any change in control of the Company;

         o the Company will be permitted to make distributions to its shareholders sufficient to pay their income taxes resulting from the Company's election to be taxed as an S corporation under the Code;

         o except for those tax payments, the Company will be limited in making "restricted payments," including, among other things,
                  (i) declaring or paying dividends, (ii) purchasing or redeeming capital stock, and (iii) with certain exceptions, making investments in entities that are not wholly-owned restricted subsidiaries to, in general, an amount equal to $5.0 million plus 50% of its cumulative adjusted consolidated net income (after giving effect to the tax payments to be made to its shareholders); and

         o with certain exceptions, the Company and its restricted subsidiaries will not be permitted to incur indebtedness if, after giving pro forma effect to the proposed incurrence, the consolidated interest coverage ratio of the Company and its restricted subsidiaries for the four prior fiscal quarters is not at least 2.0 to 1.0.

         The Senior Notes will be governed by an indenture containing certain covenants customary for a transaction of this nature that, among other things, will limit the ability of the Company and its subsidiaries to create restrictions on the ability of restricted subsidiaries to incur additional indebtedness; pay dividends, repurchase capital stock or make other restricted payments; make certain payments; create liens; enter into transactions with affiliates; sell assets or enter into certain mergers and consolidations.

         The indenture for the Senior Notes has not been finalized. Accordingly, not all of the terms of the financing have been finalized, and the provisions described herein may change materially as a result of the negotiation of definitive agreements.

         Terms of Bear Stearns' Engagement. On February 12, 1997, the Company engaged Bear Stearns as its exclusive financial advisor and agent in connection with exploring various alternatives to enhance shareholder value, including recapitalization and going private transactions. Bear Stearns' engagement by the Company superseded an arrangement which it had entered into with certain of the Continuing Shareholders in October 1996. As a result, those Continuing Shareholders were released from their obligations under their engagement letter.

         The February 12, 1997 engagement letter provides that Bear Stearns is to receive a cash fee of $1.6 million from the Company in the event the Merger is consummated. Either the Company or Bear Stearns may terminate the Bear Stearns engagement letter at any time. If, however, either an agreement for specified transactions described in the engagement letter (including recapitalization and going private transactions) is entered into, or the Company consummates such a transaction, within six months following termination of the engagement letter, Bear Stearns remains entitled to its fee. If, with certain exceptions, certain other transactions not specified in the engagement letter that were proposed by Bear Stearns to the Company or its management as an option are authorized by the Board and either an agreement for such a transaction is entered into, or such a transaction is consummated, within six months after the termination of the engagement letter, Bear Stearns' fee arrangement is to be determined in good faith through negotiations with the Company. Bear Stearns was not engaged to render, and has not rendered, any opinion as to the fairness of any transaction presented to the Board, including the proposed Merger.

         In addition, in the engagement letter, the Company granted Bear Stearns the right to act as sole managing underwriter or exclusive agent in connection with the raising of financing for specified transactions. If Bear Stearns arranges, or itself provides, financing to consummate such a transaction on terms approved by the Company, Bear Stearns is to receive a fee equal to 3% of the gross proceeds raised through the issuance of any fixed rate debt financing in a registered offering or private placement under the Securities Act, and 1% of the amount of any bank or similar credit facility arranged (including any committed facility which is arranged but partially or wholly undrawn). If Bear Stearns elects not to act as sole managing underwriter or exclusive agent for the financing and the Company completes one of the transactions specified in the engagement letter with financing provided or arranged by a third party, Bear Stearns will be entitled to 50% of the fee it would otherwise be entitled to under the preceding paragraph if the specified transaction is completed on terms substantially similar to the specified transaction as proposed by Bear Stearns or, with certain exceptions, another transaction previously proposed by Bear Stearns. Bear Stearns is also to be reimbursed for its out-of-pocket expenses incurred up to $100,000 in the aggregate, but not for expenses related to its acting as underwriter or placement agent for any financing for the Company. The engagement letter provides that the Company will indemnify Bear Stearns and certain related parties against certain liabilities which may arise out of its engagement.

Regulatory Approvals

         The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than (i) filings required under the Exchange Act, (ii) filings of certificates of merger with the New York Department of State, (iii) filings to fulfill the delisting requirements of the NYSE, (iv) filings under applicable alcohol and beverage laws and regulations, and (v) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction. The Company believes that none of such filings would present an obstacle to prompt completion of the Merger. The Company, the Continuing Shareholders and Mergeco do not believe that they are required to make a filing with the Department of Justice or the Federal Trade Commission pursuant to the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the Merger on antitrust grounds before or after the Merger is consummated.

         The Company is in the process of obtaining consents or acknowledgments, where required, under certain leases to which it is a party. The Company does not believe there are any other material third party consents required by the Company under the Merger Agreement.

Risk of Insolvency

         On a pro forma basis, assuming that the Merger and the Debt Financing had been completed on October 4, 1998, the close of the Company's third fiscal quarter of 1998, the Company would have had net worth of $83 million and a negative tangible net worth (net worth exclusive of the excess of cost over book value of assets acquired) of $167 million. If, as a result of the Merger, the fair value of the Company's assets is less than its actual and contingent liabilities, the Company has inadequate capital or the Company is unable to pay its debts as they become due, the transfer of funds representing the Merger Consideration payable to Public Shareholders upon consummation of the Merger may be deemed to be a "fraudulent conveyance" under applicable law and, therefore, may be subject to claims of creditors of the Company. If such a claim is asserted by the creditors of the Company after the Merger, there is a risk that Public Shareholders may be ordered by a court to turn over to the Company's trustee in bankruptcy all or a portion of the Merger Consideration they received.

         Based upon the projected capitalization of the Company at the Effective Time and projected results of operations and cash flow after the Merger, management of the Company has no reason to believe at this time that the Company will be insolvent immediately after giving effect to the Merger.

Risk that the Merger will not be Consummated

         Consummation of the Merger is subject to certain conditions,  including
(i) shareholder adoption of the Merger Agreement, (ii) receipt by the Company of financing for the transactions contemplated by the Merger Agreement, and (iii) final settlement of the Current Shareholder Litigation. See "THE MERGER AGREEMENT -- Conditions." Although Bear Stearns has provided a letter to the Continuing Shareholders and Mergeco to the effect that, based upon and subject to the conditions set forth therein, including current market conditions, it is "highly confident" in its ability to place or arrange the Debt Financing on terms at least as favorable to the Company as those set forth on the Term Sheet, the Merger Agreement provides that Mergeco is not obligated to consummate the Merger if, among other things, the Debt Financing would have a yield to maturity in excess of 11.25% per annum or if a material adverse change (or event or occurrence that is reasonably likely to result in an adverse change) in securities, financial or borrowing markets occurs. Bear Stearns' "highly confident" letter does not pertain to interest rates. Therefore, even if the requisite approval by shareholders is obtained, there can be no assurance that the Merger will be consummated. See " -- Conduct of the Business of the Company if the Merger is not Consummated."

          See " -- Conduct of the Business of the Company if the Merger is not Consummated," and "THE MERGER AGREEMENT -- Fees and Expenses" with respect to obligations of the Company, on the one hand, and Mergeco and the Continuing Shareholders, on the other hand, to reimburse each other for fees and expenses in certain instances if the Merger Agreement is terminated.


                       LITIGATION PERTAINING TO THE MERGER

Initial Proposal Litigation

         Following the Company's announcement of the Initial Proposal in January 1998, seven lawsuits were instituted by shareholders against the Company, those Continuing Shareholders who are directors of the Company and, except in certain of the lawsuits, all or some of the other directors of the Company. While the complaints varied, in general, they alleged that such directors breached fiduciary duties, that the proposed price per share to be paid to Public Shareholders was inadequate and that the proposal served no legitimate business purpose of the Company. Although varying, the complaints generally sought a declaration of class action status, damages in unspecified amounts alleged to be caused to the plaintiffs, and other relief (including injunctive relief, rescission or rescissory damages if the transaction was consummated), and costs and disbursements, including a reasonable allowance for counsel fees and expenses. In June 1998, the Continuing Shareholders withdrew the Initial Proposal and, in September 1998, all seven lawsuits, which were pending in the Supreme Court in New York County and Suffolk County, New York, were voluntarily discontinued, without prejudice, and without interest and costs.

Current Shareholder Litigation

         Following the Company's announcement of the Revised Proposal, seven class action lawsuits were instituted by shareholders against the Company, those Continuing Shareholders who are directors of the Company, and, except in certain of the lawsuits, all or some of the other directors of the Company. The lawsuits were instituted in the Supreme Court of the State of New York, New York County and Suffolk County. The lawsuits in Suffolk County were discontinued and subsequently refiled as one lawsuit in New York County (with one additional plaintiff) in anticipation of consolidating all lawsuits into one lawsuit. While the complaints in each of the lawsuits vary, in general, they allege that the Continuing Shareholders and the other directors breached fiduciary duties, that the then proposed consideration of $27.50 to be paid to Public Shareholders was inadequate and that there were inadequate procedural protections for the Public Shareholders. Although varying, the complaints seek, generally, a declaration of a breach of, or an order requiring the defendants to carry out, their fiduciary duties to the plaintiffs, damages in unspecified amounts alleged to be caused to the plaintiffs, other relief (including injunctive relief or rescission or rescissory damages if the transaction is consummated), and costs and disbursements, including a reasonable allowance for counsel fees and expenses.

         On January 19, 1999, counsel for all of the plaintiffs and counsel for all of the defendants entered into a Memorandum of Understanding pursuant to which an agreement in principle to settle all of the lawsuits was reached and the Continuing Shareholders agreed to increase the Merger Consideration to $28.85 per share. The Memorandum of Understanding states the plaintiffs' counsel intend to apply to the Court for an award of attorneys' fees and disbursements in an amount of no more than $2.1 million to be paid by the Company, which the defendants have agreed not to oppose. The defendants are also responsible for providing notice of the settlement to the plaintiffs. The settlement would result in the complete discharge of, and bar all claims against, past, present and future officers and directors of the Company, and others associated with the Merger with respect to matters and issues of any kind that have been or could have been asserted in these lawsuits. The settlement is subject to, among other things, (i) completion of a formal stipulation of settlement, (ii) certification of the lawsuits as a class action covering all record and beneficial owners of the Common Stock during the period beginning on November 25, 1998 through the Effective Time, (iii) court approval of the settlement, and (iv) consummation of the Merger. In addition, the defendants may withdraw from the settlement if the holders of more than 1,000,000 shares of Common Stock request exclusion from the settlement. The foregoing is a summary of the Memorandum of Understanding and is qualified in its entirety by reference to the full text of the Memorandum of Understanding, which has been filed as an Exhibit to the Schedule 13E-3.

                              THE MERGER AGREEMENT

         The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement and incorporated herein by reference. Any capitalized terms used and not defined below have the meanings given to them in the Merger Agreement.

The Merger; Merger Consideration

         The Merger Agreement provides that the Merger will become effective at such time as Certificates of Merger are duly filed with the New York Department of State by both the Company and Mergeco or at such later time as is specified in the Certificates of Merger. If the Merger Agreement is adopted at the Meeting by the affirmative vote of at least two-thirds of the votes of all outstanding shares of Common Stock and a majority of the votes cast at the Meeting, excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes, and the other conditions to consummation of the Merger are satisfied, it is currently anticipated that the Merger will become effective as soon thereafter as practicable. See "-- Conditions." However, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

         At the Effective Time, Mergeco will be merged with and into the Company, the separate corporate existence of Mergeco will cease, and the Company will continue as the Surviving Corporation. In the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock then (i) held in the treasury of the Company or (ii) owned of record by Mergeco or the Continuing Shareholders) will, by virtue of the Merger and without any action on the part of the holder of the shares, be converted into the right to receive the Merger Consideration in cash, without interest, upon surrender of the stock certificate representing such Common Stock. At the Effective Time, the Public Shareholders will cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration. Each certificate representing a Public Share will, after the Effective Time, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the Merger Consideration multiplied by the number of Public Shares evidenced by such certificate.

         Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then (i) held in the treasury of the Company or (ii) owned of record by Mergeco or the Continuing Shareholders will automatically be canceled, retired and cease to exist and no payment will be made with respect to those shares.

         Each membership unit of Mergeco issued and outstanding immediately prior to the Effective Time will be converted into and become one share of Common Stock of the Surviving Corporation and will constitute the only issued or outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. Accordingly, after the Merger, the Continuing Shareholders will be the only shareholders of the Surviving Corporation.

The Exchange Fund; Payment for Shares of Common Stock

         As of or as soon as reasonably practicable following the Effective Time, the Surviving Corporation will deposit in trust with a bank or trust company with offices in New York City (the "Paying Agent"), for the benefit of the Public Shareholders, cash in an aggregate amount equal to the product of (i) the number of

Public Shares issued and outstanding immediately prior to the Effective Time and
(ii) the Merger Consideration (the "Exchange Fund"). See "-- Tax Withholding." The Paying Agent will, pursuant to irrevocable instructions, make the payments provided for under the Merger Agreement out of the Exchange Fund.

         Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Public Shares as of the Effective Time a form letter of transmittal containing instructions for use in surrendering certificates for payment in accordance with the Merger Agreement in exchange for the Merger Consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation, together with a properly completed and executed letter of transmittal, to the Paying Agent after the Effective Time, the holder of such certificate will be entitled to receive the Merger Consideration in exchange for each Public Share formerly represented by such certificate, without any interest, less any required withholding of taxes. See "-- Tax Withholding." The certificate so surrendered will be canceled.

         Until surrendered pursuant to the procedures described above, after the Effective Time each certificate will represent, for all purposes, the right to receive the Merger Consideration in cash multiplied by the number of Public Shares evidenced by such certificate, without any interest.

         Any portion of the Exchange Fund that remains unclaimed by the Public Shareholders one year after the Effective Time (including any interest, dividends, earnings or distributions received on the unclaimed funds) will be repaid to the Surviving Corporation, upon demand. Any Public Shareholders who have not complied with the procedures set forth above may look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest, but will have no greater rights against the Surviving
Corporation  than  may  be  accorded  to  general  creditors  of  the  Surviving
Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing Public Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfers of Common Stock

         After the Effective Time, there will be no transfers of Public Shares on the stock transfer books of the Company. If, after the Effective Time, certificates are presented to the Paying Agent or the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration multiplied by the number of Public Shares evidenced by such certificates, without any interest.

Treatment of Stock Options

         At the Effective Time, all outstanding Stock Options, including Stock Options held by the Continuing Shareholders, are to be terminated. In consideration of such termination, the Surviving Corporation will pay to the holder of each such Stock Option, in cash and as full settlement for such Stock Option, whether or not then exercisable, an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to such Stock Option by (ii) the total number of shares of Common Stock subject to such Stock Option. See " -- Tax Withholding."

Tax Withholding

         The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the amounts payable to any Public Shareholder or holder of Stock Options such amounts as Mergeco, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the relevant Public Shareholder or holder of Stock Options. See "SPECIAL FACTORS -- Certain U.S. Federal Income Tax Consequences."

Directors and Officers, Certificate of Incorporation and By-Laws Following the Merger

         The Merger Agreement provides that the current directors and officers of the Company will be the initial directors and officers of the Surviving Corporation. However, Paul A. Vatter, a director of the Company, has advised the Company of his intention to retire upon consummation of the Merger or, if the Merger Agreement is not adopted at the Meeting, upon expiration of his current term at the next annual meeting of shareholders. In addition, Robert S. Koebele, Vice President - Finance and Chief Financial Officer, has advised the Company that he intends to retire in the early part of the summer of 1999 whether or not the Merger is consummated.

         The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until it is subsequently amended, and the By-Laws of the Company immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation until it is subsequently amended.

Representations and Warranties

         The Merger Agreement contains certain representations and warranties of the Company, Mergeco and the Continuing Shareholders. The representations of the Company relate to, among other things, its organization, capitalization, power and authority to enter into the Merger Agreement and the transactions contemplated thereby, the binding effect of the Merger Agreement, the fairness opinion of Prudential Securities, the recommendations by the Special Committee and by the Board, compliance with required filings and consents under applicable law, and the absence of conflicts with corporate documents and agreements. The representations of Mergeco and the Continuing Shareholders (which are joint and several) relate to, among other things, the organization of Mergeco, the ownership of Mergeco, the absence of obligations, liabilities or activities of Mergeco except in furtherance of the transactions contemplated by the Merger Agreement, the power and authority of Mergeco and the Continuing Shareholders to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, the binding effect of the Merger Agreement, required filings and consents and the Debt Financing Letter and sufficiency of the Debt Financing contemplated thereby.

Covenants

         The Company has agreed that, prior to the Effective Time, neither the Company nor its subsidiaries will: (i) carry on their respective businesses other than in the usual, regular and ordinary course of business consistent with past practice, (ii) issue shares of Common Stock (other than pursuant to the exercise of Stock Options outstanding on the date of the Merger Agreement) or capital stock or options to purchase Common

Stock or capital stock, (iii) declare, set aside or pay any dividend or other distribution in respect of its capital stock or other equity interest (with certain exceptions in the case of subsidiaries), or (iv) repurchase its capital stock, or agree to do any of the foregoing. The Company has agreed to use its best efforts to obtain the necessary adoption of the Merger Agreement by the Public Shareholders. The Merger Agreement provides that this Proxy Statement will include the recommendation of the Board to the Public Shareholders in favor of the adoption of the Merger Agreement (and reflect that the Special Committee has made a similar recommendation to the Board), subject to the fiduciary duties under applicable law of such directors (including the directors constituting the Special Committee). Notwithstanding any other provision of the Merger Agreement to the contrary, if the Board or the Special Committee determines, in good faith in the exercise of its fiduciary duties under applicable law, that it is required to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment will not constitute a breach of the Merger Agreement.

         The Continuing Shareholders have agreed (i) to vote at the Meeting all 7,064,328 shares of outstanding Common Stock owned of record by them for adoption of the Merger Agreement (but only if at least a majority of the votes cast at the Meeting excluding votes cast by the Continuing Shareholders, abstentions and broker non-votes, are cast in favor of adoption of the Merger Agreement), (ii) not to grant a proxy to vote any shares other than to another Continuing Shareholder or to persons identified in a proxy card distributed on behalf of the Board, to vote such Continuing Shareholder's shares at the Meeting in the manner provided in clause (i), and (iii) not to sell, transfer or otherwise dispose of any of their shares (other than transfers of shares to Mergeco or any family members of Mario Sbarro, Anthony Sbarro or Joseph Sbarro or trusts for the benefit of such Continuing Shareholders or such family members, which shares may be so transferred only if the transferee agrees in writing to be bound by the terms of the agreements described in this paragraph). In the event of any transfer of such shares, such shares will be deemed owned of record by the Continuing Shareholders.

         Mergeco has agreed not to conduct any business or enter into any activities of any nature prior to the Effective Time, other than activities in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Mergeco and the Continuing Shareholders have also agreed to use their best efforts to assist the Company in obtaining the Debt Financing on terms and conditions no less favorable to the Company than those described under the caption "SPECIAL FACTORS -- Financing of the Merger", and the Company has agreed to cooperate with, and use its best efforts to assist, Mergeco in obtaining the financing.

         In addition, Mergeco, the Company and the Continuing Shareholders have made further agreements regarding access to the Company's records, the calling of the Meeting, the preparation, filing and mailing of this Proxy Statement and the Schedule 13E-3 with the SEC, the obtaining of consents of third parties and governmental authorities and making public announcements.

         Subject to the terms and conditions provided in the Merger Agreement and the fiduciary duties under applicable law of the directors of the Company, including directors constituting the Special Committee, as determined by such directors in good faith, each of the parties has agreed to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions to consummation of the Merger are satisfied and to consummate and make effective, in a commercially reasonable manner, the transactions contemplated by the Merger Agreement. Mergeco and the Company also have agreed to use their best efforts to obtain all material consents of third parties and governmental
authorities,   and  to  make  all  governmental   filings,   necessary  for  the
consummation of the transactions contemplated by the Merger Agreement. The Continuing Shareholders have agreed to use their best efforts to cause Mergeco to perform all of its obligations under the Merger Agreement.

Indemnification and Insurance

         The NYBCL permits, in general, a New York corporation, such as the Company, to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose he or she reasonably believe to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The NYBCL also permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount as, and to the extent, required by law. The NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL are not exclusive of any rights to which a person seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the By-Laws of the corporation or, when authorized by such certificate of incorporation or By-Laws, (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for indemnification. However, the NYBCL also provides that no indemnification may be made on behalf of any such person if a judgment or other final adjudication adverse to the person establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled.

         The Company's Certificate of Incorporation provides, in accordance with the NYBCL, that a director will not be personally liable to the Company or its shareholders for damages for any breach of duty as a director unless a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law, (ii) the director personally gained, in fact, a financial profit or other advantage to which the director was not legally entitled, or (iii) the director's acts violated provisions of the NYBCL that impose liability upon directors in certain instances for declarations of dividends, stock repurchases or redemptions, distributions of assets following a dissolution, or loans to directors, when made contrary to NYBCL provisions.

         The Company's By-Laws, adopted by shareholders at the Company's 1989 Annual Meeting of Shareholders, provide, among other things, that the Company will indemnify any officer or director (including officers and directors serving another entity in any capacity at the Company's request) to the fullest extent permitted by law.

         The Company is a party to indemnification agreements with each of its directors and certain of its officers confirming the indemnification granted under the Company's By-Laws.

         The Merger Agreement provides that, until and for a period of six years after the Effective Time, the provisions of the Company's Certificate of Incorporation limiting the personal liability of directors for damages and the indemnification provisions of the Company's Certificate of Incorporation and By-Laws as
they relate to those who have served as directors or officers of the Company at any time through the Effective Time will not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Company or the Surviving Corporation than those that pertain to directors and officers on the date of the Merger Agreement. Until and for a period of six years after the Effective Time (subject to extension until the final disposition of any claim asserted or made during such period), the Surviving Corporation will (i) indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, Mergeco and the members of Mergeco (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities resulting from or arising out of actions or omissions of such Indemnified Parties occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the fullest extent permitted or required, as the case may be, under (a) applicable law, (b) the Company's Certificate of Incorporation or Bylaws or the articles of organization or operating agreement of Mergeco in effect on the date of the Merger Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, (c) any indemnification agreement between the Indemnified Party and the Company, or (d) resolutions adopted by the shareholders or directors of the Company or the members of Mergeco and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters upon receipt of an undertaking (which need not be secured) by or on behalf of such Indemnified Party to repay such amount as, and to the extent, it is not entitled to be indemnified, in each case to the fullest extent such Indemnified Party is entitled to indemnification or advancement of expenses under the Company's Certificate of Incorporation, By-Laws or indemnification agreements with its officers and directors or Mergeco's operating agreement in effect on the date hereof and subject to the terms of such Certificate of Incorporation, By-Laws, indemnification agreements or operating agreement. However, (i) no indemnification will be made to or on behalf of Mergeco or a member of Mergeco in his or its individual capacity or in his or its capacity as a member of Mergeco which arises as a result of the transactions contemplated in the Merger Agreement if a judgment or other final adjudication adverse to Mergeco or such member of Mergeco, as the case may be, establishes that its or his acts constituted a breach of (a) its or his fiduciary duties to the Company or the shareholders of the Company or (b) any of Mergeco's or such member's representations, warranties or obligations under the Merger Agreement which caused the Company to terminate the Merger Agreement and
(ii) nothing in the Merger Agreement may be construed as adversely affecting any such member's entitlement to indemnification from the Company as an officer or director of the Company.

         To support its indemnification obligation, the Surviving Corporation has agreed to use its best efforts to obtain, and maintain effective for a period of at least one year after the Effective Time, of at least $5.0 million directors' and officers' liability insurance (i) covering reimbursement of the Surviving Corporation for any obligation it may incur as a result of indemnification of directors and officers and (ii) providing insurance for directors and officers in cases where such reimbursement is not applicable, including in the event of insolvency of the Company. However, the Surviving Corporation is not required to pay a premium in excess of $100,000 for such insurance, but, if such premium would exceed such amount, the Surviving Corporation is to purchase as much coverage as possible for such amount. It is the Company's understanding that such insurance will not cover actions taken by directors and officers with respect to the transactions contemplated by the Merger Agreement.

No Solicitation; Fiduciary Obligations of Directors

         The Company has agreed that it will not, and will not authorize or permit any of their representatives to, (i) take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or the sale of a substantial portion of the assets of, the Company or any such subsidiary (a "Transaction Proposal"), except for the transactions contemplated under the Merger Agreement or (ii) enter into negotiations with, or furnish information to, any other party with respect to any Transaction Proposal. However, the Company and their representatives will not be prohibited from taking any action described in clause (ii) above to the extent such action is taken by, or upon the authority of, the Board if, in the good faith judgment of the Board, (i) such Transaction Proposal is (after consultation with a financial advisor of a nationally recognized reputation) (a) more favorable to the Company's shareholders than the Merger, (b) achievable, and (c) supported by creditable financing, which may include a "highly confident" letter from a nationally recognized investment banking firm or nationally recognized lending institution and (ii) after consultation with counsel, failure to take such action would breach the Board's fiduciary duties to the Company's shareholders under applicable law. In addition, the Company is required to promptly provide Mergeco with a summary of the material terms of any Transaction Proposal and of any negotiations or communications between the Company or its subsidiaries or any of their respective representatives concerning any Transaction Proposal. The Company also is required to give Mergeco not less than three business days' written notice before providing any confidential information to any person (other than Mergeco, and prospective sources of the Debt Financing, and their respective representatives) concerning the business, properties or prospects of the Company and/or its subsidiaries. The Merger Agreement does not prohibit the Company from making a statement to its shareholders that is required by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Board, after consultation with counsel, failure to make such a disclosure would breach its fiduciary duties to the Company's shareholders under applicable law or would otherwise violate the Exchange Act, other applicable law or stock exchange regulations.

Conditions

         The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the following conditions: (i) the adoption of the Merger Agreement at the Meeting by the affirmative vote of at least two-thirds of the votes of all outstanding shares of Common Stock and a majority of the votes cast at the Meeting, excluding votes cast by the Continuing
Shareholders, abstentions and broker non-votes, (ii) there will not have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (b) commencement of a war, armed hostilities or other international or national calamity, directly involving the United States, that has a material adverse effect on the general economic conditions in the United States such as to make it, in the judgment of a party to the Merger Agreement, inadvisable or impracticable to proceed with the Merger or the transactions contemplated by the Merger Agreement or by the Debt Financing, or (iii) other than the filing of Certificates of Merger, each of the Company and Mergeco will have obtained such consents from third parties and approvals from governmental instrumentalities as will be required for the consummation of the transactions contemplated by the Merger Agreement, except for such consents the failure to obtain which would not have a "Material Adverse Effect."
                                      -64-

         A "Material Adverse Effect" is defined in the Merger Agreement as something that has a material adverse effect on the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries, taken as a whole.

         The obligations of Mergeco to effect the Merger are also subject to the additional conditions that: (i) with certain exceptions, the representations and warranties of the Company contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger, (ii) each and all of the covenants and agreements of the Company contained in the Merger Agreement will have been duly performed and complied with, except where the failure to comply (a) would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Merger Agreement, or (b) was the direct result of an act or omission of any of the Continuing Shareholders, (iii) there has been no (a) material adverse change in the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries taken as a whole, (b) death or disability of any of Mario Sbarro, Anthony Sbarro, Joseph Sbarro or Carmela Sbarro or any executive officer of the Company having a family relationship (as defined in Item 401 of Regulation S-K promulgated by the SEC) with a Continuing Shareholder, or (c) material adverse change, or event or occurrence that is reasonably likely to result in an adverse change, in securities, financial or borrowing markets, or applicable tax or other laws or regulations, such as to decrease in any material respect the benefits of the Merger to the Continuing Shareholders or make it impractical to proceed with the Merger or the transactions contemplated by the Merger Agreement or by the Debt Financing, (iv) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction will have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that (a) prohibits consummation of the Merger or the transactions contemplated by the Merger Agreement or the Merger, or (b) imposes material limitations on the ability of the Continuing Shareholders effectively to exercise full rights of ownership with respect to the shares of Common Stock to be issued to them pursuant to the Merger Agreement, (v) the Current Shareholder Litigation has been consolidated into one lawsuit in the Supreme Court of the State of New York and the settlement of the consolidated lawsuit, as reflected in the Memorandum of Understanding, will have been approved by the Supreme Court of New York County, final judgment will have been entered in accordance with the Settlement Agreement contemplated in the Memorandum of Understanding and will have become final and the consolidated lawsuit will have been dismissed with prejudice and without costs to any party (except as provided in the Memorandum of Understanding) and no holders, or holders of no more than an aggregate of 1,000,000 shares of Common Stock, will have requested exclusion from the settlement (see "LITIGATION PERTAINING TO THE MERGER"), (vi) neither (a) any action, suit or proceeding before any court or governmental body relating to the Merger or the transactions contemplated by the Merger Agreement will be pending in which an unfavorable judgment or decree could prevent or substantially delay the consummation of the Merger, or is reasonably likely to (1) result in a material increase in the aggregate Merger Consideration, (2) result in an award of material damages, (3) cause the Merger to be rescinded, or (4) result in a material amount of rescissory damages, nor
(b) any decision in any action, suit or proceeding relating to the Merger or the transactions contemplated by the Merger Agreement will have been rendered by any court or governmental body which has any such effect, and (vii) the Company has obtained the Debt Financing (a) of at least $300 million, (b) on the material terms and conditions no less favorable to the Surviving Corporation than those set forth in the Term Sheet, and (c) having a yield to maturity not to exceed 11.25% per annum.

         The obligations of the Company to effect the Merger are also subject to the additional conditions that: (i) with certain exceptions, the representations and warranties of Mergeco contained in the Merger

Agreement will be true and correct as of the date of the Merger Agreement and the closing date of the Merger, (ii) each and all of the covenants and agreements of Mergeco contained in the Merger Agreement will have been duly performed and complied with in all material respects prior to the consummation of the Merger, except where the failure to comply would not have a material adverse effect on the ability of Mergeco to consummate the transactions contemplated by the Merger Agreement, and (iii) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction will have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that prohibits consummation of the Merger or the transactions contemplated by the Merger Agreement or the Merger.

Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company: (i) by mutual consent of the Board and the members of Mergeco, (ii) automatically, if, at the Meeting, the Company's shareholders have not voted to adopt the Merger Agreement by the requisite shareholder votes, (iii) by action of the Board or the members of Mergeco if, without the fault of the terminating party, the Merger has not been consummated on or prior to June 30, 1999, (iv) by action of the Board or the members of Mergeco, if the Special Committee has withdrawn or modified in a manner adverse to Mergeco its approval or recommendation of the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement, (v) by action of the members of Mergeco if the conditions to the obligations of Mergeco contained in the Merger Agreement have not been satisfied prior to the consummation of the Merger or have become incapable of being satisfied or if the events the non-occurrence of which are a condition to obligations of Mergeco contained in the Merger Agreement have occurred prior to the consummation of the Merger, and (vi) by action of the Board if the conditions to the obligations of the Company contained in the Merger Agreement have not been satisfied prior to the consummation of the Merger or have become incapable of being satisfied or if the events, whose non-occurrence are a condition to the Company's obligations contained in the Merger Agreement, have occurred prior to the consummation of the Merger. See "-- Conditions."

         The Merger Agreement provides that in the event of its termination, no party to the Merger Agreement will have any liability or further obligation to any other party to the Merger Agreement and the Merger will be abandoned. However (i) any termination by the Company arising out of a breach by Mergeco or the Continuing Shareholders of any representation, warranty, covenant or agreement contained in the Merger Agreement will be without prejudice to the rights of the Company to seek damages with respect such breach, and (ii) any termination by Mergeco arising out of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement, other than a breach by the Company that is the direct result of an act or omission of the Continuing Shareholders, will be without prejudice to the rights of Mergeco to seek damages with respect to such breach. The obligations described in this paragraph and the obligations of the parties with respect to the payment of fees and expenses described below survive any termination of the Merger Agreement.

Fees and Expenses

         If the Merger Agreement is terminated for any reason, except as discussed below, the Company, on the one hand, and Mergeco and the Continuing Shareholders, on the other hand, are each to pay their own fees and expenses. The fees and expenses of the Company will include fees and expenses of financial advisors (including Bear Stearns and Prudential Securities), accountants and counsel for the Company and the Special

Committee, and fees and expenses for the preparation, printing, mailing and filing of documents used in connection with the Merger and the Debt Financing. The fees and expenses of Mergeco will include any commitment and other fees or expenses of any person providing or proposing to provide the Debt Financing and fees and expenses of counsel for Mergeco. Except with respect to any stock transfer taxes payable by Public Shareholders, the Surviving Corporation will pay any transfer taxes (including any interest and penalties thereon and additions on any transfer taxes) payable in connection with the Merger and will be responsible for the preparation and filing of any required tax returns, declarations, reports, schedules, terms and information returns with respect to such transfer taxes.

         If termination of the Merger Agreement is not due to the failure to obtain the Debt Financing (or is due to a failure to obtain the Debt Financing as a result of a material adverse change in the securities, financial or borrowing markets, or applicable tax or other laws or regulations) or a breach by Mergeco or the Continuing Shareholders of their representations, warranties or covenants, then the Company will reimburse Mergeco and the Continuing Shareholders for the fees and expenses incurred by them in connection with the Merger, with the maximum reimbursement by the Company being $500,000 in the aggregate.

         If termination of the Merger Agreement is due to failure to obtain the Debt Financing (unless resulting from a material adverse change in the securities, financial or borrowing markets, or applicable tax or other laws or regulations), then Mergeco and the Continuing Shareholders will, jointly and severally, be obligated to reimburse the Company for 50% of the fees and expenses incurred by the Company in connection with the Merger, with the maximum reimbursement by Mergeco and the Continuing Shareholders being $500,000 in the aggregate.

Amendment and Waiver

         Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by the written agreement of the parties at any time prior to the Effective Time except that, in the case of the Company, such action must be approved by the Special Committee. In addition, after shareholder adoption of the Merger Agreement has been obtained, no amendment may be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Public Shareholders without further approval by the holders of such number of votes of Common Stock that are required to adopt the Merger Agreement in accordance with the Merger Agreement.

         The Company and Mergeco, respectively, may waive the satisfaction of any obligation, covenant, agreement or condition of the other under the Merger Agreement. However, the waiver of any of the Company's rights under the Merger Agreement requires the approval of the Special Committee. The Company has made no determination as to whether it would waive any condition and any such determination would be made on behalf of the Company by the Board based on the facts and circumstances existing at the time such waiver is requested.

                                   MANAGEMENT

Directors and Executive Officers of the Company

         The following table contains the name and business address of each director and executive officer of the Company, the present principal occupation or employment of each of those persons and the name, principal business and address of the corporation or other organization in which the occupation or employment of each of those persons is conducted. Also set forth below are the material occupations, positions, offices and employment of each of those persons and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Mario Sbarro, Anthony Sbarro, Joseph Sbarro, Carmela Sbarro, Harold L. Kestenbaum, Richard A. Mandell, Paul A. Vatter, Terry Vince and Bernard Zimmerman are directors of the Company. Each person listed below is a citizen of the United States. Unless otherwise indicated below, the business address of each director and executive officer, for the past five years, has been at the principal executive office of the Company. Beginning five years prior to the date of this Proxy Statement and continuing until November 1998, the principal executive office of the Company was located at 763 Larkfield Road, Commack, New York 11725. Since November 1998, the Company's principal executive office has been 401 Broadhollow Road, Melville, New York 11747.


                                                     Business Address and
    Name                                             Principal Occupations
    ----                                             ---------------------

MARIO SBARRO                         Mr.  Sbarro has been an  officer,  a
                                     director and a principal shareholder of the Company since its organization in 1977, serving as Chairman of the Board and Chief
                                     Executive Officer for more than the past five years and President since May 1996.

ANTHONY SBARRO                       Mr. Sbarro has been an officer,  a director
                                     and a principal  shareholder of the Company
                                     since its organization in 1977,  serving as
                                     Vice  Chairman  of the Board since May 1996
                                     and  as  President   and  Chief   Operating
                                     Officer  from  December  1993  through  May
                                     1996. For more than five years prior to December 1993, Mr. Sbarro was an Executive
                                     Vice President of the Company. He also has served as Treasurer of the Company for more than the past five years.

JOSEPH SBARRO                        Mr. Sbarro has been an officer,  a director
                                     and a principal  shareholder of the Company
                                     since its organization in 1977,  serving as
                                     Senior   Executive  Vice  President   since
                                     December 1993. For more than five years prior thereto, Mr. Sbarro was an Executive
                                     Vice President of the Company. He also has served as Secretary of the Company for more than the past five years.

CARMELA SBARRO                       Mrs.  Sbarro has been a Vice  President  of
                                     the Company since March 1985. Mrs. Sbarro was a founder of the Company, together with her late husband, Gennaro Sbarro. Mrs.
                                     Sbarro devotes a substantial portion of her time to recipe and product development.
                                     Mrs. Sbarro has served as a director of the Company since January 1998.

                                                     Business Address and
    Name                                             Principal Occupations
    ----                                             ---------------------


HAROLD L. KESTENBAUM                 Mr.   Kestenbaum   has  been  a  practicing
                                     attorney  in  New  York  since  1976.  From
                                     October 1997 to the  present,  the business
                                     address  of Mr.  Kestenbaum  has  been  585
                                     Stewart  Avenue,   Garden  City,  New  York
                                     11530. From five years prior to the date of
                                     this  Proxy  Statement   through  September
                                     1997,   the   business   address   of   Mr.
                                     Kestenbaum   was  170  Old  Country   Road,
                                     Mineola,   New  York  11501.  He  became  a
                                     director of the Company in March 1985.

RICHARD A. MANDELL                   Mr.  Mandell  is a  private  investor.  His
                                     residence  address is 666 Greenwich Street,
                                     New York, New York 10014. Mr. Mandell was a
                                     Managing Director of the investment firm of
                                     BlueStone Capital Partners, L.P., 575 Fifth
                                     Avenue,  New  York,  New York  10017,  from
                                     February   until   April   1998   and  Vice
                                     President - Private Investments of Clariden
                                     Asset  Management  (NY) Inc.,  12 East 49th
                                     Street,   New  York,   New  York  10022,  a
                                     subsidiary  of  Clariden  Bank,  a  private
                                     Swiss  bank,   from   January   1996  until
                                     February  1998.  From 1982 until June 1995,
                                     Mr. Mandell  served as a Managing  Director
                                     of  Prudential  Securities,  One  New  York
                                     Plaza,  New York, New York 10292. He became
                                     a director  of the  Company in March  1986.
                                     Mr.   Mandell   is  also  a   director   of
                                     Trend-Lines, Inc., USA Detergents, Inc. and
                                     Shells Seafood Restaurants, Inc.

PAUL A. VATTER                       Mr.  Vatter  has  been  Professor  Emeritus
                                     since his retirement in 1995, and from 1970
                                     until  his   retirement   was  Lawrence  E.
                                     Fouraker      Professor     of     Business
                                     Administration,   at  Harvard  University's
                                     Graduate School of Business Administration,
                                     Cumnock Hall, Boston,  Massachusetts 02163,
                                     where he served as a Professor  since 1958.
                                     His   residence   address  is  244  Clifton
                                     Street, Belmont, Massachusetts 02178. He became a director of the Company in March
                                     1985. Mr. Vatter has advised the Company of his intention to retire upon consummation of the Merger or, if the Merger Agreement is not adopted at the Meeting, upon the expiration of his current term at the next annual meeting of shareholders.

TERRY VINCE                          Mr.  Vince has been  Chairman  of the Board
                                     and  President  of  Sovereign  Hotels,  591
                                     North  Avenue,   Wakefield,   Massachusetts
                                     01880, a company that operates hotels, since October 1991 and Chairman of the Board of Fame Corp., 1400 State Street,
                                     Springfield, Massachusetts 01109, a food service management company, since January
                                     1994. He became a director of the Company in December 1988.

                                                     Business Address and
    Name                                             Principal Occupations
    ----                                             ---------------------


BERNARD ZIMMERMAN                    Mr. Zimmerman has been President of Bernard
                                     Zimmerman and Co., Inc.  since October 1972
                                     and  was  Senior  Vice   President  of  The
                                     Zimmerman Group,  Inc. from January 1991 to
                                     November  1996,  financial  and  management
                                     consulting  firms.  The  address of Bernard
                                     Zimmerman  and Co.,  Inc. and The Zimmerman
                                     Group, Inc. is 18 High Meadow Road, Weston,
                                     Connecticut   06883.   Mr.  Zimmerman  also
                                     served as President and a director of Beacon Hill Mutual Fund, Inc., 75 Federal
                                     Street,  Boston,  Massachusetts 02110, from
                                     December 1994 until October 1996. From 1986 until September 1993, Mr. Zimmerman was
                                     Chairman  and  President  of  St.  Lawrence
                                     Seaway Corp., an owner and manager of agricultural properties. Mr. Zimmerman has been a certified public accountant in New
                                     York for more than the past 35 years. He became a director of the Company in March
                                     1985.

JOHN BERNABEO                        Mr.  Bernabeo  joined the Company in August
                                     1992 and served in various capacities prior
                                     to  his   election  as  Vice   President  -
                                     Architecture and Engineering in May 1997.

JOSEPH A. FALLARINO                  Mr.   Fallarino   joined  the   Company  in
                                     September   1998  and  was   elected   Vice
                                     President  - Human  Resources  in  November
                                     1998.  Prior to joining  the  Company,  Mr.
                                     Fallarino served as Senior Vice President -
                                     Human  Resources of Arbor  Management  LLC,
                                     333 Omni Building, Earl Ovington Boulevard,
                                     Uniondale,  New York 11553 , a provider  of
                                     financial services and healthcare services,
                                     from March 1996 until March 1998,  and Vice
                                     President   Human   -   Resources   of  AMS
                                     Corporation,  855  Avenue of the  Americas,
                                     New  York,   New  York  10001,  a  national
                                     outsourcing  company,   from  January  1994
                                     until  February 1996, and Director of Human
                                     Resources  of  Ogden  Corporation,  2  Penn
                                     Plaza, New York, New York, an international
                                     diversified  services   corporation,   from
                                     April 1988 until September 1993.

GEORGE W. HERZ II                    Mr.  Herz  joined the  Company in  November
                                     1995 and was  elected  Vice  President  and
                                     General Counsel in February 1996.  Prior to
                                     joining  the  Company,  Mr.  Herz served as
                                     General  Counsel  from  1993 and  Corporate
                                     Counsel  from 1982 until 1992 of  Minuteman
                                     Press   International,   Inc.,   1640   New
                                     Highway, Farmingdale, New York 11735, a franchisor of printing centers.

ROBERT S. KOEBELE                    Mr.  Koebele  has  been  Vice  President  -
                                     Finance and Chief Financial  Officer of the
                                     Company  for more than the past five years.
                                     Mr. Koebele has been a certified public accountant in New York for more than the past 30 years. Mr. Koebele has advised the Company that he intends to retire in the early part of the summer of 1999, whether or not the Merger is consummated.

                                                     Business Address and
    Name                                             Principal Occupations
    ----                                             ---------------------

CARMELA N. MERENDINO                 Ms.  Merendino  has been Vice  President  -
                                     Administration of the Company for more than
                                     the past five years.  Ms.  Merendino joined
                                     the  Company in March 1985 and  performed a
                                     variety   of    corporate    administrative
                                     functions  for  the  Company  prior  to her
                                     election     as    Vice     President     -
                                     Administration.

ANTHONY J. MISSANO                   Mr.   Missano  has  been   Corporate   Vice
                                     President - Operations since August 1996, prior to which he served the Company as Vice President - Operations (West) since
                                     February 1995, and as a Zone Vice President from June 1992 until February 1995.

GENNARO  A.  SBARRO                  Mr.   Sbarro   has  been   Corporate   Vice
                                     President-Franchising  of the Company since
                                     August 1996, prior to which he served the Company as Vice President - Franchising since February 1995. For more than five years prior thereto, Mr. Sbarro served the Company in various capacities with the Company.

GENNARO J.  SBARRO                   Mr.   Sbarro   has  been   Corporate   Vice
                                     President - Operations of the Company since
                                     August 1996, prior to which he served as Vice President - Operations (East) since
                                     February 1995, and as a Zone Vice President from June 1992 until February 1995.

LEONARD G. SKROSKY                   Mr.  Skrosky,  who  rejoined the Company in
                                     June 1996, has been Senior Vice President -
                                     Real  Estate  since   November   1996.  Mr.
                                     Skrosky  was Senior  Vice  President - Real
                                     Estate   and  Lease   Administration   from
                                     February  1987 until  December  1993.  From
                                     January 1994 until June 1996,  Mr.  Skrosky
                                     was President of The Skrosky  Company,  510
                                     Hallet Road, East Stroudsburg, Pennsylvania
                                     18301, a real estate firm dealing with site
                                     selection   and  lease   negotiations   for
                                     several restaurant and other companies.


Family Relationships

         Mario, Anthony and Joseph Sbarro are the sons of Carmela Sbarro. Carmela N. Merendino is the daughter, and Gennaro A. Sbarro is the son, of Mario Sbarro. Gennaro J. Sbarro is the son, and Anthony J. Missano is the son-in-law, of Joseph Sbarro.

Background of the Continuing Shareholders

         The only members of Mergeco are Mario Sbarro, Joseph Sbarro and Anthony Sbarro, Joseph Sbarro (1994) Family Limited Partnership and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (the "Trust of Carmela Sbarro"). Information concerning Mario, Joseph and Anthony Sbarro is contained in "-- Directors and Executive Officers of the Company." Joseph Sbarro (1994) Family Limited

Partnership is a New York partnership formed in June 1994, whose business address is c/o Joseph Sbarro, Sbarro, Inc., 401 Broadhollow Road, Melville, New York 11747. It holds investments of the family of Joseph Sbarro. The business address of the Trust of Carmela Sbarro is c/o Mario Sbarro, Sbarro, Inc., 401 Broadhollow Road, Melville, New York 11747. It was formed in April 1984 and is a trust for the benefit of Carmela Sbarro and her descendants. The trustees of the Trust of Carmela Sbarro are Mario Sbarro and Franklin Montgomery. Franklin Montgomery, a citizen of the United States, has been an attorney in sole practice for more than the past five years. His business address is 488 Madison Avenue, New York, New York 10022.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Common Stock as of February 15, 1999 (except as noted below) with respect to (i) holders known to the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company, (iv) all directors and executive officers of the Company as a group and (v) each Continuing Shareholder. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner. As of February 15, 1999, Mergeco did not beneficially own any shares of Common Stock.


                                              Amount and Nature of    Percent of
                      Beneficial Owner       Beneficial Ownership(1)  Class (2)
                      ----------------       ----------------------   ----------

Mario Sbarro (3)..........................        1,867,586  (4)        8.9%
Anthony Sbarro (3)........................        1,432,133  (5)        6.9%
Joseph Sbarro (3).........................        2,007,913  (6)        9.7%
Trust of Carmela Sbarro (3)(7)............            2,497,884        12.2%
Carmela Sbarro (3)........................                  400            *
Harold L. Kestenbaum......................           25,500  (8)           *
Richard A. Mandell........................           18,750  (9)           *
Paul A. Vatter............................           21,000  (9)           *
Terry Vince...............................           22,050  (9)           *
Bernard Zimmerman.........................            61,700(10)           *
John Bernabeo.............................               833(11)           *
Joseph A. Fallarino.......................                    0           --
George W. Herz II.........................             4,666(11)           *
Robert S. Koebele.........................            25,666(12)           *
Carmela N. Merendino......................            20,967(13)           *
Anthony J. Missano........................            39,166(11)           *
Gennaro A. Sbarro.........................            54,187(14)           *
Gennaro J. Sbarro.........................            39,166(11)           *
Leonard G. Skrosky........................            37,091(15)           *
Joel M. Greenblatt........................         1,428,700(16)        7.0%
Bank One Corporation......................         1,213,600(17)        5.9%
All directors and executive officers as a
  group (18) persons......................         8,171,207(18)       37.9%

---------------
(1) Shares subject to Stock Options, for purposes of the table, are considered beneficially owned only to the extent currently exercisable or exercisable within 60 days after February 15, 1999. See "THE MERGER AGREEMENT -- Treatment of Stock Options."

(2) Asterisk indicates less than 1%. As of February 15, 1999, 20,531,977 shares of Common Stock were outstanding. Shares subject to Stock Options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if such Stock Options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

(3)      The business  address of each of Mario Sbarro,  Joseph Sbarro,  Anthony
         Sbarro, the Trust of Carmela Sbarro and Carmela Sbarro is 401 Broadhollow Road, Melville, New York 11747.

(4) Includes (i) 740 shares owned by Mr. Sbarro's wife and 5,450 shares owned by a charitable foundation supported by Mr. Sbarro and his wife, of which Mr. Sbarro, his wife and another director of the Company are the directors (as to which shares, in each case, Mr. Sbarro disclaims beneficial ownership), and (ii) 336,666 shares subject to Stock
         Options. Excludes the 2,497,884 shares held by the Trust of Carmela Sbarro, of which trust Mr. Sbarro serves as a trustee (as to which shares Mr. Sbarro may be deemed a beneficial owner with shared voting and dispositive power). See footnote (7) below.

(5)      Includes 198,333 shares subject to Stock Options.

(6) Includes (i) 609,000 shares owned by Joseph Sbarro (1994) Family Limited Partnership, of which Mr. Sbarro is the sole general partner, and (ii) 199,999 shares subject to Stock Options.

(7) The Trust of Carmela Sbarro was created by Carmela Sbarro for her benefit and for the benefit of her descendants, including Mario, Joseph, and Anthony Sbarro. The trustees of the trust are Franklin Montgomery, whose business address is 488 Madison Avenue, New York, New York 10022, and Mario Sbarro. As trustees, Franklin Montgomery and Mario Sbarro may be deemed to be the beneficial owners of these shares with shared voting and dispositive power.

(8) Represents (i) 6,750 shares owned by Mr. Kestenbaum's wife, as to which shares Mr. Kestenbaum disclaims beneficial ownership, and (ii) 18,750 shares subject to Stock Options.

(9)      Includes 18,750 shares subject to Stock Options.

(10) Includes (i) 5,450 shares owned by a family foundation supported by Mario Sbarro and his wife, of which Mr. Zimmerman is a director (as to which shares Mr. Zimmerman disclaims beneficial ownership), and (ii) 18,750 and 37,500 shares subject to Stock Options held, respectively, by Mr. Zimmerman individually and Bernard Zimmerman and Company, Inc., a company of which Mr.
         Zimmerman is President and a majority shareholder.

(11)     Represents shares subject to Stock Options.

(12)     Includes 14,666 shares subject to Stock Options.

(13) Includes (i) 4,730 shares owned by Ms. Meredino's husband and 1,840 shares owned by Ms. Merendino as custodian for her minor children (as to which shares, in each case, Ms. Merendino disclaims beneficial ownership), and (ii) 9,666 shares subject to Stock Options.

(14) Includes (i) 3,140 shares owned by Mr. Sbarro's wife, as to which shares Mr. Sbarro disclaims beneficial ownership, and (ii) 44,917 shares subject to Stock Options.

(15)     Includes 33,333 shares subject to Stock Options.

(16) Based solely upon information contained in a Schedule 13G dated February 11, 1999 filed with the SEC and the Company by Mr. Greenblatt, Gotham Capital V, LLC and Gotham Capital VI, LLC, each of whose address is 100 Jericho Quadrangle, Suite 212, Jericho, New York 11753. The
         Schedule 13G indicates that Mr. Greenblatt shares voting and dispositive power with respect to 1,072,700 shares with Gotham Capital V, LLC and with respect to 356,000 shares with Gotham Capital VI, LLC.

(17)     Based solely upon  information  as of December 31, 1998  contained in a
         Schedule 13G filed with the SEC and the Company by Bank One Corporation, One First National Plaza, Chicago, Illinois 60670 as parent holding company of NBD Bank (Indiana), NBD Bank (Michigan) and Pegasus Funds. The Schedule 13G indicates that Bank One Corporation has sole voting and dispositive power with respect to 1,209,900 shares and sole voting power with respect to another 3,700 shares.

(18) Includes (i) 5,450 owned by a charitable foundation, of which a director and executive officer of the Company, his wife and another director of the Company are directors, as to which shares each disclaims beneficial ownership, (ii) an aggregate of 17,200 shares owned by spouses, and as custodian for minor children, of directors and executive officers, as to which shares beneficial ownership is disclaimed and (iii) 1,052,661 shares subject to Stock Options.

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK

         There have been no transactions in the Common Stock effected since December 15, 1998 by (i) the Company or any majority-owned subsidiary of the Company, (ii) any director or executive officer of the Company, (iii) any persons controlling the Company, (iv) Mergeco, (v) any Continuing Shareholder, including the general partner of the Joseph Sbarro (1994) Family Limited Partnership or either trustee of the Trust of Carmela Sbarro, or (vi) any associate of any of the foregoing, except that the Company has issued an aggregate of 334 shares to employees (none of whom is within the foregoing categories of persons) upon the exercise of Stock Options under stock option plans of the Company.

         It is the present intention of the following persons (as well as other children of Mario Sbarro who own an aggregate of 7,170 shares of Common Stock) to sell the shares indicated opposite their names prior to the Effective Time in order to recognize capital gain tax treatment with respect to the disposition of their presently owned Common Stock rather than ordinary income tax treatment that would otherwise apply to them as a result of their family relationship to Mario Sbarro if they exchanged their shares in the Merger (see "SPECIAL FACTORS -- Certain U.S. Federal Income Tax Consequences"):




                         Relationship to the Company and                                         Number
Name                     Continuing Shareholders                                                 of Shares
----                     -----------------------                                                 ---------

Annunziatina Sbarro      Wife of Mario Sbarro                                                     740

Carmela Sbarro           Vice President, director and mother of Mario, Joseph and                 400
                         Anthony Sbarro

Carmela N. Merendino     Vice President-Administration and daughter of Mario Sbarro             4,730

Gennaro A. Sbarro        Vice President-Franchising and son of Mario Sbarro                     6,130

         Neither the Company nor any of the Continuing Shareholders (who are considered to be the only affiliates of the Company) have made any purchases of Common Stock since December 29, 1996.

         On February 19, 1997, the Company granted Stock Options, exercisable at $25.125 per share, to the following current executive officers: Mario Sbarro (to purchase 100,000 shares); Anthony Sbarro (to purchase 100,000 shares); Joseph Sbarro (to purchase 100,000 shares); Gennaro A. Sbarro (to purchase 80,000 shares); Gennaro J. Sbarro (to purchase 80,000 shares); Anthony J. Missano (to purchase 80,000 shares); Carmela Merendino (to purchase 6,500 shares); Robert Koebele (to purchase 6,500 shares); George W. Herz II (to purchase 4,000 shares) and John Bernabeo (to purchase 2,500 shares). On May 21, 1997, Mario Sbarro was granted an additional Stock Option to purchase 150,000 shares of Common Stock at an exercise price of $28.875 per share. Following the Company's 1997 annual meeting of shareholders, held on May 21, 1997, Harold L. Kestenbaum, Richard A. Mandell, Paul A. Vatter, Terry Vince and Bernard Zimmerman, the Company's non-employee directors, were each granted Stock Options to purchase 3,750 shares of Common Stock at an exercise price of $28.875 per share and, following the 1998 annual meeting of shareholders, held on August 19, 1998, those non-employee directors were each granted options to purchase 3,750 shares of Common Stock at $24.0625 per share. On November 17, 1998, Joseph Fallarino was granted a Stock Option to purchase 5,000 shares of Common Stock at an exercise price of $24.8125 per share.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's consolidated financial statements as at December 29, 1996 and December 28, 1997 and for the three fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto. It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, both to respond to appropriate questions of shareholders of the Company and to make a statement if they desire.


                              SHAREHOLDER PROPOSALS

         If the Merger is consummated, there no longer will be public shareholders of the Company and no public participation in any future meetings of shareholders of the Company. However, if the Merger is not consummated, the Company intends to hold its 1999 Annual Meeting of Shareholders on or about ________, 1999. If a shareholder intends to present a proposal at the Company's 1999 Annual Meeting of Shareholders and wants that proposal to be included in the Company's Proxy Statement and proxy card for that meeting, the proposal must be received at the Company's principal executive offices not later than __________, 1999. As to any proposal that a shareholder intends to present to shareholders without including it in the Company's Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless the Company receives notice of the matter to be proposed not later than _________, 1999. Even if proper notice is received on or prior to __________, 1999, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to such proposal as required by Rule 14a- 4(c)(2) under the Exchange Act.


                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows the Company to "incorporate by reference" information into its Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

         (1) The Company's Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 28, 1997;

         (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 19, 1998, July 12, 1998 and October 4, 1998; and

         (3) The Company's Current Reports on Form 8-K dated (date of earliest event reported): May 28, 1998, June 17, 1998, September 14, 1998, November 25, 1998 and January 19, 1999.

         Any statement contained in a document incorporated by reference is deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

         The Company also incorporates by reference the information contained in all other documents the Company files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the Meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed and will supplement or amend the information contained in this Proxy Statement.

         The Company undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein).

                              AVAILABLE INFORMATION

         The Company, Mergeco and the Continuing Shareholders have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits to the Schedule 13E-3, certain parts of which are omitted, as permitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. A copy of the written report presented by Prudential Securities to the Special Committee, including the opinion of Prudential Securities as to the fairness of the consideration to be received in the Merger, was filed as an exhibit to the Schedule 13E-3. Descriptions contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety. Copies of the Schedule 13E-3 and all exhibits to the Schedule 13E-3. are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, without charge, by written request directed to us at the following address:

                  Robert S. Koebele, Vice President - Finance
                  Sbarro, Inc.
                  401 Broadhollow Road
                  Melville, New York 11747

         The Company is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec. gov." The Company's Common Stock is listed on the NYSE, and materials also may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                                  OTHER MATTERS

         At a special meeting, under the NYBCL and the Company's By-Laws, no matter may be considered which is not set forth in the notice for such meeting. As a result, no matter other than consideration of adoption of the Merger Agreement may be brought before the Meeting. If any other matters or motions should properly come before the Meeting, the persons named in the Proxy intend to vote thereon in accordance with their discretion on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.




                                            By Order of the Board of Directors,

                                               /s/ JOSEPH SBARRO

                                                   JOSEPH SBARRO,
                                                     Secretary

________, 1999

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          SBARRO, INC. AND SUBSIDIARIES


         ANNUAL FINANCIAL STATEMENTS                                        Page
         ---------------------------                                        ----

         Report of Independent Public Accountants                           F-2

         Consolidated Balance Sheets as of December 28, 1997 and
         December 29, 1996                                                  F-3

         Consolidated Statements of Income for
         years ended December 28, 1997, December 29, 1996
         and December 31, 1995                                              F-5

         Consolidated Statements of Shareholders' Equity for
         years ended December 28, 1997,
         December 29, 1996 and December 31, 1995                            F-6

         Consolidated Statements of Cash Flows for
         years ended December 28, 1997,
         December 29, 1996 and December 31, 1995                            F-7

         Notes to Consolidated Financial Statements
         for years ended December 28, 1997, December 29,
         1996 and December 31, 1995                                         F-9

         INTERIM FINANCIAL STATEMENTS (UNAUDITED)
         ----------------------------------------

         Consolidated Balance Sheets for Forty Weeks ended
         October 4, 1998 (unaudited) and December 28, 1997                 F-24

         Consolidated Statements of Income (unaudited) for Forty Weeks ended October 4, 1998 and October 5, 1997 and Twelve Weeks
         ended October 4, 1998 and October 5, 1997                         F-26

         Consolidated Statements of Cash Flows (unaudited) for Forty
         Weeks ended October 4, 1998 and October 5, 1997                   F-29

         Notes to Unaudited Consolidated Financial Statements for Forty
         Weeks ended October 4, 1998                                       F-31

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
----------------------------------------



To the Board of Directors and Shareholders of Sbarro, Inc.:


We have audited the accompanying consolidated balance sheets of Sbarro, Inc. (a New York corporation) and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sbarro, Inc. and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles.



                                                           Arthur Andersen LLP



New York, New York
February 11, 1998

                          SBARRO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                   (In thousands except number of shares)
                                                                    ------------------------------------

                                                               December 28, 1997          December 29, 1996
                                                               -----------------          -----------------


Current assets:
     Cash and cash equivalents                                       $119,810                      $104,818

     Marketable securities                                              7,500                         2,500

     Receivables:
       Franchisees                                                        810                           743
       Other                                                            1,565                         1,122
                                                               --------------                --------------

                   Subtotal                                             2,375                         1,865

     Inventories                                                        2,962                         2,841

     Prepaid expenses                                                   1,768                         1,409
                                                               --------------                --------------

       Total current assets                                           134,415                       113,433

Marketable securities                                                     --                          7,500

Property and equipment, net  (Notes 3 and 9)                          136,798                       130,993

Other assets:
     Deferred charges, net of accumulated amortization
       of $1,269 at December 28, 1997 and
       $1,436 at December 29, 1996                                      1,596                         1,633
     Other, net                                                         5,840                         5,100
                                                               --------------                --------------

                                                                        7,436                         6,733
                                                               --------------                --------------

                                                                     $278,649                      $258,659
                                                               ==============                ==============

                                  (continued)

                          SBARRO, INC. AND SUBSIDIARIES

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                   (In thousands except number of shares)
                                                                    ------------------------------------
                                                               December 28, 1997          December 29, 1996
                                                               -----------------          -----------------


Current liabilities:
     Accounts payable                                                 $10,086                        $7,173
     Accrued expenses  (Note 4)                                        26,025                        22,663
     Dividend payable                                                   5,521                         4,691
     Income taxes  (Note 5)                                             4,777                         5,287
                                                               --------------                 -------------

       Total current liabilities                                       46,409                        39,814


Deferred income taxes  (Note 5)                                        11,801                        13,645

Commitments and contingencies (Note 6)


Shareholders' equity  (Note 8):
     Preferred stock, $1 par value; authorized
       1,000,000 shares; none issued                                       --                            --
     Common stock, $.01 par value; authorized
       40,000,000 shares; issued and outstanding
       20,446,654 shares at December 28, 1997 and
       20,392,909 shares at December 29, 1996                             204                           204
     Additional paid-in capital                                        32,444                        31,219
     Retained earnings                                                187,791                       173,777
                                                                 ------------                  ------------
                                                                      220,439                       205,200
                                                                 ------------                  ------------

                                                                     $278,649                      $258,659
                                                                 ============                  ============


                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                  (In thousands, except share data)
                                                                   -------------------------------
                                                                         For the Years Ended
                                                                         -------------------

                                                     December 28,             December 29,          December 31,
                                                         1997                     1996                  1995
                                                         ----                     ----                  ----

Revenues:
    Restaurant sales                                    $337,723                 $319,315              $310,132
    Franchise related income                               7,360                    6,375                 5,942
    Interest income                                        4,352                    3,798                 3,081
                                                       ---------                ---------             ---------
      Total revenues                                     349,435                  329,488               319,155
                                                       ---------                ---------             ---------

Costs and expenses:
    Cost of food and paper products                       69,469                   68,668                67,361
    Restaurant operating expenses:
      Payroll and other employee benefits                 84,910                   78,258                78,342
      Occupancy and other expenses                        93,528                   85,577                84,371
    Depreciation and amortization                         23,922                   22,910                23,630
    General and administrative                            17,762                   14,940                16,089
    Provision for unit closings  (Note 9)                  3,300                       --                16,400
    Other income                                          (1,653)                  (1,171)               (1,359)
                                                       ---------                ---------             ---------
      Total costs and expenses                           291,238                  269,182               284,834
                                                       ---------                ---------             ---------

Income before income taxes                                58,197                   60,306                34,321
Income taxes  (Note 5)                                    22,115                   22,916                13,042
                                                       ---------                ---------             ---------

Net income                                               $36,082                  $37,390               $21,279
                                                       =========                =========             =========

Per share information:
    Net income per share:

    Basic                                                  $1.77                    $1.84                 $1.05
                                                           =====                    =====                 =====

    Diluted                                                $1.76                    $1.83                 $1.04
                                                           =====                    =====                 =====

Shares used in computing net income per share:

    Basic                                             20,426,678               20,369,128            20,336,809
                                                      ==========               ==========            ==========

    Diluted                                           20,504,303               20,404,620            20,396,704
                                                      ==========               ==========            ==========

Dividends declared  (Note 10)                              $1.08                    $0.92                 $0.76
                                                           =====                    =====                 =====


                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                           (In thousands, except share data)
                                                            --------------------------------
                                                                     Common stock
                                                                     ------------

                                                                     Additional
                                       Number of                       paid-in         Retained
                                        shares          Amount         capital         earnings          Total
                                       ---------        ------       ----------        --------          -----

Balance at
    January 1, 1995                   20,328,981          $203          $30,066         $149,311       $179,580

Exercise of stock options                 16,502            --              264               --            264

Net income                                    --            --               --           21,279         21,279
                                              --            --               --
Dividends declared                                                                       (15,457)       (15,457)
                                      ----------      --------        ----------        --------       --------

Balance at
    December 31, 1995                 20,345,483           203           30,330          155,133        185,666

Exercise of stock options                 47,426             1              889               --            890

Net income                                    --            --               --           37,390         37,390
                                              --            --               --
Dividends declared                                                                       (18,746)       (18,746)
                                      ----------      --------        ----------        --------       --------

Balance at
    December 29, 1996                 20,392,909           204           31,219          173,777        205,200

Exercise of stock options                 53,745            --            1,225               --          1,225

Net income                                    --            --               --           36,082         36,082
                                              --            --               --
Dividends declared                                                                       (22,068)       (22,068)
                                      ----------      --------        ----------        --------       --------

Balance at                            20,446,654          $204          $32,444         $187,791       $220,439
                                      ==========      ========        ==========        ========       ========
    December 28, 1997



                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              (In thousands)
                                                                               ------------
                                                                            For the Years Ended
                                                                            -------------------

                                                           December 28,        December 29,        December 31,
                                                               1997                1996                1995
                                                          ------------        ------------        ------------


Operating activities:
Net income                                                   $36,082             $37,390             $21,279
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization                           23,922              22,910              23,630
      Decrease in deferred income taxes                       (1,844)               (442)             (5,183)
      Provision for unit closings                              3,300                  --              16,400

Changes in operating assets and liabilities:
      (Increase) decrease  in receivables                       (510)                739                  58
      (Increase) decrease in inventories                        (121)                (78)                 29
      (Increase) decrease  in prepaid                           (359)                268                (292)
        expenses
      Increase in deferred charges                            (1,624)             (1,298)             (1,400)
      Increase in other assets                                  (844)             (1,750)             (2,425)
      Increase (decrease) in accounts                          3,534              (4,309)              2,638
        payable and accrued expenses
      Increase (decrease) in income taxes                       (510)                579                (154)
                                                             -------            --------            --------
        payable

Net cash provided by operating activities                     61,026              54,009              54,580
                                                              ------              ------              ------




                                   (continued)

                          SBARRO, INC. AND SUBSIDIARIES





                                                                              (In thousands)
                                                                               ------------
                                                                            For the Years Ended
                                                                            -------------------

                                                             December 28,        December 29,        December 31,
                                                                  1997                1996                1995
                                                             ------------        ------------        ------------

Investing activities:

Proceeds from maturities of marketable
   securities                                                         2,500                  --              28,618
Purchases of property and equipment                                 (28,556)            (25,928)            (17,513)
Proceeds from disposition of property and
   equipment                                                             34                 266                  34
                                                                 ----------           ---------            --------

Net cash (used in) provided by investing
   activities                                                       (26,022)            (25,662)             11,139
                                                                  ---------           ---------            --------

Financing activities:

Proceeds from exercise of stock options                               1,225                 890                 264
Cash dividends paid                                                 (21,237)            (17,920)            (14,844)
                                                                 ----------           ---------           ---------

Net cash used in financing activities                               (20,012)            (17,030)            (14,580)
                                                                 ----------           ---------           ---------

Increase in cash and cash equivalents                                14,992              11,317              51,139
Cash and cash equivalents at beginning
   of year                                                          104,818              93,501              42,362
                                                                 ----------           ---------           ---------

Cash and cash equivalents at end of year                           $119,810            $104,818             $93,501
                                                                 ==========           =========           =========



                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of significant accounting policies:

         Basis of financial statement presentation:

         The consolidated financial statements include the accounts of Sbarro, Inc. and its wholly- owned subsidiaries (together, the "Company") and the accounts of its joint ventures. All intercompany accounts and transactions have been eliminated.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash equivalents:

         All highly liquid debt instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

         Marketable securities:

         The Company classifies its investments in marketable securities as "held to maturity". These investments are stated at amortized cost, which approximates market, and are comprised primarily of direct obligations of the U.S. Government and its agencies.

         Inventories:

         Inventories,   consisting   primarily  of  food,  beverages  and  paper
         supplies, are stated at cost which is determined by the first-in, first-out method.

         Property and equipment and depreciation:

         Property and equipment are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for by the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. One-half year of depreciation and amortization is recorded in the year in which the restaurant commences operations.

                          SBARRO, INC. AND SUBSIDIARIES

1. Summary of significant accounting policies (continued):

         Deferred charges:

         Certain costs and expenses incurred which are directly related to new restaurant openings (primarily crew payroll costs and travel expenses incurred prior to opening) are deferred and amortized on a straight-line basis over a twenty-four month period. One-half year of amortization is recorded in the year in which the restaurant commences operations.

         The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has issued an Exposure Draft Statement of Position (SOP) which, if adopted in its current form, would require all companies which capitalize pre-opening and similar costs to write off all existing such costs, net of tax benefit, as a "cumulative effect of accounting change" and to expense all such costs as incurred in the future. The exposure draft, if enacted, would be effective beginning with the Company's 1999 fiscal year. The Company does not expect this proposal to materially affect future operating income except that the Company would be required to write off the accumulated costs ($1,219,000 at December 28, 1997) which would be reflected as a cumulative effect of accounting change ($756,000 after tax at December 28, 1997).

         Deferred income:

         Deferred income relates to vendor cash advances for allowances to be based on product usage.

         Franchise related income:

         Initial franchise fees are recorded as income as restaurants are opened by the franchisee and all services have been substantially performed by the Company. Development fees are amortized over the number of restaurant openings covered under each development agreement. Royalty and other fees from franchisees are accrued as earned. Revenues and expenses related to construction of franchised restaurants are recognized when contractual obligations are completed and the restaurants are opened.

         Stock based compensation plans:

         In accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. (See Note 8).

                          SBARRO, INC. AND SUBSIDIARIES

1. Summary of significant accounting policies (continued):

         Income taxes:

         The Company files a consolidated Federal income tax return. Deferred income taxes result primarily from differences between financial and tax reporting of depreciation and amortization.

         Accounting period:

         The Company's fiscal year ends on the Sunday nearest to December 31, with fiscal quarters of sixteen weeks in the first quarter and twelve weeks in each succeeding quarter (except in a 53 week year, which has a thirteen week fourth quarter). The Company's 1997, 1996 and 1995 fiscal years each contained 52 weeks. The Company's 1998 fiscal year will contain 53 weeks, with 13 weeks in the fourth quarter.

         Per share data:

         The provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" became effective as to the Company for the quarter and year ended December 28, 1997. SFAS No. 128 requires the presentation of both basic and diluted earnings per share on the face of the income statement. SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Earnings per share is calculated using the weighted average number of shares of common stock outstanding for the period, with basic earnings per share excluding, and diluted earnings per share including, potentially dilutive securities, such as stock options that could result in the issuance of common stock. The number of shares of common stock subject to stock options included in diluted earnings per share were 77,625 in 1997, 35,492 in 1996 and 59,895 in 1995. As required by SFAS 128, all prior period amounts have been restated to conform to the new presentation.

         Long-lived Assets:

         SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. The adoption of SFAS No. 121 in fiscal 1997 did not have a material effect on the Company's results of operations or financial position.

                          SBARRO, INC. AND SUBSIDIARIES

1. Summary of significant accounting policies (continued):

         Supplemental disclosures of cash flow information:


                                                (In thousands)
                             ---------------------------------------------------
                                             For the Years Ended
                             ---------------------------------------------------
                              December 28,      December 29,       December 31,
                                  1997              1996               1995
                                  ----              ----               ----
Cash paid for:
         Income taxes           $24,297            $23,143            $18,880
                                =======            =======            =======

2.       Description of business:

         The Company and franchisees develop and operate family oriented cafeteria style Italian restaurants principally under the "Sbarro" and "Sbarro The Italian Eatery" names. The restaurants are located throughout the United States and overseas, principally in shopping malls and other high traffic locations.

         The following sets forth the number of units in operation as of:


                            December 28,       December 29,    December 31,
                                1997               1996            1995
                                ----               ----            ----

Company-owned                   623                 597             571
Franchised                      239                 219             200
                                ---                 ---             ---
                                862                 816             771
                                ===                 ===             ===

                          SBARRO, INC. AND SUBSIDIARIES

3.       Property and equipment:


                                                         (In thousands)
                                          --------------------------------------
                                           December 28,         December 29,
                                               1997                 1996
                                               ----                 ----

Leasehold improvements                       $168,581            $154,507
Furniture, fixtures and equipment              97,688              91,644
Construction-in-progress  *                    20,096              14,139
                                            ---------           ---------
                                              286,365             260,290
Less accumulated depreciation and
  amortization                                149,567             129,297
                                            ---------           ---------
                                             $136,798            $130,993
                                             ========            ========

(*) Includes $15,651 in 1997 and $10,609 in 1996 related to the acquisition and improvement of the Company's new corporate headquarters.


4.       Accrued expenses:


                                                        (In thousands)
                                           -------------------------------------
                                            December 28,          December 29,
                                                1997                  1996
                                                ----                  ----

Compensation                                    $5,051               $4,392
Payroll and sales taxes                          3,494                3,672
Rent                                             6,699                6,427
Provision for unit closings (Note 9)             4,351                1,922
Other                                            6,430                6,250
                                             ---------            ---------
                                               $26,025              $22,663
                                             =========            =========

                          SBARRO, INC. AND SUBSIDIARIES

5.       Income taxes:


                                            (In thousands)
                            ----------------------------------------------------
                                            For the Years Ended
                            ----------------------------------------------------
                               December 28,       December 29,     December 31,
                                    1997               1996             1995
                                    ----               ----             ----
Federal:
  Current                        $19,868           $19,216          $14,897
  Deferred                        (1,557)             (322)          (4,158)
                               ---------          --------         --------
                                  18,311            18,894           10,739
                               ---------         ---------         --------
State and local:
  Current                          4,091             4,142            3,328
  Deferred                          (287)             (120)          (1,025)
                               ---------         ---------        ---------
                                   3,804             4,022            2,303
                               ---------         ---------        ---------
                                 $22,115           $22,916          $13,042
                               =========         =========        =========

Deferred income taxes are comprised of the following:



                                                  (In thousands)
                                     -----------------------------------------
                                      December 28,               December 29,
                                          1997                       1996
                                          ----                       ----

Depreciation and amortization            $15,782                   $16,427
Deferred charges                             475                       448
Other                                         60                        55
                                       ---------                 ---------
Gross deferred tax liabilities            16,317                    16,930
                                       ---------                 ---------
Accrued expenses                          (2,431)                   (1,620)
Deferred income                           (1,949)                   (1,580)
Other                                       (136)                      (85)
                                       ---------                 ---------
Gross deferred tax assets                 (4,516)                   (3,285)
                                       ---------                 ---------
                                         $11,801                   $13,645
                                       =========                 =========

                          SBARRO, INC. AND SUBSIDIARIES

5.       Income taxes (continued):

         Actual tax expense differs from "expected" tax expense (computed by applying the Federal corporate rate of 35% for the years ended December 28, 1997, December 29, 1996 and December 31, 1995) as follows:


                                                    (In thousands)
                                  ----------------------------------------------
                                              For the Years Ended
                                  ----------------------------------------------
                                  December 28,      December 29,    December 31,
                                      1997              1996            1995
                                      ----              ----            ----
Computed "expected"
  tax expense                      $20,369          $21,108         $12,012
Increase (reduction) in
  income taxes resulting
  from:
    State and local income
      taxes, net of Federal
      income tax benefit             2,429            2,614           1,497
    Tax exempt interest
      income                           (59)             (63)           (311)
    Other, net                        (624)            (743)           (156)
                                ----------        ---------       ---------
                                   $22,115          $22,916         $13,042
                                ==========        =========       =========


         Deferred income taxes are provided for temporary differences between financial and tax reporting. These differences and the amount of the related deferred tax benefit are as follows:


                                                   (In thousands)
                                  ----------------------------------------------
                                                 For the Years Ended
                                  ----------------------------------------------
                                  December 28,     December 29,     December 31,
                                      1997             1996             1995
                                      ----             ----             ----

Depreciation and amortization        $(1,824)         $(1,397)         $(2,781)
Accrued expenses                        (624)           1,791           (2,482)
Other                                    604             (836)              80
                                    --------         --------         --------
                                     $(1,844)        $   (442)         $(5,183)
                                    ========         ========         ========

                          SBARRO, INC. AND SUBSIDIARIES

6.       Commitments and contingencies:

         Commitments:

         The Company conducts all of its operations in leased facilities. Most of the Company's restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts.

         Rental expense under operating leases, including common area charges, other expenses and additional amounts based on sales, are as follows:


                                                 (In thousands)
                                ------------------------------------------------
                                            For the Years Ended
                                ------------------------------------------------
                                December 28,      December 29,     December 31,
                                    1997              1996             1995
                                    ----              ----             ----

Minimum rentals                   $40,365          $36,383          $35,142
Common area charges                12,541           11,303           10,846
Contingent rentals                  2,910            2,819            3,082
                                 --------         --------         --------
                                  $55,816          $50,505          $49,070
                                 ========         ========         ========

         Future minimum rental and other payments required under non-cancelable operating leases for Company-operated restaurants that were open on December 28, 1997 and the existing corporate office are as follows (in thousands):


Years ending:
------------

January 3, 1999                         $57,982
January 2, 2000                          55,970
January 1, 2001                          53,678
December 31, 2001                        50,101
December 30, 2002                        45,032
Later years                             106,000
                                      ---------
                                       $368,763
                                      =========

                          SBARRO, INC. AND SUBSIDIARIES

6.       Commitments and contingencies  (continued):

         The Company is the principal lessee under operating leases for certain franchised restaurants which are subleased to the individual franchisees. Franchisees pay rent and related expenses directly to the landlord. Future minimum rental payments required under these non-cancelable operating leases for franchised restaurants that were open as of December 28, 1997 are as follows (in thousands):


Years ending:
------------

January 3, 1999                   $1,884
January 2, 2000                    1,717
January 1, 2001                    1,382
December 31, 2001                  1,123
December 30, 2002                    779
Later years                        1,167
                                 -------
                                  $8,052
                                 =======

         As of February 11, 1998, future minimum rental payments required under non-cancelable operating leases for restaurants which had not as yet opened as of December 28, 1997 are as follows (in thousands):


Years ending:
------------

January 3, 1999                 $     857
January 2, 2000                     1,091
January 1, 2001                     1,098
December 31, 2001                   1,137
December 30, 2002                   1,158
Later years                         6,195
                                 --------
                                  $11,536
                                 ========

         The Company is a party to contracts aggregating $1,734,000 with respect to the construction of restaurants and approximately $1 million with respect to the Company's new corporate headquarters building to be opened in 1998. Payments of approximately $246,000 have been made on those contracts as of December 28, 1997.

         One of the joint ventures in which the Company is a partner has entered into a contract to purchase the land on which a restaurant is located, at the end of its five year lease on such property in 2002, for $950,000.

                          SBARRO, INC. AND SUBSIDIARIES

         Contingencies:

         The Company has received a proposal from Mario Sbarro, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro (the "Sbarro Family") for the merger of the Company with a company to be owned by the Sbarro Family pursuant to which shareholders of the Company, other than the Sbarro Family, would receive $28.50 per share in cash, or an aggregate of approximately $380 million for the approximately 13.4 million shares (approximately 65% of the outstanding shares) of the Company's Common Stock not owned by the Sbarro Family. The proposal is subject, among other things, to (i) entering into a definitive merger agreement, (ii) approval of the transaction by the special committee of the Board, the full Board of Directors and the Company's shareholders, (iii) receipt of satisfactory financing for the transaction, (iv) the immediate suspension of dividends by the Company and (v) receipt of a fairness opinion from the financial advisor to the special committee of the Board stating that the proposed transaction is fair, from a financial point of view, to the public shareholders.

         Following the Company's announcement of a proposal for the merger of the Company with a company to be owned by the Sbarro Family, seven lawsuits were instituted against the Company, certain directors and/or members of the Sbarro Family. While each of the complaints varies, in general, they allege a breach of fiduciary duties by the directors and members of the Sbarro Family, that the proposed price per share to be paid is inadequate and that the proposal serves no legitimate business purpose of the Company. Although varying, the complaints seek, generally, a declaration of class action status, damages in unspecified amounts alleged to be caused to the plaintiffs, and other relief (including injunctive relief, rescission if the transaction is consummated, including rescissory damages), costs and disbursements, including a reasonable allowance for counsel fees and expenses. The actions, which are presently pending in the Supreme Court in New York and Suffolk County, New York, are in the process of being consolidated into one action.
         The defendants intend to vigorously defend these actions.

         On June 18, 1997, an action entitled Kenneth Hoffman and Gloria Curtis, on behalf of themselves and all others similarly situated v. Sbarro, Inc., was filed in the United States District Court for the Southern District of New York. The plaintiffs, former restaurant level management employees, allege that the Company required general managers and co-managers to reimburse the Company for cash and certain other shortages sustained by the Company and thereby lost their status as managerial employees exempt from the overtime compensation provisions of the Fair Labor Standards Act (the "FLSA"). The plaintiffs seek unpaid overtime compensation, as well as liquidated damages in an amount equal to any overtime compensation awarded, reasonable attorney's fees, costs and expenses. The plaintiffs seek such further and general legal and/or suitable relief to which they may be entitled. The action also seeks to join similarly situated past and present employees in the lawsuit. The Company believes that it has substantial defenses to the claims, including

                          SBARRO, INC. AND SUBSIDIARIES
         that it has availed itself of a "window of correction" which, the Company believes, under applicable regulations of the FLSA and court decisions, preserves employees' exempt status and, thus, precludes any overtime liability. On October 22, 1997, the Court granted plaintiffs' request to send notices to determine whether similarly situated past and present employees of the Company wished to join the lawsuit. The Company intends to continue vigorously defending this action.

7.       Transactions with related parties:

         In May 1986, the Company entered into a fifteen year sublease with a partnership owned by certain shareholders of the Company for its present corporate headquarters office building. In each of 1996 and 1995, the Company incurred rent expense for such building of $298,000. For 1997 and for each of the remaining years of the lease the rent expense is $337,000 per year. Management believes that such rents are comparable to the rents that would be charged by an unaffiliated third party.

         A member of the Board of Directors acts as a consultant to the Company for which he received $116,400 in 1997, $106,100 in 1996 and $96,000 in
         1995.


8.       Stock options:

         The Company's Board of Directors has adopted and shareholders have approved the 1991 Stock Incentive Plan (the "1991 Plan"), which replaced the Company's 1985 Incentive Stock Option Plan, and a 1993 Non-Employee Director Stock Option Plan (the "1993 Plan").

         Under the 1991 Plan, the Company may grant, until February 2001, incentive stock options and non-qualified stock options, alone or in tandem with stock appreciation rights ("SARS"), to employees and consultants of the Company and its subsidiaries. Options and SARs may not be granted at exercise prices of less than 100% of the fair market value of the Company's common stock on the date of grant. The Board of Directors and the Board's Committee administering the 1991 Plan are empowered to determine, within the limits of the 1991 Plan, the number of shares subject to each option and SAR, the exercise price, and the time period (which may not exceed ten years) and terms under which each may be exercised.

         The 1993 Plan provides for the automatic grant to each non-employee director of an option to purchase 3,750 shares of common stock following each annual shareholders' meeting. Each option has a ten year term and is exercisable in full commencing one year after grant at 100% of the fair market value of the Company's common stock on the date of grant. In 1997, 1996 and 1995, each of the five (six in 1995) non-employee directors

                          SBARRO, INC. AND SUBSIDIARIES

8.       Stock options (continued):

         were granted options to purchase 3,750 shares at $28.88, $26.88, and $21.50 per share, respectively. In 1997, 11,250 options of one former director were exercised at $23.05, $23.71 and $21.50, respectively.

         A summary of the status of the Company's option plans is presented in the table below:


                                    1997                      1996                       1995
                           ----------------------   ------------------------    ----------------------
                                      Weighted-                  Weighted-                   Weighted-
                                       Average                    Average                     Average
                                      Exercise                    Exercise                   Exercise
                           Shares       Price       Shares          Price       Shares       Price
                           ------     --------      ------       ---------      ------       --------
Options outstanding,
   beginning of period      934,836       $25.57    717,712        $24.97      765,958          $24.75
Granted                     777,750       $25.96    378,750        $25.55       37,500          $22.53
Exercised                   (53,745)      $22.78    (47,426)       $18.24      (16,502)         $15.97
Canceled or expired         (20,502)      $24.66   (114,200)       $24.84      (69,244)         $21.44
                          ----------------------------------------------------------------------------
Options outstanding,
   end of period          1,638,339       $25.85    934,836        $25.57      717,712          $24.97
Options exercisable,
   end of period            573,880       $26.05    534,214        $25.89      463,962          $25.89


         Of the options outstanding at December 28, 1997, options to purchase 106,839 shares had exercise prices ranging between $15.17 and $22.75, with a weighted average exercise price of $21.34 and a weighted average remaining contractual life of 6.23 years, of which 77,463 were exercisable, with a weighted average exercise price of $21.28. The remaining options to purchase 1,531,500 shares had exercise prices between $23.05 and $28.88, with a weighted average exercise price of $26.17 and a weighted average remaining contractual life of 7.21 years, of which 496,417 are exercisable, with a weighted average exercise price of $26.79. At December 28, 1997, there were an aggregate of 2,061,452 shares available for option grants under the 1991 and 1993 Plans.

         The fair value of each option grant is estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions:

                          SBARRO, INC. AND SUBSIDIARIES

8.       Stock options (continued):


                                        1997              1996            1995
                                        ----              ----            ----

Expected life (years)                    1.5                4               4
Interest rate                           5.82%            6.53%           6.51%
Volatility                                21%              28%             28%
Dividend yield                          4.00%            3.50%           3.50%
Weighted average fair
   value of options granted            $2.79            $5.75           $5.30
                                       =====            =====           =====

         The Company has adopted the pro forma disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined under SFAS No. 123, the Company's net income and earnings per share would approximate the pro forma amounts below:



                                          (In thousands, except per share data)
                                       -----------------------------------------
Net Income:                                  1997           1996           1995
                                             ----           ----           ----

As Reported                                36,082         37,390         21,279
                                           ======         ======         ======
Pro Forma                                  35,089         37,160         21,258
                                           ======         ======         ======
Per share information:
Net income per share (as reported):
Basic                                       $1.77          $1.84          $1.05
                                            =====          =====          =====
Diluted                                     $1.76          $1.83          $1.04
                                            =====          =====          =====
Net income per share (pro forma):
Basic                                       $1.72          $1.82          $1.05
                                            =====          =====          =====
Diluted                                     $1.71          $1.82          $1.04
                                            =====          =====          =====


         The foregoing table includes options granted in 1997 under the 1991 Plan to the Company's Chairman of the Board and President to purchase 100,000 and 150,000 shares at $25.13 and $28.88 per share, respectively, and to the Company's Vice Chairman of the Board and Senior Executive Vice President to purchase 100,000 and 100,000 shares, respectively, at $25.13 per share; options granted in 1996 to the Company's Chairman of the Board and President and Senior Executive Vice President to purchase 100,000 and 50,000 shares, respectively, at $24.75 per share; options granted in 1993 under the 1991 Plan to the Company's Chairman of the Board and President, Vice Chairman of the Board

                          SBARRO, INC. AND SUBSIDIARIES
         and Senior Executive Vice President and one non-employee director to purchase 120,000, 90,000, 75,000 and 37,500 shares, respectively, at $27.09 per share. Each such option was granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and is exercisable for 10 years from the date of grant. Such options remain unexercised.

         In addition to the foregoing, in 1990, shareholder approved options were granted to the Company's Chairman of the Board and President, Vice Chairman of the Board and Senior Executive Vice President to purchase 150,000, 75,000 and 75,000 shares, respectively, at $20.67 per share, the fair market value of the Company's common stock on the date of grant, for a period of 10 years from the date of grant. Such options remain unexercised.

9.       Provision for unit closings:

         A provision for restaurant closings in the amount of $3,300,000 ($2,046,000 or $.10 basic and diluted earnings per share after tax) relating to the Company's investment in one of its joint ventures was established in 1997 for the closing of certain of the joint venture's units.

         A provision for restaurant closings in the amount of $16,400,000 ($10,168,000 or $0.50 basic and diluted earnings per share after tax) was established in 1995 for the closing of approximately 40 under-performing restaurants.

10.      Dividends:

         In 1997 and 1996, the Company declared quarterly dividends of $0.27 per share and $0.23 per share, respectively, aggregating $1.08 per share and $0.92 per share for the respective years. On February 11, 1998, the Company announced that its Board of Directors had deferred consideration of the Company's quarterly cash dividend pending consideration of a transaction that has been proposed by the Sbarro
         Family which would result in the acquisition at $28.50 per share in cash of all of the shares of the Company not owned by the Sbarro Family. The proposal is conditioned upon, among other things, the immediate suspension of dividends by the Company. (See Note 6).

                          SBARRO, INC. AND SUBSIDIARIES

11.      Quarterly financial information (unaudited):


                                                           (In thousands, except share data)
                                ---------------------------------------------------------------------------
                                 First                 Second                 Third                 Fourth
                                 Quarter               Quarter                Quarter               Quarter
                                 -------               -------                -------               -------
Fiscal Year 1997
----------------
Revenues                          $95,364               $75,301                $82,678               $96,092
Gross profit (a)                   73,324                57,976                 63,314                73,640
Net income (b)                      7,885                 6,733                  9,206                12,258
                                =========             =========              =========              ========
Per share information:
Net income per share:
  Basic                              $.39                  $.33                   $.45                  $.60
                                     ====                  ====                   ====                  ====
  Diluted                            $.39                  $.33                   $.45                  $.60
                                     ====                  ====                   ====                  ====
Shares used in computation
of net income per share:
    Basic                      20,401,538            20,428,711             20,440,596            20,444,678
                               ----------            ----------             ----------            ----------
    Diluted                    20,454,534            20,599,676             20,526,757            20,529,233
                               ----------            ----------             ----------            ----------
Fiscal Year 1996
Revenues                          $88,057               $71,128                $78,421               $91,882
Gross profit (a)                   66,722                53,560                 59,284                71,081
Net income                          6,975                 6,642                  9,188                14,585
                                =========             =========              =========              ========
Per share information:
Net income per share:
  Basic                              $.34                  $.33                   $.45                  $.72
                                     ====                  ====                   ====                  ====
  Diluted                            $.34                  $.33                   $.45                  $.71
                                     ====                  ====                   ====                  ====
Shares used in computation
 of net income per share:
    Basic                      20,348,179            20,363,607             20,379,932            20,391,774
                               ----------            ----------             ----------            ----------
    Diluted                    20,383,628            20,406,051             20,404,755            20,431,626
                               ----------            ----------             ----------            ----------


(a) Gross profit represents the difference between restaurant sales and the cost of food and paper products.
(b)      See Note 9.

                          SBARRO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                    (In thousands)
                                    --------------------------------------------
                                        October 4, 1998        December 28, 1997
                                    -----------------------    -----------------
                                          (unaudited)
Current assets:
     Cash and cash equivalents           $       120,805 $          119,810
     Marketable securities                         5,000              7,500

     Receivables:
         Franchises                                1,132                810
         Other                                     2,755              1,565
                                           -------------    ---------------
                                                   3,887              2,375
     Inventories                                   2,572              2,962
     Prepaid expenses                              6,025              1,768
                                           -------------    ---------------
         Total current assets                    138,289            134,415
Property and equipment, net                      138,691            136,798
Other assets                                       6,129              7,436
                                           -------------    ---------------
                                                 283,109            278,649
                                           =============    ===============

                                   (continued)

                          SBARRO, INC. AND SUBSIDIARIES

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                      (In thousands except share data)
                                                 ----------------------------------------------
                                                     October 4, 1998          December 28, 1997
                                                 -----------------------    -------------------
                                                          (unaudited)


Current liabilities:
     Accounts payable                                $           6,560     $          10,086
     Accrued expenses                                           23,998                26,025
     Dividend payable                                               --                 5,521
     Income taxes                                                   32                 4,777
                                                        --------------      ----------------

         Total current liabilities                              30,590                46,409

Deferred income taxes                                           10,681                11,801

Shareholders' equity:
     Preferred stock, $1 par value; authorized
         1,000,000 shares; none issued                              --                    --
     Common stock, $.01 par value;
         authorized 40,000,000 shares; issued and
         outstanding 20,528,309 shares at October
         4, 1998 and 20,446,654 shares at
         December 28, 1997                                         205                   204
     Additional paid-in capital                                 34,516                32,444
     Retained earnings                                         207,117               187,791
                                                        --------------      ----------------
                                                               241,838               220,439
                                                        --------------      ----------------
                                                               283,109               278,649
                                                        ==============      ================




            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                (In thousands, except per share data)
                                                        -------------------------------------------------------

                                                              For the forty weeks ended:
                                                        -------------------------------------------------------
                                                            October 4, 1998               October 5, 1997
                                                        -------------------------    --------------------------

Revenues:
     Restaurant sales                                       $         256,708                      $  244,903
     Franchise related income                                           6,192                           5,152
     Interest income                                                    3,734                           3,288
                                                               --------------                 ---------------
         Total revenues                                               266,634                         253,343
                                                               --------------                 ---------------

Costs and expenses:
     Cost of food and paper products                                   54,068                          50,289
     Restaurant operating expenses:
         Payroll and other employee benefits                           68,161                          63,045
         Occupancy and other                                           76,301                          71,554
     Depreciation and amortization                                     16,986                          17,999
     General and administrative                                        14,808                          13,354
         Provision for unit closings                                    1,525                              --
         Terminated transaction costs                                     986                              --
         Litigation settlement and related costs                        3,544                              --
     Other income                                                      (2,242)                         (1,324)
                                                               --------------                 ---------------
         Total costs and expenses                                     234,137                         214,917
                                                               --------------                 ---------------

Income before income taxes and cumulative
     effect of change in method of accounting
     for start-up costs                                                32,497                          38,426
Income taxes                                                           12,349                          14,602
                                                               --------------                 ---------------
Income before cumulative effect
     of accounting change                                              20,148                          23,824

Cumulative effect of change in method
     of accounting for start-up costs, net of
     income taxes of $504                                                (822)                             --
                                                               --------------                 ---------------

Net income                                                  $          19,326                       $ 23,824
                                                               ==============                 ===============





            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)



                                                                         (In thousands, except per share data)
                                                               ------------------------------------------------------

                                                                         For the forty weeks ended:
                                                               ------------------------------------------------------
                                                                     October 4, 1998               October 5, 1997
                                                               ---------------------------    -----------------------


Per share information:
     Net income per share:
     Basic:

         Income before accounting change                    $               .98                 $             1.17
         Accounting change                                                 (.04)                                --
                                                               ----------------                    ---------------

         Net income                                         $               .94                 $             1.17
                                                               ================                    ===============

     Diluted:

         Income before accounting change                    $               .98                 $             1.16
         Accounting change                                                 (.04)                                --
                                                               ----------------                    ---------------

         Net income                                         $               .94                 $             1.16
                                                               ================                    ===============

Shares used in computing net income per share:

         Basic                                                       20,512,956                         20,421,266
                                                               ----------------                    ---------------
         Diluted                                                     20,598,098                         20,524,767
                                                               ----------------                    ---------------




            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)



                                                                 (In thousands, except per share data)
                                                    ---------------------------------------------------------

                                                                    For the twelve weeks ended:
                                                    ---------------------------------------------------------
                                                               October 4, 1998               October 5, 1997
                                                    --------------------------      -------------------------

Revenues:
     Restaurant sales                                       $       82,680             $           79,805
     Franchise related income                                        2,038                          1,856
     Interest income                                                 1,189                          1,017
                                                              ------------                ---------------
         Total revenues                                             85,907                         82,678
                                                              ------------                ---------------

Costs and expenses:
     Cost of food and paper products                                17,645                         16,491
     Restaurant operating expenses:
         Payroll and other employee benefits                        21,262                         19,946
         Occupancy and other                                        23,316                         22,207
     Depreciation and amortization                                   5,261                          5,581
     General and administrative                                      4,441                          4,093
     Litigation settlement and related costs                         3,544                             --
     Other income                                                     (983)                          (489)
                                                              ------------                ---------------
         Total costs and expenses                                   74,486                         67,829
                                                              ------------                ---------------
Income before income taxes                                          11,421                         14,849
Income taxes                                                         4,340                          5,643
                                                              ------------                ---------------
Net income                                                  $        7,081             $            9,206
                                                              ============                ===============

Per share information:
     Net income per share:

     Basic:
         Net income:                                        $          .34             $              .45
                                                              ============                ===============
     Diluted:
         Net income                                         $          .34             $              .45
                                                              ============                ===============
Shares used in computing net income per share:

     Basic                                                      20,528,309                     20,440,596
                                                              ============                ===============
     Diluted                                                    20,530,983                     20,526,757
                                                              ============                ===============


            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                           (In thousands)
                                                      --------------------------------------------------------

                                                                 For the forty weeks ended:
                                                      --------------------------------------------------------
                                                           October 4, 1998               October 5, 1997
                                                      --------------------------    --------------------------
Operating Activities:

Net income                                                  $     19,326                $     23,824
Adjustments to reconcile net income to net
     cash provided by operating activities:
       Cumulative effect of change in method
         of accounting for start-up costs                            822                          --
       Depreciation and amortization                              17,056                      17,999
       Deferred income taxes                                        (616)                       (184)
       Provision for unit closings                                 1,525                          --
       Changes in operating assets and
         liabilities:
         Increase in receivables                                  (1,512)                       (463)
         Decrease in inventories                                     390                         176
         Increase in prepaid expenses                             (4,257)                     (4,589)
         Increase in other assets                                   (253)                     (1,491)
         Decrease in accounts payable and
           accrued expenses                                       (4,704)                     (2,261)
         Decrease in income taxes payable                         (4,745)                     (4,646)
                                                               ---------                  ----------
Net cash provided by operating activities                         23,032                      28,365
                                                               ---------                  ----------

Investing activities:

Proceeds from maturity of marketable
securities                                                         2,500                       2,500
Purchases of property and equipment                              (21,089)                    (20,709)
                                                               ---------                  ----------

Net cash used in investing activities                            (18,589)                    (18,209)
                                                               ---------                  ----------

Financing activities:

Proceeds from exercise of stock options                            2,073                       1,129
Cash dividends paid                                               (5,521)                    (21,238)
                                                               ---------                  ----------

Net cash used in financing activities                             (3,448)                    (20,109)
                                                               ---------                  ----------



            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                 (In thousands)
                                                   ---------------------------------------
                                                        For the forty weeks ended:
                                                   ---------------------------------------
                                                   October 4, 1998        October 5, 1997
                                                   ---------------        ----------------


Increase (decrease) in cash and cash
equivalents                                                     995           (9,953)

Cash and cash equivalents at beginning of
period                                                      119,810          104,818
                                                         ----------       ----------

Cash and cash equivalents at end of period           $      120,805      $    94,865
                                                         ==========       ==========

Supplemental disclosure of cash flow information:

Cash paid during the period for income taxes         $       20,157       $   19,354
                                                         ==========       ==========




            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1. The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Regulation S-X related to interim period financial statements and, therefore, do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the consolidated financial position of the Company and its subsidiaries at October 4, 1998 and their consolidated results of operations for the forty and twelve weeks ended October 4, 1998 and October 5, 1997 have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year. Reference should be made to the annual financial statements, including footnotes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

2. The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has issued Statement of Position (SOP) 98-5 which requires companies that capitalize pre-opening and similar costs to write off all existing such costs, net of tax benefit, as a "cumulative effect of accounting change" and to expense all such costs as incurred in the future. In accordance with its early application provisions, the Company has implemented the SOP as of the beginning of its 1998 fiscal year.

3. The provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", became effective as to the Company for the quarter and year ended December 28, 1997. SFAS No. 128 requires the presentation of both basic and diluted earnings per share on the face of the income statement. The number of shares of common stock subject to stock options included in diluted earnings per share were 85,142 and 2,674 for the forty and twelve weeks ended October 4, 1998, respectively, and 103,501 and 86,161 for the forty and twelve weeks ended October 5, 1997, respectively. As required by SFAS 128, all prior period amounts have been restated to conform to the new presentation.

4. In the first quarter of 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income", which establishes new rules for the reporting of comprehensive income and its components. The adoption of this statement had no impact on the Company's net income or shareholders' equity. For the forty weeks and twelve weeks ended October 4, 1998 and October 5, 1997, the Company's operations did not give rise to items includible in comprehensive income which were not already included in net income. Therefore, the Company's comprehensive income is the same as its net income for all periods presented.

                          SBARRO, INC. AND SUBSIDIARIES

                               NOTES TO UNAUDITED
                  CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)


5. Following the Company's announcement of a proposal for the merger of the Company with a company to be owned by members of the Sbarro Family, seven lawsuits were instituted against the Company, certain directors and/or members of the Sbarro Family. In June 1998, the Sbarro Family withdrew its proposal and, in September 1998, the actions were discontinued.

6. As previously reported, in June 1997, under the provisions of the Fair Labor Standards Act, an action entitled Kenneth Hoffman and Gloria Curtis, on behalf of themselves and all others similarly situated v. Sbarro, Inc. was filed in the United States District Court for the Southern District of New York. In November 1998, a settlement was agreed upon, subject to court approval, which resulted in a one- time charge of $3,544,000 before tax or $2,197,000 after tax ($.11 basic and diluted earnings per share) reflected in the operating income of both the twelve and forty weeks ended October 4, 1998.

                                                                         ANNEX 1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               SBARRO MERGER LLC,

                                  SBARRO, INC.,

                                  Mario Sbarro,

                                 Joseph Sbarro,

                Joseph Sbarro (1994) Family Limited Partnership,

                                 Anthony Sbarro

                                       AND

           Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April
                           28, 1984 for the benefit of
                       Carmela Sbarro and her descendants

                          Dated as of January 19, 1999

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


SECTION                                                                    Page

PARTIES.......................................................................1
PREAMBLE......................................................................1


                                    ARTICLE I
                                   THE MERGER

1.1      The Merger...........................................................1
1.2      Certificate of Incorporation.........................................2
1.3      By-Laws..............................................................2
1.4      Directors and Officers...............................................2
1.5      Effective Time.......................................................2


                                   ARTICLE II
                              CONVERSION OF SHARES

2.1      Company Common Stock.................................................2
2.2      Mergeco Membership Interests.........................................3
2.3      Exchange of Shares...................................................3
2.4      Stock Option Plans...................................................4
2.5      Withholding Rights...................................................5


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1      Organization.........................................................5
3.2      Capitalization.......................................................5
3.3      Authorization of this Agreement; Recommendation of Merger............6
3.4      Governmental Filings; No Conflicts...................................6

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF MERGECO
                         AND THE CONTINUING SHAREHOLDERS

4.1      Organization.........................................................7
4.2      Membership Interests.................................................7
4.3      Authorization of this Agreement......................................8
4.4      Governmental Filings; No Violations..................................8
4.5      Financing Arrangements...............................................8


                                    ARTICLE V
                                    COVENANTS

5.1      Conduct of the Business of the Company...............................9
5.2      Activities of Mergeco................................................9
5.3      Access to Information................................................9
5.4      Financing...........................................................10
5.5      Shareholders' Meeting...............................................10
5.6      Proxy Statement and Schedule 13E-3..................................10
5.7      Best Efforts........................................................11
5.8      Consents............................................................12
5.9      Public Announcements................................................12
5.10     Indemnification.....................................................12
5.11     No Solicitation.....................................................15
5.12     Transfer Taxes......................................................15


                                   ARTICLE VI
                               CLOSING CONDITIONS

6.1      Conditions to the Obligations of Each Party.........................16
6.2      Conditions to the Obligations of Mergeco............................16
6.3      Conditions to the Obligations of the Company........................18


                                   ARTICLE VII
                                     CLOSING

7.1      Time and Place......................................................19
7.2      Filings at the Closing..............................................19

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

8.1      Termination.........................................................19
8.2      Procedure and Effect of Termination.................................20


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      Amendment; Modification and Approval of Special Committee...........21
9.2      Waiver of Compliance; Consents......................................21
9.3      Non-Survival of Representations and Warranties......................21
9.4      Notices.............................................................21
9.5      Assignment; Parties in Interest.....................................23
9.6      Costs and Expenses..................................................23
9.7      Specific Performance................................................24
9.8      Governing Law.......................................................24
9.9      Counterparts........................................................24
9.10     Interpretation......................................................24
9.11     Entire Agreement....................................................24
9.12     Severability........................................................25
9.13     Headings............................................................25

SIGNATURES...................................................................26

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 19, 1999, among Sbarro Merger LLC, a New York limited liability company ("Mergeco"), Sbarro, Inc., a New York corporation (the "Company"), and Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (collectively the "Continuing Shareholders").

                  WHEREAS, the Continuing Shareholders have proposed to the Board of Directors of the Company that Mergeco merge with and into the Company (the "Merger"), with the holders of all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") not currently owned by the Continuing Shareholders receiving a cash payment in exchange for their shares of Common Stock;

                  WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee") has determined that the Merger is fair to, and in the best interests of, the Public Shareholders (as defined in Section 2.1(a)), and has recommended the approval and adoption of this Agreement to the Board of Directors of the Company;

                  WHEREAS, the Board of Directors of the Company and the members of Mergeco have approved and adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company and its shareholders to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; and

                  NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. (a) As promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, and in accordance with the provisions of this Agreement and the provisions of the New York Business Corporation Law (the "NYBCL") and the New York Limited Liability Company Law (the "NYLLCL"), the parties hereto shall cause Mergeco to be merged with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time (as hereinafter defined), the separate existence of Mergeco shall cease.
                                       -1-

         (b) The Merger shall have the effects specified in Section 906 of the NYBCL and Section 1004 of the NYLLCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of Mergeco and the Company and shall assume and become liable for all the liabilities, obligations and penalties of the Company and Mergeco.

         1.2 Certificate of Incorporation. The Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the NYBCL.

         1.3 By-Laws. The By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and in the NYBCL.

         1.4 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

         1.5 Effective Time. As soon as practicable following the Closing (as defined in Section 7.1 of this Agreement), and provided that this Agreement shall not have been terminated pursuant to Article VIII hereof, the Company and Mergeco will cause certificates of merger (the "Certificates of Merger"), together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided in Section 904-a of the NYBCL and Section 1003 of the NYLLCL, to the extent required. The Merger shall become effective on the date on which the second of the two Certificates of Merger is filed by the New York Department of State or such other date as shall be specified in the Certificates of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."


                                   ARTICLE II
                              CONVERSION OF SHARES

         2.1 Company Common Stock. (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Common Stock then owned of record by Mergeco or the Continuing Shareholders and
(ii) shares of Common Stock held in the Company's treasury, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $28.85 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share of Common Stock (such cash amount is referred to herein as the "Merger Consideration"; the shares of Common Stock for which the Merger Consideration is to be paid are referred to herein as the "Public Shares"; and the holders thereof are referred to herein as the "Public Shareholders").

         (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is then owned of record by Mergeco or the Continuing Shareholders shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

         (c) Each share of Common Stock issued and held in the Company's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

         (d) At the Effective Time, the Public Shareholders shall cease to have any rights as shareholders of the Company except the right to receive the Merger Consideration.

         2.2 Mergeco Membership Interests. Each membership unit of Mergeco (the "Mergeco Membership Interests") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Common Stock of the Surviving Corporation. The Common Stock issued pursuant to this Section 2.2 shall, immediately after the Effective Time, constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

         2.3 Exchange of Shares. (a) As of or as soon as reasonably practicable following the Effective Time, the Surviving Corporation shall deposit in trust with a bank or trust company that has offices in New York City and is designated by the Surviving Corporation (the "Paying Agent"), cash in an aggregate amount equal to the product of (x) the number of Public Shares issued and outstanding immediately prior to the Effective Time and (y) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in
Section 2.1(a) of this Agreement out of the Exchange Fund. The Paying Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Surviving Corporation shall replace any monies lost through any investment made pursuant to this Section 2.3(a). The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented Public Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with a properly completed and executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Public Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. In the event any Certificate shall have been lost or destroyed, the Paying Agent, subject to such other reasonable conditions as the Surviving Corporation may impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificates alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Public Shares evidenced by such Certificate, without any interest thereon.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Public Shares that were outstanding immediately prior to the Effective Time.

         (d) Any portion of the Exchange Fund that remains unclaimed by the Public Shareholders of the Company for one year after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any Public Shareholders who have not theretofore satisfied the provisions of Section 2.3(b) shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under New York law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of Certificates formerly representing shares of Common Stock for any amount paid with respect thereof to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.4 Stock Option Plans. At the Effective Time, all outstanding Stock Options (as defined herein), including Stock Options held by the Continuing Shareholders, shall be terminated and, promptly following the Effective Time, the Surviving Corporation shall, to the extent permitted by the applicable Stock Option Plan (as defined herein) or agreement between the Company and the optionee related to the applicable Stock Option, subject to Section 2.5, pay to the holder of each such Stock Option, in cash and as full settlement for such Stock Option, whether or not then exercisable, the Stock Option Buyout Amount (as defined herein) for the shares of Common Stock subject to such Stock Option. As used herein: (i) with respect to any Stock Option, the "Stock Option Buyout Amount" shall mean (A) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option, (B) multiplied by the total number of shares of Common Stock subject to such Stock Option; (ii) the "1991 Plan" shall mean the Company's 1991 Stock Incentive Plan, as amended to date;
(iii) the "1993 Plan" shall mean the Company's 1993 Non-Employee Director Stock Option Plan, as amended to date (the 1991 Plan and the 1993 Plan being collectively referred to herein as the "Stock Option Plans"); and (iv) "Stock Options" shall mean all options to purchase shares of Common Stock under the Company's 1985 Incentive Stock Option Plan, the 1991 Plan and the 1993 Plan and options held by any of the Continuing Shareholders that were not granted under the Stock Option Plans.

         2.5 Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts payable (including the Merger Consideration) pursuant to this Agreement to any Public Shareholder or holder of Stock Options such amounts as Mergeco, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by Mergeco, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Public Shareholder or holder of Stock Options.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Mergeco as follows:

         3.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company was formed under the name Sbarro Licensing Inc.

         3.2 Capitalization. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which, on January 15, 1999, there were 20,531,977 shares issued and outstanding, which number of outstanding shares may change by virtue of the exercise of outstanding Stock Options, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which there are no shares issued and outstanding. Except for the Stock Option Plans, there are not now any existing stock option or similar plans and, except for currently outstanding Stock Options, there are not now any outstanding options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock or equity interests, as the case may be, of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

         3.3 Authorization of this Agreement; Recommendation of Merger. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, except for the adoption of this Agreement by the shareholders of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, subject only to adoption hereof by its shareholders (and assuming the due authorization, execution and delivery hereof by Mergeco and the Continuing Shareholders), this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (b) The Special Committee has received the opinion of Prudential Securities Incorporated ("Prudential Securities") dated January 19, 1999 that, as of the date of such opinion, the Merger Consideration to be received by the Public Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Public Shareholders.

         (c) The Special Committee (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and has recommended the adoption of this Agreement to the Board of Directors of the Company, subject to the right of the Special Committee to withdraw, modify or amend such recommendation if the Special Committee determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

         (d) The Board of Directors of the Company (at a meeting duly called and held at which a quorum was present) has determined that the Merger is fair to, and in the best interests of, the shareholders of the Company, has adopted this Agreement and has recommended the adoption of this Agreement by the shareholders of the Company, subject to the right of the Board of Directors of the Company to withdraw, modify or amend such recommendation to the extent that the Board of Directors of the Company determines, in good faith after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company's shareholders under applicable law.

         3.4 Governmental Filings; No Conflicts. Except for (i) filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (ii) the filing and recordation of appropriate merger documents as required by the NYBCL and, if applicable, the laws of other states in which the Company is qualified to do business, (iii) filings, if any, under securities or blue sky laws or takeover statutes, (iv) filings to fulfill the delisting requirements of the New York Stock Exchange, (v) regulatory filings relating to the operation of the Company's business, (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (vii) filings under applicable alcohol and beverage laws and regulations, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (x) conflict with or result in any violation of any provision of the Certificate of Incorporation of the Company or By-Laws of the Company, as in effect on the date hereof, or (y) assuming the truth of the representations and warranties of Mergeco contained herein and its compliance with all agreements contained herein and assuming the due making of all filings and obtaining all permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of its assets or properties is bound, excluding from the foregoing clause
(y) conflicts, violations, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF MERGECO
                         AND THE CONTINUING SHAREHOLDERS

         Mergeco  and  the  Continuing  Shareholders,   jointly  and  severally,
represent and warrant to the Company as follows:

         4.1 Organization. Mergeco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to consummate the transactions contemplated hereby. Mergeco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and, except for this Agreement, its Operating Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Mergeco has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person whatsoever.

         4.2 Membership Interests. All of the outstanding Mergeco Membership Interests are owned by the Continuing Shareholders. There are not now, and, at the Effective Time there will not be, any other outstanding membership interests or rights or other agreements or commitments whatsoever obligating Mergeco or any of its subsidiaries, if any, to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, to any other person any additional membership interests of Mergeco, or obligating Mergeco to grant, extend or enter into any such agreement or commitment.

         4.3 Authorization of this Agreement. Mergeco and the Continuing Shareholders have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the holders of all the membership interests of Mergeco, and no other proceedings on the part of Mergeco are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mergeco and the Continuing Shareholders and adopted by the members of Mergeco, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding agreement of Mergeco and the Continuing Shareholders.

         4.4 Governmental Filings; No Violations. Except for (i) filings required by the applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the NYLLCL, (iii) filings, if any, under the securities or blue sky laws or takeover statutes,
(iv) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction and (v) filings under applicable alcohol and beverage laws and regulations, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Mergeco of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to impair the ability of Mergeco to perform its obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Mergeco with any of the provisions hereof will (x) conflict with or result in any violation of any provision of the articles of organization or operating agreement of Mergeco, (y) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mergeco is a party, or by which it or any of its properties or assets is bound or (z) assuming the truth of the representations and warranties of the Company hereunder and its compliance with all agreements contained herein and assuming the due making of all filings or obtaining of all permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Mergeco or any of its properties or assets is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to impair materially the ability of Mergeco to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         4.5 Financing Arrangements. Mergeco and the Continuing Shareholders have received a "highly confident" letter (the "Debt Financing Letter") dated the date hereof from Bear, Stearns & Co. Inc. ("Bear Stearns"), a copy of which is annexed as Exhibit "A" to this Agreement, relating to approximately $300 million of debt financing (the "Debt Financing"), which Debt Financing Letter is currently in effect. It is contemplated that the Debt Financing, together with the Company's cash and marketable securities immediately prior to the Effective Time (collectively with the Debt Financing, the "Financing"), will be sufficient to enable the Surviving Corporation to pay the Merger Consideration to all Public Shareholders, make any payments contemplated by Section 2.4 and otherwise to consummate the transactions contemplated hereby and to fund all costs and expenses of the Company and Mergeco incurred in connection with the Merger and the transactions contemplated hereby. The revolving credit facility, or the excess cash, referred to in the Debt Financing Letter is designed to fund the Surviving Corporation's ongoing working capital needs.


                                    ARTICLE V
                                    COVENANTS

         5.1 Conduct of the Business of the Company. During the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will (i) carry on their respective businesses other than in the usual, regular and ordinary course of business, consistent with past practice;
(ii) issue any options to purchase shares of Common Stock or other capital stock or issue any shares of Common Stock (other than pursuant to the exercise of currently outstanding Stock Options) or other capital stock; or (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or equity interest, as the case may be, or repurchase or agree to repurchase any shares of its capital stock, or agree to do any of the foregoing; provided, however, that
(x) any of the Company's wholly-owned direct or indirect subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock, and (y) any other subsidiary of the Company may make a distribution to the Company or other owners of such subsidiary if and to the extent such subsidiary is required to do so by contract as in effect on the date hereof.

         5.2 Activities of Mergeco. From the date of this Agreement to the Effective Time, Mergeco will not conduct any business or engage in any activities of any nature other than activities in connection with this Agreement or the transactions contemplated hereby.

         5.3 Access to Information. During the period from the date of this Agreement to the Effective Time, during normal business hours, upon reasonable notice and in such a manner as will not unreasonably interfere with the conduct of the business of the Company, the Company will (i) give Mergeco and its authorized representatives, including representatives and advisors of persons proposing to provide the Debt Financing, reasonable access to all stores, offices and other facilities, and to all books and records, of the Company and its subsidiaries, (ii) permit Mergeco and its authorized representatives to make such inspections as it may reasonably require and (iii) cause its officers and those of its subsidiaries to furnish Mergeco with a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Mergeco may from time to time reasonably request. Mergeco shall take reasonable steps to insure that any confidential information provided to it or its representatives and advisors remains confidential and is used for no purpose other than the transactions contemplated hereby.

         5.4 Financing. Mergeco and the Continuing Shareholders shall use their best efforts to obtain the Debt Financing on terms and conditions no less favorable to the Company than those described in Section 6.2(g). The Company shall cooperate with, and use its best efforts to assist, Mergeco in obtaining the Financing.

         5.5 Shareholders' Meeting. (a) As soon as practicable, the Company, acting through its Board of Directors, shall, in accordance with applicable law, take all steps necessary to duly call, give notice of, convene and hold a special or annual meeting of its shareholders (as same may be adjourned or postponed from time to time, the "Shareholders' Meeting") for the purpose of adopting this Agreement. The notice of such meeting shall contain the information required to be included therein pursuant to the NYBCL.

         (b) The Continuing Shareholders agree (i) to vote at the Shareholders' Meeting all 7,064,328 shares of outstanding Common Stock owned of record by them as of the date of this Agreement (the "Continuing Shareholder Shares") for adoption of this Agreement but only if at least a majority of the votes cast at the Shareholders' Meeting (excluding votes cast by the holders of the Continuing Shareholder Shares, abstentions and broker non-votes) are cast in favor of adoption of this Agreement, (ii) not to grant a proxy to vote any Continuing Shareholder Shares other than to another Continuing Shareholder or to persons identified in a proxy card distributed on behalf of the Company's Board of Directors to vote such Continuing Shareholder Shares at the Shareholders' Meeting in the manner provided in clause (i), and (iii) not to sell, transfer or otherwise dispose of any Continuing Shareholder Shares (other than transfers of Continuing Shareholder Shares to Mergeco or any family members of Mario Sbarro, Anthony Sbarro or Joseph Sbarro or trusts for the benefit of such Continuing Shareholders or such family members), which shares may be so transferred only if the transferee agrees in writing to be bound by the terms of the agreements contained in this Section 5.5(b). In the event of any transfer of Continuing Shareholder Shares after the date hereof, such shares shall remain Continuing
Shareholder Shares and be deemed to be owned of record by the Continuing Shareholders for purposes of Article II of this Agreement and this Section 5.5(b).

         5.6 Proxy Statement and Schedule 13E-3. (a) The Company will, as soon as practicable, prepare and file with the Securities and Exchange Commission (the "Commission") a proxy statement and a form of proxy, in connection with the vote of the Company's shareholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Company, Mergeco and the Continuing Shareholders shall together prepare and file a Transaction

Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. Each of Mergeco, the Company and the Continuing Shareholders shall furnish all information required to be included about such person (as defined in Section 9.10) in the Proxy Statement and the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and the
Schedule 13E-3. The Company shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time. The Proxy Statement shall include the recommendation of the Company's Board of Directors to the shareholders of the Company (and reflect that the Special Committee has made a similar recommendation to the Company's Board of Directors), subject to the fiduciary duties under applicable law of such directors (including the directors constituting the Special Committee), as determined by such directors in good faith after consultation with counsel, in favor of the adoption of this Agreement. The Company shall use its best efforts to obtain the necessary adoption of this Agreement by its shareholders. Notwithstanding anything to the contrary in this Agreement, if the Board of Directors of the Company or the Special Committee determines, in good faith after consultation with counsel that, in the exercise of its respective fiduciary duties, under applicable law it is required to withdraw, modify or amend its recommendation in favor of the Merger, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

         (b) The information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Proxy Statement or the
Schedule 13E-3 which has become false or misleading. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, or relating to their respective officers, directors or shareholders, should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, the Company shall promptly so inform Mergeco and will furnish all necessary information to Mergeco relating to such event. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act.

         (c) The information supplied or to be supplied by Mergeco and the Continuing Shareholders for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Shareholders' Meeting, as then amended or supplemented, omit to state any material fact necessary to correct any statement originally supplied by Mergeco and the Continuing Shareholders for inclusion in the Proxy Statement or the
Schedule 13E-3 which has become false or misleading. If, at any time prior to the Effective Time, any event relating to Mergeco or any of its affiliates, or relating to the respective officers, directors or shareholders of Mergeco or its affiliates, as the case may be, should be discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement or Schedule 13E-3, Mergeco shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event. All documents that Mergeco is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act.

         5.7 Best Efforts. Subject to the terms and conditions herein provided and the fiduciary duties under applicable law of the directors of the Company, including directors constituting the Special Committee, as determined by such directors in good faith after consultation with counsel, each of the parties hereto agrees to use its best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable (including, but not limited to, executing any and all additional documents) under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in a commercially reasonable manner, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Continuing Shareholders shall use their best efforts to cause Mergeco to perform all of its obligations under this Agreement.

         5.8 Consents. Mergeco and the Company each shall use their best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement.

         5.9 Public Announcements. Mergeco and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or in accordance with the Company's obligations incurred pursuant to its listing agreement with the New York Stock Exchange.

         5.10 Indemnification. (a) Until and for a period of six years after the Effective Time, the provisions of the Certificate of Incorporation of the Company limiting the personal liability of directors for damages and the indemnification provisions of the Certificate of Incorporation and Bylaws of the Company as they relate to those who have served as directors or officers of the Company at any time through the Effective Time shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Company or the Surviving Corporation than those that pertain to directors and officers on the date hereof. Until and for a period of six years after the Effective Time (provided that if any claim or claims are asserted or made under this Section 5.10 within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim), the Surviving Corporation shall, (i) indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, Mergeco and the members of Mergeco (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified

Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such Indemnified Parties occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required, as the case may be, under (A) applicable law, (B) the Certificate of Incorporation or By-laws of the Company or the articles of organization or operating agreement of Mergeco in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, (C) any indemnification agreement between the Indemnified Party and the Company, or (D) resolutions adopted by the shareholders or directors of the Company or the members of Mergeco; and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters upon receipt of an undertaking (which need not be secured) by or on behalf of such Indemnified Party to repay such amount as, and to the extent, it is not entitled to be indemnified, in each case to the fullest extent such Indemnified Party is entitled to indemnification or advancement of expenses under the Company's Certificate of Incorporation, By-laws or indemnification agreements with its officers and directors or Mergeco's operating agreement in effect on the date hereof and subject to the terms of such Certificate of Incorporation, By-laws, indemnification agreements or operating agreement; provided, however, that (i) no indemnification shall be made to or on behalf of Mergeco or a member of Mergeco in his or its individual capacity or in his or its capacity as a member of Mergeco which arises as a result of the transactions contemplated herein if a judgment or other final adjudication adverse to Mergeco or such member of Mergeco, as the case may be, establishes that its or his acts constituted a breach of (x) its or his fiduciary duties to the Company or the shareholders of the Company, or (y) any of Mergeco's or such member's representations, warranties or obligations hereunder which caused the Company to terminate this Agreement; and (ii) nothing herein shall be construed as adversely affecting any such member's entitlement to indemnification from the Company as an officer or director of the Company.

         (b) The Surviving Corporation shall use its best efforts to maintain in effect for one year after the Effective Time one or more policies of directors' and officers' liability insurance covering (i) reimbursement of the Company for any obligation it incurs as a result of indemnification of directors and officers (the "Corporate Reimbursement Feature") and (ii) also providing insurance for directors and officers individually in cases where the Corporate Reimbursement Feature is not applicable, including in the event of the insolvency of the Company (the "Individual Feature"), with an aggregate limit of liability of not less than $5.0 million for the policy period for all such policies; provided, however, that the Surviving Corporation shall not be required to pay a premium therefor in excess of $100,000, but, if such premium would exceed such amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. Such policy shall be on a "claims made" basis and shall have a retention amount of not more than $250,000 and no co-insurance with respect to the Corporate Reimbursement Feature, and retention and co-insurance amounts not greater than the minimum amounts required by New York state law with respect to the Individual Feature. The policies will cover and relate to any individual who is, becomes or was a director or officer of the

Company. Such policies may be subject to additional customary conditions and exclusions, including an exclusion for any lawsuits pending at the time such policy is written or relating to the Merger.

         (c) Any  Indemnified  Party  wishing  to  claim  indemnification  under
Section 5.10(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Surviving Corporation, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by or delay of any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement, except to the extent that such omission or delay results in a failure of actual notice to the Surviving Corporation or the Surviving Corporation is materially prejudiced as a result thereof. In the event that the Surviving Corporation does not accept the defense of any matter as above provided, or counsel for such Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not be responsible for the fees and expenses of more than one counsel for all of the Indemnified Parties, unless such Indemnified Party concludes (based upon the written advice of counsel to such Indemnified Party) that there may be legal defenses available to such Indemnified Party that are different from or additional to those available to any other Indemnified Party, in which event the Indemnified Party making such conclusion shall be entitled to select separate counsel to assert such legal defenses and to otherwise participate in the defense of the matter, and the Surviving Corporation shall be liable to the Indemnified Party under this Section 5.10 for any such legal or other expenses incurred by the Indemnified Party in connection with such defense. In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

         (d) This Section 5.10 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section
5.10 and/or the benefits of Article Seventh of the Certificate of Incorporation of the Company as in effect on the date hereof, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained in this Section 5.10.

         (e) If the Surviving Corporation or any of its respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the respective successors and assigns of the Surviving Corporation assume all of the obligations of the Surviving Corporation referred to in this Section 5.10.

         5.11 No Solicitation. (a) The Company and its subsidiaries shall not, and shall not authorize or permit any of their officers, directors (including but not limited to directors who are members of the Special Committee), agents, representatives, advisors or affiliates (collectively, for the purposes of this Section 5.11, "Representatives") to, in each case whether or not in writing and whether or not communicated to the shareholders of the Company generally, (i) take any action to solicit, initiate or encourage any Transaction Proposal (as defined herein), or (ii) enter into negotiations with, or furnish information to, any other party with respect to any Transaction Proposal; provided, however, that the Company and the Representatives shall not be prohibited from taking any action described in clause (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of the Company if, in the good faith judgment of the Board of Directors, (x) such Transaction Proposal is (after consultation with a financial advisor of a nationally recognized reputation) (A) more favorable to the Company's shareholders than the Merger,
(B) achievable, and (C) supported by creditable financing, which may include a "highly confident" letter from a nationally recognized investment banking firm or nationally recognized lending institution, and (y) after consultation with counsel, failure to take such action would breach its fiduciary duties to the Company's shareholders under applicable law. For the purposes of this Agreement, "Transaction Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or the sale of a substantial portion of the assets of, the Company or any such subsidiary, except for the transactions contemplated hereby.

         (b) The Company shall promptly provide Mergeco with a summary of the material terms of any Transaction Proposal and of any negotiations or communications between the Company or its subsidiaries or any of their respective Representatives concerning any Transaction Proposal.

         (c) The Company shall give Mergeco not less than three business days' written notice before providing any confidential information to any person (other than Mergeco, the prospective sources of the Debt Financing and their respective representatives) concerning the business, properties or prospects of the Company and/or its subsidiaries.

         (d) Nothing contained in this Agreement shall prohibit the Company from making a statement to its shareholders that is required by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Board of Directors, after consultation with counsel, failure to make such a statement would breach its fiduciary duties to the Company's shareholders under applicable law or would otherwise violate the Exchange Act, other applicable law or stock exchange regulation.

         5.12 Transfer  Taxes.  Except to the extent  otherwise  contemplated in
Section 2.3, the Surviving Corporation shall pay any transfer taxes (including any interest and penalties thereon and additions thereto) payable in connection with the Merger and shall be responsible for the preparation and filing of any required tax returns, declarations, reports, schedules, terms and information returns with respect to such transfer taxes.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) the proposal to adopt this Agreement at the Shareholders' Meeting shall have been approved and adopted by the affirmative vote of at least two-thirds of the votes of all outstanding shares of Common Stock entitled to vote thereon in accordance with the NYBCL;

         (b) the proposal to adopt this Agreement shall have been approved and adopted by the affirmative vote of at least a majority of the votes cast at the Shareholders' Meeting excluding (i) votes cast by the holders of the Continuing Shareholder Shares, (ii) abstentions and (iii) broker non- votes;

         (c) there shall not have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (ii) a commencement of a war, armed hostilities or other international or national calamity, directly involving the United States, that has a material adverse effect on the general economic conditions in the United States such as to make it, in the judgment of a party hereto, inadvisable or impractical to proceed with the Merger or the transactions contemplated hereby or by the Debt Financing; and

         (d) other than the filing of the Certificates of Merger as contemplated in Section 1.5, each of the Company and Mergeco shall have obtained such consents from third parties and approvals from government instrumentalities as shall be required for the consummation of the transactions contemplated hereby, except for such consents the failure to obtain which would not have a Material Adverse Effect.

         6.2 Conditions to the Obligations of Mergeco. The obligation of Mergeco pursuant to this Agreement to consummate the Merger is also subject to the satisfaction or waiver, at the Closing, of the following additional conditions:

         (a) the representations and warranties of the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, and (iii) for breaches of representations or warranties that (x) would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, or (y) are known on the date hereof by any of the Continuing Shareholders; and Mergeco shall have received from the Company an officer's certificate to this effect at the Closing;

         (b) each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with, except where the failure to comply with such covenant or agreement (i) would not have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, or (ii) was the direct result of an act or omission of any of the Continuing Shareholders; and Mergeco shall have received from the Company an officer's certificate to this effect at the Closing;

         (c) there shall have been no (i) material adverse change in the business, condition (financial or otherwise), properties, assets or prospects of the Company and its subsidiaries taken as a whole; (ii) death or disability of any of Mario Sbarro, Anthony Sbarro, Joseph Sbarro or Carmela Sbarro or any executive officer of the Company named in the Company's Annual Report on Form 10- K/A for the year ended December 28, 1997 as stated therein to have a family relationship (as such term is defined in Item 401 of Regulation S-K promulgated by the Commission) with a Continuing Shareholder; or (iii) material adverse change, or event or occurrence that is reasonably likely to result in an adverse change, in securities, financial or borrowing markets, or applicable tax or other laws or regulations, such as to decrease in any material respect the benefits of the Merger to the Continuing Shareholders or make it impractical to proceed with the Merger or the transactions contemplated hereby or by the Debt Financing;

         (d) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that (i) prohibits consummation of the Merger or the transactions contemplated hereby or thereby, or (ii) imposes material limitations on the ability of the Continuing Shareholders effectively to exercise full rights of ownership with respect to the shares of Common Stock to be issued to them pursuant to Section 2.2 of this Agreement;

         (e) the seven class action lawsuits which have heretofore been instituted with respect to the transactions contemplated hereby shall have been consolidated into one action in the Supreme Court of the State of New York and the settlement of such actions, as reflected in that certain Memorandum of Understanding dated January 19, 1999 (the "Memorandum of Understanding") among the parties to such actions, shall have been approved by the Supreme Court of New York

County, final judgment shall have been entered in accordance with the Settlement Agreement contemplated in the Memorandum of Understanding and shall have become final, such actions shall have been dismissed with prejudice and without costs to any party (except as provided in the Memorandum of Understanding) and no holders, or holders of no more than an aggregate of 1,000,000 shares of Common Stock, shall have requested exclusion from the "Class", as such term is defined in the Memorandum of Understanding.

         (f) neither (i) any action, suit or proceeding before any court or governmental body relating to the Merger or the transactions contemplated hereby shall be pending in which an unfavorable judgment or decree could prevent or substantially delay the consummation of the Merger, or is reasonably likely to
(w) result in a material increase in the aggregate Merger Consideration, (x) result in an award of material damages, (y) cause the Merger to be rescinded or
(z) result in a material amount of rescissory damages, nor (ii) any decision in any action, suit or proceeding relating to the Merger or the transactions contemplated hereby shall have been rendered by any court or governmental body which has any such effect; and

         (g) the Company shall have obtained the Debt  Financing  referred to in
Section 4.5: (i) in at least the amount set forth in the Financing Letter, (ii) on the material terms and conditions no less favorable to the Surviving Corporation than those set forth in the Term Sheet annexed as Exhibit "B" to this Agreement, and (iii) having a yield to maturity not to exceed 11.25% per annum.

         6.3 Conditions to the Obligations of the Company. The obligation of the Company pursuant to this Agreement to consummate the Merger is also subject to the satisfaction or waiver, at the Closing, of the following additional conditions:

         (a) the representations and warranties of Mergeco contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, and (iii) for breaches of representations or warranties that would not have a material adverse effect on the ability of Mergeco to consummate the transactions contemplated hereby; and the Company shall have received from Mergeco a member's certificate to this effect at the Closing; and

         (b) each and all of the covenants and agreements of Mergeco to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects except where the failure to comply with such covenant or agreement would not have a material adverse effect on the ability of Mergeco to consummate the transactions contemplated hereby; and the Company shall have received from Mergeco a member's certificate to this effect at the Closing; and

         (c) no statute, rule, regulation, or temporary, preliminary or permanent order or injunction shall have been proposed, promulgated, enacted, entered, enforced or deemed applicable by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that prohibits consummation of the Merger or the transactions contemplated hereby or thereby.


                                   ARTICLE VII
                                     CLOSING

         7.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         7.2 Filings at the Closing. Promptly following the Closing, the Company and Mergeco shall cause Certificates of Merger, together with any other documents required by law to effectuate the Merger, to be executed, verified and delivered for filing by the New York Department of State as provided by Section 904-a of the NYBCL and Section 1003 of the NYLLCL, respectively, to the extent required, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective. 7.3

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company:

         (a) by mutual consent of the Board of Directors of the Company (by action taken by the Company's Board of Directors) and the members of Mergeco;

         (b) automatically, without action by any party hereto, if, at the Shareholders' Meeting, the Company's shareholders shall have not voted to adopt this Agreement in accordance with the requirements set forth in Sections 6.1(a) and (b);

         (c) by action of the Board of Directors of the Company or the members of Mergeco if, without the fault of the terminating party, the Merger has not been consummated on or prior to June 30, 1999;

         (d) by action of the Board of Directors of the Company or the members of Mergeco if the Special Committee shall have withdrawn or modified in a manner adverse to Mergeco its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby;

         (e) by action of the Board of Directors of the Company or the members of Mergeco if (i) any of the events set forth in Section 6.1(c) shall have occurred or (ii) consents or approvals described in Section 6.1(d) shall not have been obtained prior to the Closing or shall have become incapable of being obtained, and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by the Board of Directors of the Company or the members of Mergeco, as the case may be;

         (f) by action of the members of Mergeco if (i) any of the conditions set forth in Sections 6.2(a), (b), (e), or (g) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied or (ii) if any of the events set forth in Sections 6.2(c), (d) or (f) shall have occurred prior to the Closing and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by Mergeco; provided, however, that, in the case of Sections 6.2(a) or (b), the Company shall not have cured such breach, in all material respects, within ten (10) business days following the receipt of written notice from Mergeco of such breach; and

         (g) by action of the Board of Directors of the Company if (i) any of the conditions set forth in Sections 6.3(a) or (b) that are required to be satisfied at or prior to the Closing shall not have been satisfied prior to the Closing or shall have become incapable of being satisfied or (ii) if any of the events set forth in Section 6.3(c) shall have occurred prior to the Closing and, in the case of (i) or (ii), shall not have been, on or before the date of such termination, permanently waived by the Board of Directors of the Company; provided, however, that, in the case of Sections 6.3(a) and (b), Mergeco and the Continuing Shareholders shall not have cured such breach, in all material respects, within ten (10) business days following the receipt of written notice from the Company of such breach.

         8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by either Mergeco or the Company pursuant to
Section 8.1, written notice thereof shall forthwith be given to the other, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, that (i) any termination by the Company arising out of a breach by Mergeco or the Continuing Shareholders of any representation, warranty, covenant or agreement contained in this Agreement shall be without prejudice to the rights of the Company to seek damages with respect thereto, and (ii) any termination by Mergeco arising out of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, other than a breach by the Company that is the direct result of an act or omission of the Continuing Shareholders, shall be without prejudice to the rights of Mergeco to seek damages with respect thereto; and provided, further, however, that the obligations set forth in this Section
8.2 and Section 9.6 shall in any event survive any termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Amendment; Modification and Approval of Special Committee. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Mergeco and the Continuing Shareholders, on the one hand, and the Company, on the other hand, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that
(i) after this  Agreement is adopted by the Company's  shareholders  pursuant to
Section 5.5, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Public Shareholders hereunder without further approval by the holders of such number of votes of shares of Common Stock that are required to approve this Agreement pursuant to Sections 6.1(a) and (b), and (ii) the approval of the Special Committee shall be required for any action that may be taken by the Board of Directors pursuant to this Agreement, including without limitation, any determination to terminate this Agreement, any amendment or modification of this Agreement, any extension by the Company of the time for the performance of any obligations or other acts of Mergeco and any waiver of any of the Company's rights under this Agreement.

         9.2 Waiver of Compliance; Consents. Any failure of Mergeco or the Company to comply with any obligation, covenant, agreement or condition herein may be waived by the other party, only by a written instrument signed by the party granting such waiver (and if required pursuant to Section 9.1(ii), by an authorized member of the Special Committee), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

         9.3 Non-Survival of Representations and Warranties. Each and every representation and warranty made in this Agreement shall expire with, and be terminated and extinguished by, the Merger. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally or by nationally-recognized overnight courier, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid or (iii) transmitted by facsimile, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

            (a)      if to Mergeco or the Continuing Shareholders, to:

                     Sbarro Merger LLC
                     401 Broadhollow Road
                     Melville, New York 11747
                     Facsimile:  (516) 715-4190
                     Attention:  Mario Sbarro

                     with copies to

                     Warshaw Burstein Cohen Schlesinger & Kuh, LLP 555 Fifth Avenue
                     New York, New York 10017
                     Facsimile: (212) 972-9150
                     Attention:  Arthur A. Katz, Esq.

            (b)      if to the Company, to

                     Sbarro, Inc.
                     401 Broadhollow Road
                     Melville, New York 11747
                     Facsimile:  (516) 715-4185
                     Attention:  Robert S. Koebele, Vice President-Finance

                     with copies to

                     Parker Chapin Flattau & Klimpl, LLP
                     1211 Avenue of the Americas
                     New York, New York 10036
                     Facsimile: (212) 704-6288
                     Attention: Richard A. Rubin, Esq.

                     and to

                     Special Committee of the Board of Directors of Sbarro, Inc. c/o Steven J. Gartner, Esq.
                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, New York  10019
                     Facsimile:  (212) 728-8111
                     with copies to

                     Willkie Farr & Gallagher
                     787 Seventh Avenue
                     New York, New York  10019
                     Facsimile:  (212) 728-8111
                     Attention:  Steven J. Gartner, Esq.

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by personal delivery, nationally-recognized overnight courier or facsimile; provided, however, that notices of a change of address shall be effective only upon receipt thereof.

         9.5 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Except for Section 5.10, which is intended for the benefit of the Indemnified Parties, this Agreement is not intended to confer upon any person, except the parties, any rights or remedies under or by reason of this Agreement.

         9.6 Costs and Expenses. Each party represents and warrants that it has not obligated either itself or any other party to incur any broker, finder or investment banking fees or related expenses, except for fees and expenses payable by the Company to Bear, Stearns and to Prudential Securities. In the event that this Agreement is terminated for any reason, the Company, on the one hand, and Mergeco and the Continuing Shareholders, on the other hand, shall each pay their own fees and expenses, it being understood that (a) the fees and expenses of the Company shall include (i) the fees and expenses of financial advisors (including Bear Stearns and Prudential Securities), (ii) any fees and expenses involved in the preparation, printing, mailing and filing of documents used in connection with the Merger or the Debt Financing, and (iii) the fees and expenses of accountants and counsel for the Company and the Special Committee, and (b) the fees and expenses of Mergeco shall include (i) any commitment and other fees or expenses payable to any person providing or proposing to provide the Debt Financing for the Merger, and (ii) the fees and expenses of counsel for Mergeco; provided, however, that in the event this Agreement is terminated for any reason other than pursuant to (A) Section 8.1(g) due to a breach of this Agreement under Sections 6.3(a) or (b), or (B) Section 8.1(f) by reason of the failure to obtain the Debt Financing on the terms contemplated in Section 6.2(g) other than by reason of circumstances described in Section 6.2(c)(iii), the Company shall pay and reimburse Mergeco and the Continuing Shareholders for the fees and expenses incurred by them in connection with the transactions contemplated hereby up to $500,000 in the aggregate; and provided, further, however, that if this Agreement is terminated pursuant to Section 8.1(f) by reason of the failure to obtain the Debt Financing on the terms contemplated in
Section 6.2(g) other than by reason of circumstances described in Section 6.2(c)(iii), Mergeco and the Continuing Shareholders shall, jointly and severally, be obligated to pay and reimburse the Company for 50% of the fees and expenses incurred by the Company, provided that Mergeco and the Continuing Shareholders, together, shall not be obligated to so pay or reimburse the Company in excess of $500,000 in the aggregate.

         9.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, and without limiting the Company's obligations under Section 9.6, in the event of a breach of this Agreement by the Company, the sole and exclusive remedy of Mergeco or the Continuing Shareholders shall be to either (i) terminate this Agreement pursuant to Section 8.1 (and seek any remedy provided them under Section 8.2), or (ii) pursue specific performance pursuant to this Section 9.7.

         9.8 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b- 2 of the General Rules and Regulations promulgated under the Exchange Act; (iii) the term "subsidiary" of any specified corporation shall mean any corporation, limited liability company or other entity that is controlled, directly or indirectly, by the Company; (iv) "best efforts" shall mean the commercially reasonable efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is timely achieved; provided, however, that a person required to use his best efforts under this Agreement will not be required to take actions that would result in a materially adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby; and (v) the words "hereunder," "herein," "hereof" and words or phrases of similar import shall refer to each and every term and provision of this Agreement.

         9.11 Entire Agreement. This Agreement, including the schedules hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in effect and shall in no way be affected, impaired or invalidated.

         9.13 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.




                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN  WITNESS   WHEREOF,   Mergeco,   the  Company  and  the   Continuing
Shareholders have caused this Agreement to be signed, by their respective duly authorized officers or directly, as of the date first above written.

                                              SBARRO MERGER LLC

                                              By:  /s/ Mario Sbarro
                                                  ------------------------------
                                                  Name:     Mario Sbarro
                                                  Title:    Member

                                              SBARRO, INC.

                                              By: /s/ Robert S. Koebele
                                                  ------------------------------
                                                  Name:   Robert S. Koebele
                                                  Title:  Vice President-Finance

                                              The Continuing Shareholders:

                                              /s/  Mario Sbarro
                                              ----------------------------------
                                              Mario Sbarro

                                              /s/ Joseph Sbarro
                                              ----------------------------------
                                              Joseph Sbarro

                                              JOSEPH SBARRO (1994) FAMILY
                                                 LIMITED PARTNERSHIP

                                              By: /s/ Joseph Sbarro
                                                  ------------------------------
                                                  Joseph Sbarro, General Partner


                                              /s/ Anthony Sbarro
                                              ----------------------------------
                                              Anthony Sbarro

                                              /s/ Franklin Montgomery
                                              ----------------------------------
                                              Franklin      Montgomery,      not
                                              individually  but as trustee under
                                              that certain Trust Agreement dated
                                              April 28,  1984 for the benefit of
                                              Carmela Sbarro and her descendants


                                              /s/ Mario Sbarro
                                              ----------------------------------
                                              Mario Sbarro, not individually but
                                              as  trustee   under  that  certain
                                              Trust  Agreement  dated  April 28,
                                              1984 for the  benefit  of  Carmela
                                              Sbarro and her descendants

                                                                       EXHIBIT A



                          [LETTERHEAD OF BEAR STEARNS]

January 19, 1999


Mr. Mario Sbarro
Mr. Joseph Sbarro
Mr. Anthony Sbarro
The Trust of Carmela Sbarro
Sbarro Merger LLC

Gentlemen:

We understand that Sbarro Merger LLC and Sbarro, Inc. (the "Company") are contemporaneously herewith entering into an Agreement and Plan of Merger dated January 19, 1999, pursuant to which, among other things, all shareholders of the Company, other than the Continuing Shareholders (as defined in the Agreement and Plan of Merger), will receive $28.85 per share in cash (the "Transaction").

You have informed us that the aggregate cash purchase price, together with fees and expenses, will result in a total Transaction cost of approximately $408 million. You have informed us that the Transaction cost will be funded by: (a) approximately $138 million of cash and marketable securities which is expected to be available to the Company at the closing of the Transaction and (b) approximately $300 million of total debt financing, based in all material respects on the terms and conditions set forth in Exhibit B to the Agreement and Plan of Merger (the "Debt Financing"). The Debt Financing shall include either a bank revolving credit facility, which shall have undrawn availability on the closing date of the Transaction, or excess cash to fund the Company's ongoing working capital needs, including capital expenditures.

You have asked Bear, Stearns & Co. Inc. ("Bear Stearns") to act as placement agent and arranger in connection with the Debt Financing.

This letter will confirm that, based upon and subject to (a) the foregoing, (b) the information concerning the Company supplied to us by the Continuing Shareholders and the Company, and (c) current market conditions, Bear Stearns is highly confident as of the date hereof of its ability to place and arrange the Debt Financing, subject to each of the following: (i) the negotiation of definitive language with respect to the terms and conditions of the senior notes included in the Debt Financing as set forth in Exhibit B to the Agreement and Plan of Merger and the negotiation of other acceptable terms and conditions of the Debt Financing, including, but not limited to, interest rate, price and other covenants; (ii) the negotiation of acceptable terms, and the execution of acceptable documentation, related to the Transaction and the Debt Financing;
(iii) no material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the Company; (iv) satisfactory completion of legal due diligence; (v) nothing coming to our attention which shall contradict or call into question (A) the information previously provided to us by the Continuing Shareholders or the Company or (B) the results of our financial due diligence investigation; (vi) no material adverse change in market conditions for new issues of high yield debt or syndicated bank loan facilities; (vii) no material adverse change in conditions of the financial and capital markets generally, and (viii) the Continuing Shareholders' and the Company's full cooperation with respect to the marketing of the Debt Financing. The acceptability of each of the foregoing will be determined in the sole discretion of Bear Stearns' Commitment Committee.

This letter does not constitute a commitment or undertaking on the part of Bear Stearns to provide any part of the Debt Financing described above and does not ensure the successful placement, arrangement or completion of the Debt Financing. Bear Stearns does not and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Continuing Shareholders or any other person or entity in connection with this letter.

You are hereby authorized to deliver a copy of this letter to the Continuing Shareholders' and the Company's respective affiliates and representatives; provided, however, that in connection with the Transaction and the related Debt Financing, no public reference to Bear Stearns or this letter shall be made by the Continuing Shareholders or the Company or any of its respective representatives or affiliates without our express written consent.

                                         Yours sincerely,

                                         BEAR, STEARNS & CO. INC.


                                         By:   /s/ Randall E. Paulson
                                               ---------------------------------
                                               Randall E. Paulson
                                               Senior Managing Director

                                                                       EXHIBIT B


THIS SUMMARY TERM SHEET DOES NOT CONSTITUTE A COMMITMENT OR UNDERTAKING ON THE PART OF BEAR STEARNS TO PROVIDE OR ARRANGE THE DEBT FINANCING AND DOES NOT ENSURE THE SUCCESSFUL PLACEMENT OR COMPLETION OF THE DEBT FINANCING. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SECURITIES AND DOES NOT PURPORT TO BE COMPLETE.

                                  SBARRO, INC.
                         Senior Notes Summary Term Sheet

--------------------------------------------------------------------------------


Issue                        Senior Notes due 2009 (the "Notes").

Issuer                       Sbarro, Inc. (the "Company").

Distribution                 The Notes will be sold to qualified  institutional
                             buyers in a Rule 144A private placement.

Subsidiary                   Guarantees  The Notes will be jointly and severally
                             guaranteed   on  a  senior  basis  by  all  of  the
                             Company's    present    and    future    Restricted
                             Subsidiaries.

Maturity                     10 years.

Coupon To be determined based on market conditions at the time of pricing.

Ranking The Notes will be general unsecured senior obligations of the Company, ranking pari passu with all existing and future senior indebtedness of the Company.

Security                     None.

Mandatory                    Redemption The Company will not be required to make
                             mandatory redemption or sinking fund payments with respect to the Notes (other than in connection with Asset Sales or a Change of Control).

Optional Redemption          The Notes will be non-callable for five years after
                             issuance. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, at premiums declining ratably to par to the end of year eight, plus accrued interest and Liquidated
                             Damages, if any, through the redemption date. Until the third anniversary of the issuance of the Notes, the Company may redeem up to 35% of the original principal amount of the Notes with the net cash proceeds of a

                             Public Equity Offering at a price of __% of par, plus accrued interest and Liquidated Damages, if any; provided however, that following such redemption, at least 65% of the original principal amount of the Notes remains outstanding.

Registration Rights          The Registration Rights Agreement will provide that
                             the Company will file and cause to become effective
                             a  registration  statement  relating to an exchange
                             offer for the Notes.  If such filing does not occur
                             or such exchange offer is not consummated  (unless,
                             in   the   circumstances   provided   for   in  the
                             Registration   Rights   Agreement,    the   Company
                             registers   the  Notes  for   resale)   within  the
                             specified  time  periods  (consistent  with  market
                             practices)  set  forth in the  Registration  Rights
                             Agreement,  the  Company  will be  required  to pay
                             Liquidated   Damages    (consistent   with   market
                             practices) until so consummated.

Change of Control            Upon any Change of  Control,  the  Company  will be
                             required   to   offer  to   purchase   all  of  the
                             outstanding Notes at 101% plus accrued interest and Liquidated Damages, if any, through the redemption date.

Covenants                    The  Notes  will  be  governed   by  an   Indenture
                             containing   certain  covenants   customary  for  a
                             transaction  of  this  nature  that,   among  other
                             things,  will limit the  ability of the Company and
                             its subsidiaries to incur additional  indebtedness;
                             pay  dividends,  repurchase  capital  stock or make
                             other restricted  payments;  create restrictions on
                             the  ability  of  restricted  subsidiaries  to make
                             certain   payments;   create   liens;   enter  into
                             transactions with affiliates; sell assets or enter into certain mergers and consolidations. A summary description of certain key covenants is as follows:

                             Restricted Payments. Restricted Payments may not exceed 50% of cumulative Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries or, if cumulative Adjusted Consolidated Net Income is a loss, minus 100% of such loss, plus $5.0 million. Restricted Payments include, among other items: (i) dividends or other distributions on the Company's capital stock; (ii) the purchase or redemption of any of the Company's capital stock; (iii) the retirement of any debt that is subordinated to the Notes, and (iv) any Investments (other than Permitted Investments) in entities which are not Wholly Owned Restricted Subsidiaries.

                                       Adjusted  Consolidated  Net Income  means
                                       for   any   period   the   sum   of   (a)
                                       Consolidated  Net Income for such  period
                                       plus   (b)  the   aggregate   amount   of
                                       intangible amortization charges resulting from the contemplated merger transaction to the extent deducted in calculating Consolidated Net Income for such period.

                                       Consolidated  Net  Income  means  for any
                                       period,  the  aggregate of the Net Income
                                       of  the   Company   and  its   Restricted
                                       Subsidiaries   for  such  period,   on  a
                                       consolidated    basis,    determined   in
                                       accordance with GAAP, less the Tax Amount
                                       for such  period;  provided  that (a) the
                                       Net  Income  (but  not the  loss)  of any
                                       Person   that   is   not   a   Restricted
                                       Subsidiary of the Company or that is accounted for by the equity method of accounting shall be excluded except to the extent of the amount of dividends or distributions paid in cash by such Person to the

                                       Company   or  Wholly   Owned   Restricted
                                       Subsidiaries  of the Company  during such
                                       period,   (b)  the  Net   Income  of  any
                                       Restricted  Subsidiary  shall be excluded
                                       to the  extent  that the  declaration  or
                                       payment   of    dividends    or   similar
                                       distributions    by    that    Restricted
                                       Subsidiary  of that Net  Income is not at
                                       the  date  of   determination   permitted
                                       without any prior  governmental  approval
                                       (that has not been obtained) or, directly
                                       or indirectly,  or operation of the terms
                                       of  its   charter   or   any   agreement,
                                       instrument,   judgment,   decree,  order,
                                       statute, rule or governmental  regulation
                                       applicable  to  that  Subsidiary  or  its
                                       stockholders,  (c)  the  Net  Income  (or
                                       loss) of any Person acquired in a pooling
                                       of interests  transaction  for any period
                                       prior  to the  date of  such  acquisition
                                       shall  be  excluded,   (d)  any  non-cash
                                       write-off or charge  (excluding  any such
                                       non-cash   write-off  or  charge  to  the
                                       extent it  represents  an  accrual  of or
                                       reserve  for cash  expenses in any future
                                       period)  in  respect  of  disposition  of
                                       assets other than in the ordinary  course
                                       of  business   shall  be  excluded,   (e)
                                       extraordinary    gains   or   losses   as
                                       determined in accordance with GAAP shall be excluded and (f) the cumulative effect of a change in accounting principles shall be excluded.

                                       Tax  Amount  generally  means (so long as
                                       the Company is treated as a  Subchapter S
                                       Corporation   for   federal   income  tax
                                       purposes)  with  respect to the  Company,
                                       for any period,  the  aggregate  combined
                                       federal,  state, local and foreign income
                                       taxes    (including    estimated   taxes)
                                       actually    payable    by    shareholders
                                       (including  partners,  members,  or other
                                       owners of shareholders) of the Company in
                                       respect of such Person's  taxable  income
                                       for  such   period  in   respect  of  the
                                       Company, as more specifically provided in the Indenture.

                                       Permitted   Investments  include,   among
                                       other items:  (i) Investments  made after
                                       the original  issuance  date of the Notes
                                       in   businesses   similar  or  reasonably
                                       related  to that of the  Company  and its
                                       Restricted   Subsidiaries   as   of   the
                                       issuance  date in an amount not to exceed
                                       $10.0 million in aggregate outstanding at
                                       any one time and (ii) the guarantee  made
                                       after the original  issuance  date of the
                                       Notes by the Company of  indebtedness  of
                                       Unrestricted  Subsidiaries of the Company
                                       in an amount not to exceed $10.0  million
                                       in aggregate principal outstanding at any
                                       one time,  subject to the  incurrence  of
                                       such guarantee  being permitted under the
                                       Consolidated Interest Coverage Ratio test
                                       of   the   Limitation   of   Indebtedness
                                       covenant.

                             Limitation on Indebtedness. The Company and its Restricted Subsidiaries shall only be permitted to create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of any Indebtedness, other than Permitted Indebtedness, if, after giving pro forma effect thereto, the Consolidated Interest Coverage Ratio for the four prior quarters is at least 2.0x to
                             1.0. Permitted Indebtedness will include, among other items: (i) Indebtedness incurred by the Company and its Restricted Subsidiaries under the Senior Credit Facility, or any refinancing thereof, not to exceed $75.0 million at any one time outstanding (less amounts applied to repay or prepay permanently such Indebtedness in accordance with the "Limitation on Asset Sales" covenant); and
                             (ii) other Indebtedness of the Company or its Restricted Subsidiaries in an aggregate principal amount not in excess of $10.0 million at any one time outstanding.

                                       Covenants (cont.)  Consolidated  Interest
                                       Coverage  Ratio means with respect to the
                                       Company and its  Restricted  Subsidiaries
                                       for  any   period,   the   ratio  of  the
                                       Consolidated Cash Flow for such period to the Consolidated Interest Expense for such period.


                                       Consolidated  Cash  Flow  means  for  any
                                       period,  the sum of (a) the  Consolidated
                                       Net  Income  of  the   Company   and  its
                                       Restricted  Subsidiaries for such period,
                                       plus (b) the provision for taxes based on
                                       income or  profits  or the Tax Amount for
                                       such  period  to  the  extent  that  such
                                       provision  for  taxes or Tax  Amount  was
                                       deducted in  computing  Consolidated  Net
                                       Income  for  such  period  plus  (c)  the
                                       Consolidated   Interest  Expense  of  the
                                       Company and its  Restricted  Subsidiaries
                                       for such  period,  plus (d)  consolidated
                                       depreciation and amortization  (including
                                       amortization   of   goodwill   and  other
                                       intangibles but excluding amortization of
                                       prepaid cash expenses that were paid in a
                                       prior  period)  of the  Company  and  its
                                       Restricted  Subsidiaries  to  the  extent
                                       deducted in  computing  Consolidated  Net
                                       Income  for such  period,  plus (e) other
                                       consolidated  non-cash  expenses  of  the
                                       Company and its  Restricted  Subsidiaries
                                       for  such  period   (excluding  any  such
                                       non-cash   expense   to  the   extent  it
                                       represents  an accrual of or reserve  for
                                       cash expenses in any future period); less
                                       the amount of non-cash  items  increasing
                                       such  Consolidated  Net  Income  for such
                                       period.  Notwithstanding  the  foregoing,
                                       the  Net   Income  of  any   Unrestricted
                                       Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

                                                                       ANNEX II


[LOGO] Prudential
                                          Prudential Securities Incorporated
                                          One New York Plaza, New York, NY 10292
                                          (212) 778-1000



                                                                January 19, 1999


The Special Committee of the Board of Directors
Sbarro, Inc.
401 Broadhollow Road
Melville, NY 11747

Members of the Special Committee of the Board of Directors:

We understand that Sbarro, Inc., a New York corporation ("Sbarro" or the "Company"), Sbarro Merger LLC, a New York limited liability company ("Mergeco"), and Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants (collectively the "Continuing Stockholders") propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Mergeco will merge with and into the Company (the "Merger"). In the Merger, each outstanding share of Sbarro common stock, par value $.01 per share (the "Company Common Stock"), other than shares held by Mergeco or the Continuing Stockholders or in the Company's treasury, will be converted into the right to receive $28.85 in cash (the "Merger Consideration").

You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to be received by the Public Stockholders (defined as all holders of Company Common Stock other than the Continuing Stockholders).

In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

         (i) a draft, dated January 19, 1999, of the Agreement, including the exhibits thereto;

         (ii) a draft, dated January 19, 1999, of the Bear, Stearns & Co. Inc. "highly confident" letter (the "Highly Confident Letter");

[LOGO] Prudential                             Prudential Securities Incorporated


         (iii) certain publicly available historical, financial and operating data for the Company including, but not limited to, (a) the Annual Report to shareholders and Annual Report on Form 10-K for the fiscal year ended December 28, 1997, (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 1998, (c) Reports on Forms 8-K, dated June 18, 1998, September 22, 1998 and December 2, 1998, and (d) the Proxy Statement relating to the Annual Meeting of Shareholders held on August 19, 1998;

         (iv) historical stock market prices and trading volumes for the Company Common Stock;

         (v) certain information relating to the Company, including projected balance sheet, income statement and cash flow data for the 1998 through 2003 fiscal years, prepared by the management of the Company;

         (vi) the Company's Confidential Memorandum dated August 1998 and the preliminary written indications of interest received from prospective buyers;

         (vii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses that we deemed comparable to Sbarro or otherwise relevant to our inquiry;

         (viii) the financial terms of certain recent transactions, including "going private" transactions, that we deemed relevant to our inquiry; and

         (ix) such other financial studies, analyses and investigations that we deemed relevant to our inquiry.

We have assumed, with your consent, that the draft of the Agreement we reviewed will conform in all material respects to the Agreement when in final form.

We have met with the senior management of the Company to discuss (i) the past and current operating and financial condition of the Company, (ii) the prospects for the Company, (iii) their estimates of the Company's future financial performance and (iv) such other matters we deemed relevant.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company.

With respect to certain financial forecasts provided to us by the Company, we have assumed that such information (and the assumptions and bases therefor) represents the Company's best currently available estimate as to the future financial performance of the Company. Further, our

[LOGO] Prudential                             Prudential Securities Incorporated

opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company.

As you know, we have been retained by the Company to render this opinion and will receive a fee for such service, a portion of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of Company Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote in connection with the Merger or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement relating to the Merger sent to the Company's stockholders and filed with the Securities and Exchange Commission.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Public Stockholders in the Merger is fair from a financial point of view.

                                         Very truly yours,


                                         PRUDENTIAL SECURITIES INCORPORATED

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999




PROXY

                                  SBARRO, INC.

                 (Solicited on behalf of the Board of Directors)


         The undersigned holder of Common Stock of SBARRO, INC., revoking all proxies heretofore given, hereby constitutes and appoints Mario Sbarro and Anthony Sbarro, and each of them, proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Special Meeting of Shareholders of SBARRO, INC., to be held at _________________________, _______________, New York on _________, ______ __,
1999 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

         Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the proxies on such other matters that may properly come before the meeting or any adjournments or postponements thereof. Where no choice is specified, this Proxy will be voted FOR adoption of the Agreement and Plan of Merger.

              PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

The Board of Directors recommends a vote FOR adoption of the Agreement and Plan of Merger.
                                                               PLEASE MARK   |X|
                                                               YOUR CHOICE
                                                               LIKE THIS
                                                               IN BLACK OR
                                                               BLUE INK




Adoption of the Agreement and Plan of  |_|   FOR   |_|   AGAINST   |_|  ABSTAIN
Merger, dated as of January 19, 1999,
among the Company, Sbarro Merger
LLC, Mario Sbarro, Joseph Sbarro,
Joseph Sbarro (1994) Family Limited
Partnership, Anthony Sbarro, and Mario
Sbarro and Franklin Montgomery, not
individually, but as trustees under that certain Trust Agreement, dated April 28,
1984 for the benefit of Carmela Sbarro
and her descendants.



Signatures(s)________________________________       Dated_________________, 1999

          (Signatures should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)